EXHIBIT A

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[X]   Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Section 240.14a-12


                         Wellsford Real Properties, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[ ]   No fee required
[X]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
      (1)    Title of each class of securities to which transaction applies:
             Common Shares, par value $0.02 per share
             Class A-1 Common Shares, par value $0.02 per share
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      (2)    Aggregate number of securities to which transaction applies:
             6,297,736 Common Shares and 169,903 Class A-1 Common Shares, which total 6,467,639 Shares
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      (3)    Per unit price or other  underlying  value of transaction  computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
             $19.25 per Common Share, which is the average of the high and low end of the range of estimated distributions to be made under the proposed plan of liquidation.
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      (4)    Proposed maximum aggregate value of transaction:
             $124,502,050.75
             -------------------------------------------------------------------
      (5)    Total fee paid:
             $24,900.41
             -------------------------------------------------------------------
[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
      (1)    Amount Previously Paid:

             -------------------------------------------------------------------
      (2)    Form, Schedule or Registration Statement No.:

             -------------------------------------------------------------------
      (3)    Filing Party:

             -------------------------------------------------------------------
      (4)    Date Filed:

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

                                TABLE OF CONTENTS

INTRODUCTION...................................................................1
  Summary Term Sheet...........................................................2
  Special Factors Relating to the Stock Split..................................5
  Risk Factors................................................................16
  Stockholders Entitled to Vote at the Meeting................................23
  How to Vote Your Shares.....................................................23
  How to Revoke Your Proxy....................................................24
  Voting at the Annual Meeting................................................24
  The Board's Recommendation..................................................24
  Votes Required to Approve Each Item.........................................24

PROPOSAL 1 - PLAN OF LIQUIDATION..............................................25
  What You Are Being Asked To Approve.........................................25
  The Board's Recommendation..................................................25
  What the Plan of Liquidation Contemplates...................................25
  Key Provisions of the Plan..................................................26
  Reasons for the Liquidation.................................................27
  Background..................................................................29
  Expected Distributions......................................................35
  Modification of Plan of Liquidation; No Further
    Stockholder Action Required...............................................37
  Effect of Distributions Made Under the Plan Upon Stock Options..............37
  Cancellation of Common Shares...............................................37
  Steps Taken Consistent with the Plan........................................38
  Dissolution.................................................................39
  Transferability of Shares; AMEX Listing.....................................39
  Liquidating Trust...........................................................40
  Our Advisor.................................................................41
  Certain Transactions and Possible Effects of the Approval of
    the Plan of Liquidation Upon Directors and Officers.......................41
  Appraisal Rights of Stockholders............................................43
  Material Federal Income Tax Consequences of the Plan of Liquidation.........43

PROPOSAL 2 - REVERSE/FORWARD STOCK SPLIT - AMENDMENT TO THE
  COMPANY'S ARTICLES OF AMENDMENT.............................................46
  What You Are Being Asked To Approve.........................................46
  The Board's Recommendation..................................................47
  What the Stock Split Contemplates...........................................47
  Background..................................................................47
  Basic Terms of the Stock Split..............................................47
  Potential Disadvantages of the Stock Split to Stockholders;
    Accretion in Ownership and Control of Certain Stockholders................48
  Split Effective Date........................................................49
  Exchange of Certificates for Cash Payment or Common Shares..................49
  Source of Funds and Financial Effect of the Stock Split.....................50
  Fees and Expenses...........................................................50
  Accounting Consequences.....................................................50
  Certain Legal Matters.......................................................51
  Conduct of the Company's Business after the Stock Split.....................51
  Reservation of Right to Abandon the Stock Split.............................51
  Escheat Laws................................................................51
  Appraisal Rights of Stockholders............................................52
  Material Federal Income Tax Consequences of Stock Split.....................52

FINANCIAL STATEMENTS..........................................................56

PROPOSAL 3 - ELECTION OF DIRECTORS............................................57
  Nominees for Election as Directors..........................................57
  The Board's Recommendation..................................................58
  Other Directors.............................................................58
  Board of Directors' Meetings................................................58
  Board Committees............................................................59
  Code of Business Conduct and Ethics.........................................61
  Compensation of Directors...................................................61
  Executive Officers..........................................................62
  Executive Compensation......................................................62
  Employment Agreements.......................................................64
  Management Incentive Plans..................................................66
  Compensation Committee Interlocks and Insider Participation.................66
  Compensation Committee Report on Executive Compensation.....................67
  Security Ownership of Certain Beneficial Owners and Management
    and Related Stockholder Matters...........................................69
  Certain Relationships and Related Transactions..............................71
  Audit Committee Report......................................................73
  Principal Independent Registered Public Accounting Firm
    Fees and Services.........................................................74
  Common Share Price Performance Graph........................................75

PROPOSAL 4  RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
  PUBLIC ACCOUNTING FIRM......................................................76
  The Board's Recommendation..................................................76

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.......................76

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION...................76

WHERE YOU CAN FIND MORE AVAILABLE INFORMATION.................................76

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.............................77

WHO CAN HELP ANSWER YOUR QUESTIONS............................................78

STOCKHOLDER PROPOSALS.........................................................78

FINANCIAL AND OTHER INFORMATION...............................................78

EXPENSES OF SOLICITATION......................................................79

OTHER MATTERS.................................................................79

PLAN OF LIQUIDATION...................................................Appendix A

ARTICLES OF AMENDMENT (REVERSE STOCK SPLIT).........................Appendix B-1

ARTICLES OF AMENDMENT (FORWARD STOCK SPLIT).........................Appendix B-2

                         WELLSFORD REAL PROPERTIES, INC.
                         535 Madison Avenue, 26th Floor
                               New York, NY 10022
                                 (212) 838-3400

                                                                  _____ __, 2005

Dear Stockholder:

     You are cordially invited to attend the 2005 Annual Meeting of Stockholders which will be held on ____ __, 2005, at 9:30 a.m., local time, at the offices of Bryan Cave LLP, 1290 Avenue of the Americas, 31st floor, New York, NY 10104.

     Information about the meeting and the various matters on which the stockholders will act is included in the Notice of Annual Meeting of Stockholders and Proxy Statement which follow. Also included is a Proxy Card and postage paid return envelope.

     It is important that your shares be represented at the meeting. Whether or not you plan to attend, we hope that you will complete and return your Proxy Card in the enclosed envelope as promptly as possible.

                                   Sincerely,


                                  /s/ Jeffrey H. Lynford
                                  --------------------------
                                  Jeffrey H. Lynford
                                  Chairman of the Board,
                                  Chief Executive Officer and President

                         WELLSFORD REAL PROPERTIES, INC.
                         535 Madison Avenue, 26th Floor
                               New York, NY 10022
                                 (212) 838-3400
                              ____________________

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            To Be Held _____ __, 2005

                              ____________________

     The 2005 Annual Meeting of Stockholders of Wellsford Real Properties, Inc., a Maryland Corporation (the "Company"), will be held at the offices of Bryan Cave LLP, 1290 Avenue of the Americas, 31st floor, New York, NY 10104 on ______ __, 2005 at 9:30 a.m., local time, for the following purposes:


     1. To consider and vote upon the plan of liquidation and dissolution of the Company.

     2.   To consider and vote upon the reverse/forward stock split.

     3. To elect three directors to terms expiring at the 2008 annual meeting of stockholders and upon the election and qualification of their successors.

     4. To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2005.

     5. To transact such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

     These items are fully described in the Proxy Statement, which is part of this notice. We have not received notice of any other matters that may be properly presented at the annual meeting.

     The Board of Directors has fixed the close of business on _____ __, 2005 as the record date for determining the stockholders entitled to receive notice of and to vote at the meeting.

     STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON.

     YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

     THE REVERSE/FORWARD STOCK SPLIT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, AND NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE FAIRNESS OR MERITS OF THE REVERSE/FORWARD STOCK SPLIT OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                           BY ORDER OF THE BOARD OF DIRECTORS


                                           /s/ James J. Burns
                                           ---------------------
                                           James J. Burns
                                           Secretary

____ ___, 2005
New York, New York

                         WELLSFORD REAL PROPERTIES, INC.
                         535 Madison Avenue, 26th Floor
                               New York, NY 10022

                              ____________________

                                 PROXY STATEMENT
                              ____________________

                                 _____ __, 2005
                       2005 Annual Meeting of Stockholders


                                  INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of Wellsford Real Properties, Inc., a Maryland corporation (which we refer to as "Wellsford," the "Company," "we," "our," or "us"), of proxies from the holders of the Company's issued and outstanding shares of common stock, par value $.02 per share (the "Regular Common Shares"), and Class A-1 common stock, par value $.02 per share (the "A-1 Common Shares" and, together with the Regular Common Shares, the "Common Shares"), to be exercised at the 2005 Annual Meeting of Stockholders to be held on ____ __, 2005, at the offices of Bryan Cave LLP, 1290 Avenue of the Americas, 31st floor, New York, NY 10104, at 9:30 a.m., local time, and at any adjournment(s) or postponement(s) of such meeting (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

     This Proxy Statement and enclosed Proxy Card are being mailed to the stockholders on or about _____ __, 2005.

     Among the matters to be considered at the Annual Meeting are:

     o A proposal to adopt a plan of liquidation (the "Plan"), which would authorize the Board to liquidate all of the Company's assets and, after making the necessary and appropriate reserves against liabilities, make distributions of the proceeds of the liquidation to the Company's stockholders and dissolve the Company;

     o A proposal to amend the Company's charter to effect a reverse stock split followed immediately by a forward stock split (the "Stock Split") which, if approved, will (i) enable the Company to end its obligations to file annual and periodic reports with, and comply with the rules and regulations of, the Securities and Exchange Commission (the "SEC") and continue future operations as a private company, and
          (ii) result in the termination of the American Stock Exchange ("AMEX") listing of our Common Shares;

     o    The election of three directors; and

     o The ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm.

     The Summary Term Sheet which follows provides a summary of the material terms of the Plan, the Stock Split and the transactions contemplated in connection with each of the above. The Proxy Statement contains a more detailed description and background of each of the proposals, and we encourage you to read the entire Proxy Statement and each of the documents that we have attached as exhibits.


Summary Term Sheet

Summary of Proposed Plan of Liquidation

     The following is a summary of the steps to be undertaken in connection with, and the material terms of, the proposed Plan, which is attached as Exhibit A to this Proxy Statement, and the other transactions contemplated in connection with the Plan. We encourage you to read carefully the entire Proxy Statement and the attached exhibit for a more detailed description of the terms of the proposed Plan.

     o General. Under the Plan, we intend to effectuate the orderly sale of each of the Company's remaining assets, which may take place in connection with the dissolution of substantially all Company joint ventures, partnerships and limited liability companies, the collection of all outstanding loans and receivables, an orderly disposition or completion of construction of our development projects, the discharge of all outstanding liabilities to third parties, and, after the provision of appropriate reserves, the distribution of all remaining cash to our stockholders and the dissolution of the Company. See also the information under the caption "Proposal 1-What the Plan of Liquidation Contemplates."

     o Total Distributions. Through the execution of the Plan, we expect that stockholders will receive aggregate cash distributions of between $18.00 and $20.50 per Common Share. At March 31, 2005, our book value per Common Share was $14.84, and during the period January 1, 2005 through May 18, 2005, the date preceding the Company's announcement of the Board's adoption of the Plan and authorization of the Stock Split, the intraday trading range of our Regular Common Shares was between $13.75 and $15.44 per share. After the announcement of the Board's adoption of the Plan and authorization of the Stock Split on May 19, 2005, and through June 10, 2005, the intraday trading range of our Regular Common Shares was between $16.79 and $17.80 per share.

     o Initial Distribution. We anticipate making an initial distribution ("Initial Distribution") of between $12.00 to $14.00 per Common Share. The amount of the Initial Distribution will be a function primarily of the net sale proceeds received by the Company upon its sale of the three operating residential rental phases of Palomino Park ("Palomino Park"), which comprise 1,184 units within our multifamily residential rental project in Highlands Ranch, a southern suburb of Denver, Colorado. Other components of the Initial Distribution are expected to include a portion of the cash and cash equivalents that we have on hand and may include proceeds from:

          o the sale of the remaining properties owned by, and distribution of net cash by, Wellsford/Whitehall Group, LLC
               ("Wellsford/Whitehall"), a joint venture in which the Company has a 35.21% equity interest;

          o the direct or indirect sale of the Company's interest in two contiguous undeveloped parcels of land in Beekman, New York (the "Beekman Properties"), to Jeffrey H. Lynford, the Company's Chief Executive Officer, and Edward Lowenthal, a member of the Board, or an entity controlled by them (the "Beekman Acquirors") at a price determined by the independent members of the Board to be equal to the greater of either (i) the fair market value of the Beekman Properties, based on an independent appraisal, or (ii) the total costs incurred by the Company with respect to the Beekman Properties (which through May 31, 2005 aggregated approximately $1 million); and

          o the orderly sale of the remaining unsold condominium units at The Fordham residential tower in Chicago ("Fordham Tower") owned by a joint venture in which we have a 10% equity interest.

          We anticipate making the Initial Distribution within 30 days after the later of stockholder approval of the Plan and completion of the sale of the three rental phases of Palomino Park. See the

                                       2

          information under the caption "Proposal 1-What the Plan of Liquidation Contemplates; -

          Expected Distributions: Calculation of Estimated Distributions; and -Certain Transactions and Possible Effects of the Approval of the Plan of Liquidation upon Directors and Officers: Purchase of Beekman by the Beekman Acquirors."

     o Additional Distributions. The balance of the cash to be received by stockholders will be distributed in one or more installments, over a 12 to 36 month period after adoption of the Plan, as we wind up our operations and dissolve the Company. See the information under the caption "Proposal 1-Key Provisions of the Plan of Liquidation; -Dissolution." These distributions will be the result of several transactions, including:

          o the collection of two notes payable to the Company (the "Guggenheim and Mantua Loans");

          o the sale to a third party of Reis, Inc. ("Reis"), a real estate information and database company (our interest is approximately 21.6% of Reis' equity on an as-converted basis at May 31, 2005), or a sale of our ownership interest in Reis; and

          o the completion of construction and sale of residential units at the Gold Peak phase of Palomino Park ("Gold Peak"), Claverack, New York ("Claverack") and East Lyme, Connecticut ("The Orchards"). Alternatively, or in combination, the Company may sell the land at Gold Peak and The Orchards projects to another developer and our joint venture interest in Claverack to our partner in that venture.

     o Distribution to a Liquidating Trust. Upon a determination made by the Board at any time prior to the dissolution of the Company, the Board may transfer and assign to a liquidating trust the Company's remaining cash and property to pay (or adequately provide for) all the remaining debts and liabilities of the Company. Any remaining assets of the liquidating trust would be distributed to the holders of our Common Shares. See the information under the caption "Proposal 1-Key Provisions of the Plan of Liquidation; -Liquidating Trust."

     o Amending or Abandoning the Plan. The Board may amend or abandon the Plan for any reason without further action by our stockholders. See the information under the caption "Proposal 1-Key Provisions of the Plan of Liquidation; -Modification of Plan of Liquidation; No Further Stockholder Action Required."

     o Appraisal Rights. No appraisal rights are available under Maryland law to stockholders in connection with the liquidation and dissolution of the Company. See also the information under the caption "Proposal 1 - Appraisal Rights of Stockholders."

In March 2004, the Board retained the services of Lazard Ltd. ("Lazard") for advice as to the strategic alternatives available to the Company, among which were the Company's continuation of its business operations as an independent public entity, a sale of the Company and a liquidation of the Company. As part of its engagement, Lazard assisted management in connection with its determination of a range of potential liquidation proceeds. This included performing various sensitivity analyses of management's projections relating to the amount of cash distributions that could be made to stockholders. Lazard did not independently verify management's budgets and projections, and it did not appraise any of the assets of the Company, although Lazard did perform the mathematical compilations and computations of management's budgets and projections necessary to complete the sensitivity analysis. A full description of assumptions made, procedures followed, matters considered, and the qualifications and limitations on the scope of the review undertaken by the Board in connection with its determination of the range of liquidation values is set forth under the captions "Introduction-Risk Factors; Proposal 1-Background"; and " - Expected Distributions" in this Proxy Statement.


Summary of Proposed Stock Split

     The following is a summary of the material terms and conditions of the Stock Split and the two related Articles of Amendment, attached as Exhibits B-1 and B-2 to this Proxy Statement, and the anticipated effects of the Stock Split. We encourage you to read carefully the entire Proxy Statement and each of the attached exhibits for a more detailed description of the terms of the proposed Stock Split.

     o Terms of the Stock Split. The Board has authorized a 1-for-100 reverse stock split (the "Reverse Stock Split") to be followed immediately by a 100-for-1 forward stock split (the "Forward Stock Split"). The Reverse Stock Split and the Forward Stock Split together constitute the Stock Split. As a result of the Stock Split, if you hold less than 100 Regular Common Shares in any account, those shares will be cancelled and exchanged for cash in the amount of $20.50 per pre-split Regular Common Share which will be paid at the time the Stock Split is effective. If you hold 100 or more Regular Common Shares in an account, you will be unaffected by the Stock Split and will not need to exchange or return any existing stock certificates, which, after the Forward Stock Split, will continue to evidence ownership of the same number of shares as they evidenced before the Stock Split. See the information under the captions "Proposal 2 - What the Stock Split Contemplates", "- Basic Terms of the Stock Split", "- Exchange of Certificates for Cash Payment or Shares", and "- Effects of the Stock Split" in this Proxy Statement.

     o Payment to Holders of Less than 100 Regular Common Shares. The Board has authorized the payment of $20.50 per pre-split share, which is the high end of the range of the amount per Common Share expected to be distributed under the Plan. The Board has reserved the right not to effectuate the Stock Split if the aggregate amount to be paid to redeem all fractional shares exceeds $1 million. The Board has determined that the Stock Split and the price being paid per Regular Common Share are fair to and in the best interests of all our stockholders, including those stockholders who will receive cash in lieu of their stock and those who will remain stockholders after the Stock Split, although the Board did not seek a fairness opinion in this matter. A full description of the assumptions made, procedures followed, advisors consulted, matters considered, the qualifications and limitations on the scope of the review undertaken by the Board in connection with the Board's determination of the fairness of the Stock Split, and the amount to be paid for each pre-split Regular Common Share held by stockholders owning less than 100 Regular Common Shares in accounts are set forth under the captions "Introduction - Special Factors Related to Stock Split - Fairness of the Stock Split," and " Proposal 2 - Reservation of Right to Abandon Stock Split" in this Proxy Statement.

     o Conduct of the Company Following the Stock Split. If our stockholders approve the proposed Stock Split but not the proposed Plan, then the Company will continue its business operations and retain its net cash equity, but without having to meet the reporting requirements and associated obligations of a public company under the Exchange Act. If our stockholders reject the Stock Split, but approve the Plan, or we exercise our right not to effectuate the Stock Split, we intend to execute the Plan but will continue to bear the costs associated with a public reporting company even after we distribute a substantial portion of our net cash equity to our stockholders. In such event, the amounts distributed under the Plan will be reduced by our incremental costs of remaining a public company. The Board has recommended the adoption of both the Plan and the Stock Split. See the information under the captions "Proposal 2 - Effects of the Stock Split: Effects of the Stock Split on the Company" and "- Conduct of the Company's Business After the Stock Split" in this Proxy Statement.

     o Abandonment of the Stock Split. The Board reserves the right not to effect the Stock Split at any time preceding the effective date of the Stock Split (the "Split Effective Date"). Furthermore, the Board has reserved the right not to effect the Stock Split if the aggregate amount to be paid to redeem all fractional shares exceeds $1 million. See the information under the captions "Proposal 2 - What the Stock Split Contemplates", "- Source of Funds and Financial Effect of the Stock Split", "-Reservation of Right to Abandon the Stock Split" and "- Split Effective Date" in this Proxy Statement.

     o Appraisal Rights. If the Stock Split takes place, you will not be entitled to appraisal rights under either our governance documents or the Maryland General Corporation Law ("MGCL") as a result of the Stock Split. See also the information under the caption "Proposal 2 - Appraisal Rights" in this Proxy Statement.

     o Effects of the Stock Split. As of June 10, 2005, we had 6,467,639 Common Shares outstanding. Our Regular Common Shares, of which 6,297,736 are issued and outstanding, are currently registered pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and listed on the AMEX (trading symbol: WRP), and we are subject to registration and periodic reporting obligations under the Exchange Act. On June 3, 2005, our Regular Common Shares were held by 576 stockholders of record, and we believe that the Stock Split will reduce this number to approximately 112. If the number of record holders is reduced to below 300, then we will terminate our public registration, reporting, and other obligations under the Exchange Act, delist our Regular Common Shares from trading on the AMEX, and be relieved of approximately $1.9 million of administrative costs annually. See the information under the captions "Proposal 2 - Reasons for, Potential Advantages of, and Purpose of the Stock Split", "- Fairness of the Stock Split" and "- Effects of the Stock Split" in this Proxy Statement.

Special Factors Relating to the Stock Split

Purposes, Alternatives, Reasons and Effects of the Stock Split

Purpose of the Stock Split

     The purpose of the Stock Split is to terminate the Company's registration and periodic reporting obligations under the Exchange Act, terminate the AMEX listing of our Regular Common Shares, and continue future operations as a non-public company, whether or not our proposed Plan of Liquidation (Proposal 1) is adopted. We are permitted to terminate our registration under the Exchange Act if there are fewer than 300 record holders of our outstanding Regular Common Shares. Through the Stock Split, we intend to reduce the number of stockholders of record of our Common Shares to fewer than 300 by cashing out the stockholders who hold less than 100 Regular Common Shares (the "Cashed-Out Stockholders"). As a result of these actions, our Board and management expect that the Company will be relieved of significant costs, administrative burdens and compliance obligations associated with operating as a listed public company. However, the actual savings to be realized from terminating the Company's registration and periodic reporting obligations under the Exchange Act and the listing of our Regular Common Shares on the AMEX may be higher or lower than such estimates.

Alternatives to the Stock Split

     The Board and our management considered the possibility of engaging in a limited tender offer, of purchasing Regular Common Shares in the market or of effectuating a reverse stock split to accomplish the termination of the registration of its Regular Common Shares under the Exchange Act and the delisting of the Regular Common Shares from the AMEX. In weighing the Company's options, the Board and our management determined that, unlike a reverse stock split, neither a limited tender offer nor repurchase of Regular Common Shares in the market could give the Company a high degree of confidence in being able to terminate its registration of Regular Common Shares under the Exchange Act (by causing there to be fewer than 300 record stockholders). Furthermore, the Board and our management determined that a reverse stock split would require the Company to repurchase the fewest number of Regular Common Shares to allow it to terminate the registration of the Regular Common Shares under the Exchange Act and their delisting from the AMEX. Therefore, in light of the cost efficiencies outlined above and in light of the likelihood of success, the Board and our management determined that the Reverse Stock Split was superior to other alternatives of accomplishing the purpose of this proposal and should be effectuated whether or not the Plan is adopted.

Reasons for Deregistering and Delisting the Regular Common Shares

     The Company has been a public reporting company since it commenced business operations in May 1997. In considering the desirability of the Stock Split, the Board decided that the significant tangible and intangible costs of our being a public company are no longer justified because we have not been able to realize many of the benefits that publicly traded companies sometimes realize. Specifically, the Board considered, among other factors, the following reasons why the Company no longer benefits from being a public company and having its Regular Common Shares listed on the AMEX:

     Creation of trading market. The limited public float and thin trading market in our Regular Common Shares has impaired our stockholders' ability to sell their Regular Common Shares by not providing adequate liquidity to realize the full benefits of holding publicly traded stock and has provided neither a meaningful incentive for our key employees nor a meaningful tool to enhance our ability to hire new employees. The average daily trading volume of our Regular Common Shares was approximately 3,500 shares over the 12 months prior to May 19, 2005, the date on which the Board adopted and announced the Plan and Stock Split. The average daily trading volume of our Regular Common Shares was approximately 117,000 shares between May 19, 2005 and June 10, 2005. Such volume was significantly higher immediately following May 19, 2005, and significantly lower closer to June 10, 2005 (with daily volume at a high of 758,200 on May 20, 2005, and a low of 1,400 on June 7, 2005). From January 1, 2003 to May 18, 2005,
our market capitalization has ranged from $89 million to $128 million, and on May 18, 2005, the day prior to the date we announced the Board's adoption of the Plan and authorization of the Stock Split, our market capitalization was approximately $90 million. This has resulted in limited interest from market makers or financial analysts who might report on our activity to the investment community. For these and other reasons set forth below, we believe that we can no longer justify the considerable expenses that we incur as a publicly reporting company.

     Access to Capital Markets. One significant advantage to the Company of its status as a public reporting and listed company is access to the capital markets for the purpose of raising equity capital and making acquisitions in exchange for its stock. With the decline in our Regular Common Share price and its illiquidity, we are far less likely to have access to the public capital markets, which would be one of the primary benefits of public ownership, and cannot effectively use our stock to acquire other companies. In addition, the level of our transaction activity has not necessitated that the Company raise capital. The benefits that the Company and its stockholders would typically expect to derive from the Company's status as a public company are not being realized and are not likely to be realized in the foreseeable future. If the Stock Split is approved and effected, the inability of the Company to access the public capital markets will, of course, become permanent.

     Cost Savings. The Company incurs direct and indirect costs associated with its status as a public reporting and listed company. Among the most significant are the costs associated with compliance with the registration and periodic reporting obligations imposed by the SEC. For example, in 2003 our accounting costs aggregated approximately $450,000; in contrast, in 2004, our accounting costs, which include the costs of complying fully with the Sarbanes-Oxley Act of 2002, tripled compared to the previous year and increased to approximately $1,350,000. We estimate that the direct costs associated with compliance with our registration and periodic reporting obligations under the Exchange Act and AMEX and consequently, the saving to the Company from such deregistration from the Exchange Act and delisting from the AMEX include, but are not limited to, the following:

             Estimated Future Annual Savings that May Be Realized by
               Deregistering under the Exchange Act and Delisting
                        from the American Stock Exchange

Audit and Accounting Fees                                        $450,000
Sarbanes-Oxley Compliance                                         600,000
Transfer Agent Fees                                                20,000
Annual Proxy Statement Expenses                                    30,000
Financial Printing Expenses                                        17,000
Legal Fees                                                        350,000
American Stock Exchange Listing Fees                               18,000
Salaries, Miscellaneous Clerical and Other
  Administrative Expenses                                         455,000

                                                               ----------
         Total                                                 $1,940,000
                                                               ==========

     As a comparison, the Company estimates that the legal, accounting, financial consulting and other fees payable in connection with the Stock Split will be approximately $1.8 million, including the maximum amount of $1 million the Company estimates will be payable for fractional shares resulting from the Stock Split. Indirect costs associated with compliance with the registration and periodic reporting obligations under the Exchange Act include, among other things, the time the Company's executive officers expend to prepare and review the Company's internal and public periodic reports mandated by the Exchange Act and comply with the rules and regulations of the SEC, the Exchange Act and the AMEX. The Company estimates that compliance with SEC, Exchange Act and AMEX rules requires approximately 35% of the total time the officers expend in the management of the Company. Due to additional regulations and compliance procedures required of public companies under the Sarbanes-Oxley Act of 2002, the direct and indirect costs identified above have increased significantly in recent years.

     The Stock Split will also decrease the administrative expenses we incur in servicing a large number of record stockholders who own relatively small amounts of our Common Shares. The cost of administering each registered stockholder's account is the same regardless of the number of shares held in that account. As of June 3, 2005, there were approximately 576 stockholders of record of the Company's Regular Common Shares and approximately 464 stockholders of record held fewer than 100 shares, representing approximately 81% of the total number of holders of record of the Company's Regular Common Shares. The administrative burden and cost to us of maintaining records with respect to these numerous small accounts and the associated cost of preparing, printing and mailing information to them is, in the Board's view, excessive given our limited size and the nature of our operations. These expenditures result in no material benefit to the Company. The Stock Split will enable us to cash out these small shareholdings at the high end of the expected range of liquidation proceeds and to eliminate much of these costs, with the savings being passed on to the remaining stockholders in the form of increased distributions in the event that they approve the proposed Plan (Proposal 1).

     The Board considered the cost to the Company of continuing to prepare and file periodic reports with the SEC and complying with the rules and regulations of the SEC and the AMEX and compared them to the benefits to the Company and its stockholders of continuing to operate as a public company. In addition, the Board determined that under the current circumstances the benefits that the Company and its stockholders would typically expect to derive from the Company's status as a public company are not being realized and are not likely to be realized in the foreseeable future. As a result, the Board concluded that the elimination of the direct and indirect costs of complying with the Company's registration and periodic reporting obligations under the Exchange Act and AMEX outweighed the benefits of continuing to be a public company and incurring such costs. The Company is, therefore, proposing the Stock Split at this time to save the Company the substantial costs, which are only expected to increase over time, and resources required to comply with the registration and periodic reporting obligations under the Exchange Act and AMEX and other obligations associated with operating as a public-reporting company. However, the actual savings to be realized from terminating the Company's registration and periodic reporting obligations under the Exchange Act and AMEX may be higher or lower than such estimates.

     Even if our current plans to liquidate the Company are not adopted by our stockholders, in the Board's judgment, the elimination of the costs of operating as a listed public company outweigh any foreseeable future benefit from remaining a listed public company.

Effects of the Stock Split

Effects of the Stock Split on Stockholders Who Hold Less than 100 Regular Common Shares of the Company in a Single Account

     When the Stock Split is effected, stockholders holding less than 100 Regular Common Shares in a single account immediately prior to the Split Effective Date will not receive a fractional share of the Company's Regular Common Shares as a result of the Stock Split, but rather will receive cash equal to $20.50 for each Regular Common Share held immediately prior to the Split Effective Date. The Company intends to pay any reasonable transaction or bonding fees that may be imposed on the Cashed-Out Stockholders by a bank, brokerage firm or other nominee.

Given that Cashed-Out Stockholders will not have to pay any service charges or brokerage commissions in connection with the cashing out of their shares as a result of the Stock Split, the Company believes the structure of the Stock Split to be a benefit to the Cashed-Out Stockholders. Among the potential detriments of the Stock Split is the fact that after the Stock Split, Cashed-Out Stockholders will have no further ownership interest in the Company, and will no longer be entitled to vote as a stockholder or share in the Company's future assets, earnings and profits, if any, or distributions, including such as may result from the Plan. The Cashed-Out Stockholder's only right will be to receive cash for their Regular Common Shares.

     All amounts owed to the Cashed-Out Stockholders as a result of the Stock Split will be subject to applicable U.S. Federal and state income taxes and state abandoned property, or escheat laws. Stockholders of the Company following the Stock Split who do not receive any cash in the stock split will recognize neither a gain nor loss with respect to their Regular Common Shares. Cashed-Out Stockholders, who will receive cash in lieu of fractional Regular Common Shares, will be treated as receiving cash as payment in exchange for their fractional Regular Common Shares and may recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the adjusted basis of the fractional Regular Common Shares surrendered for cash. Additional details regarding the U.S. Federal tax consequences of the Stock Split are described later in this Proxy Statement under the heading "Proposal 2-Material Federal Income Tax Consequences." Additional details regarding state abandoned property, or escheat laws are described later in this Proxy Statement under the heading "Proposal 2-Escheat Laws."

Effects of the Stock Split on Stockholders Who Hold 100 or More of the Company's Regular Common Shares in a Single Account

     When the Stock Split is effected, stockholders with 100 or more Regular Common Shares in a single account immediately prior to the Effective Date of the Stock Split and the holder of the A-1 Common Shares (the "Remaining Stockholders") will be unaffected. Generally, we expect that nominees (such as banks or brokers holding shares on behalf of their clients in "street name"), when determining what accounts will be subject to being cashed out as a consequence of the Reverse Stock Split, will aggregate all accounts of a beneficial holder (i.e. all accounts having the same tax identification or social security number and having the same registered name) held by such nominee. In other words, if a stockholder has opened multiple accounts with a nominee, each of which holds our Common Shares, and if all such accounts are registered in the same name, then we expect that the nominee will aggregate all such holdings to determine whether such stockholder will become a Cashed-Out Stockholder as a result of the Reverse Stock Split.

     Although the Remaining Stockholders will benefit from having the opportunity to share in the future successes of the Company, if any, and in any earnings resulting from the Plan, if implemented, among the detriments of the Stock Split to the Remaining Stockholders is the fact that they will not have the option to liquidate any or all of their shares like the Cashed-Out Stockholders. Further, once the Company has deregistered its Regular Common Shares from the Exchange Act and delisted its Regular Common Shares from the AMEX, there will be no public market for the Regular Common Shares, and any market that may develop is likely to be significantly less liquid than even today's public market; as a result, it will be even more difficult to value such shares. Accordingly, it may be more difficult for the Remaining Stockholders to sell their Regular Common Shares if they should so desire.

     If we terminate the registration of the Regular Common Shares under the Exchange Act, we will no longer be required to file public reports of the Company's financial condition and other aspects of the Company's business with the SEC. Unless otherwise required by law, we do not currently intend to distribute any more financial and other Company information to our stockholders. As a result, stockholders and brokers will have less access to information about the Company's business and results of operations than they had prior to the Stock Split. Nevertheless, we may decide in our sole discretion to provide certain financial and other information to our stockholders at some time in the future.

     In addition, if we terminate the registration of the Regular Common Shares under the Exchange Act, the Regular Common Shares will cease to be eligible for trading on any securities market except the "pink sheets," which may not be available as a source of liquidity. In order for the Regular Common Shares to be quoted on the

"pink sheets" (a centralized quotation system that collects and publishes market maker quotes for securities), one or more broker-dealers must act as a market maker and sponsor the Regular Common Shares on the "pink sheets."

Following consummation of the Stock Split and the absence of current information about the Company being filed under the Exchange Act, there can be no assurance that any broker-dealer would be willing to act as a market maker in the Regular Common Shares. There is also no assurance that the Regular Common Shares will be available for purchase or sale after the Stock Split has been consummated.

General Examples of Potential Effects of the Stock Split

     In general, the results of the Stock Split can be illustrated by the following examples:


   Hypothetical Scenarios                                             Result
----------------------------      -------------------------------------------------------------------------------------
Stockholder A is a                Instead of receiving a fractional share of the Company's Regular Common Shares
registered stockholder who        immediately after the Stock Split, Stockholder A's 50 shares will be converted into
holds 50 Regular Common           the right to receive $1,025.00 (50 x $20.50).
Shares in her record account
on the Split Effective Date.      Note: If Stockholder A wants to continue her investment in the Company, she can buy at least 50 more Regular Common Shares and hold the shares in her record account.
                                  Stockholder A would have to act far enough in advance of the Split Effective Date so that the purchase is complete before the close of business on that date.

Stockholder B has two             Stockholder B will be entitled to receive cash payments equal to the number of
separate record accounts.         Regular Common Shares that he holds in each record account, instead of receiving
As of the Split Effective         fractional shares.  Stockholder B would receive $1,640.00 ($820.00 for the cash
Date, he holds 40 Regular         out of each account's 40 Regular Common Shares at $20.50 per Regular
Common Shares in one account      Common Share).
and 40 Regular Common Shares
in the other.  All of his         Note:  Generally, we expect that nominees (such as banks or brokers holding shares on
shares are registered in his      behalf of their clients in "street name"), when determining what accounts will be
name only.                        subject to being cashed out as a consequence of the Reverse Stock Split, will aggregate all accounts of a beneficial holder (i.e. all accounts having the same tax identification or social security number and having the same registered name) held by such nominee.  In other words, if a stockholder has opened multiple accounts with a nominee, each of which holds our Common Shares, and if all such accounts are registered in the same name, then we expect that the nominee will aggregate all such holdings to determine whether such stockholder will become a Cashed-Out Stockholder as a result of the Reverse Stock Split.  Accordingly, if a stockholder owned 60
                                  Regular Common Shares in each of two accounts held at the same brokerage firm and under the same social security number, our expectation is that such stockholder would not become a Cashed-Out Stockholder because the total number of Regular Common Shares that he beneficially owns at the brokerage house is greater than 99. However, we can offer you no assurance that nominees will follow this procedure, and we encourage you to contact your bank or broker directly to determine what they intend to do to effect the Stock Split on our behalf.

Stockholder C holds 525           After the Stock Split,  Stockholder C will continue to hold 525 Regular Common Shares
Regular Common Shares in his      in his record account.
record account as of the
Split Effective Date.


Effect of the Stock Split on Option Holders

     Regardless of whether an outstanding stock option provides a right to purchase more than, less than, or exactly 100 Regular Common Shares, the number of Regular Common Shares underlying each such outstanding stock option, whether granted under our 1997 Management Incentive Plan, 1998 Management Incentive Plan, or Rollover Stock Option Plan (collectively, the "Incentive Plans"), will not change as a result of the Stock Split. The Board, as administrator of the Incentive Plans, has determined that no adjustment to the outstanding stock options is necessary or appropriate in connection with the Stock Split. The Stock Split will leave all option holders relatively unaffected. However, because the total number of outstanding Regular Common Shares will decrease slightly as a result of the Stock Split, all of the participants of our Incentive Plans, including management, will own a slightly larger portion of the Company upon exercise of their options, than they would have if the Stock Split had not been effected. Similarly, any holder of more than 100 Common Shares will similarly own a slightly larger portion of the Company after the Stock Split is effected.

Effects of the Stock Split on the Company

     As of June 10, 2005, 6,297,736 of the Company's Regular Common Shares were outstanding. If we were to expend the proposed maximum of $1 million to cash out fractional shares in the Stock Split, we would retire 48,780 Regular Common Shares. The shares cashed out in the Stock Split will be cancelled and will become authorized but unissued Regular Common Shares, which may be reissued without stockholder approval and without increasing the number of Regular Common Shares authorized under the Company's Charter. Any such future issuance of Common Shares cancelled in the Stock Split may have a slight dilutive effect on the ownership percentage of the Company's stockholders who remain stockholders after the Stock Split.

     The Company's Regular Common Shares are currently registered under the Exchange Act and listed on AMEX and consequently the Company is subject to registration and periodic reporting obligations under the Exchange Act. The Company believes the reduction in the number of record holders of Regular Common Shares from approximately 576 to approximately 112 as a result of the Stock Split will allow the Company to file to terminate its registration and periodic reporting obligations under the Exchange Act, delist its Regular Common Shares from the AMEX, and continue future operations as a private company. As a result, the Company would be relieved of the costs, administrative burdens and competitive disadvantages associated with a operating as a public company. In the event that the number of record holders of Regular Common Shares increases over 300 before we can cease public registration under the Exchange Act or if the number of record holders of Regular Common Shares increases over 500 after we cease public registration under the Exchange Act, we will remain, or once again become, subject to the Exchange Act, and we will continue to operate our business as a going concern, or in liquidation if the Plan is adopted by our stockholders, without the benefit of any cost savings that operating as a private company would have afforded us.

     If a sufficient number of stockholders holding less than 100 Regular Common Shares purchase enough Regular Common Shares to remain stockholders following the Stock Split, then the number of holders of record of the Company's Regular Common Shares may not be reduced below 300 and the Company may be ineligible to terminate its registration and periodic reporting obligations under the Exchange Act. If this occurs, we will continue to operate our business as a going concern, or as a concern in liquidation if the Plan is adopted by our stockholders, without the benefit of the cost savings that operating as a private company would have afforded us.

     Following the Stock Split, our Regular Common Shares will continue to have the same par value as before the Stock Split, and the holders of our Regular Common Shares will have the identical rights and privileges as stockholders that they had before the Stock Split.

     The Company has no current plans to issue Regular Common Shares other than pursuant to the Company's existing stock plans, but the Company reserves the right to do so at any time and from time to time at such prices and on such terms as our Board determines to be in the Company's best interests and the best interests of the Company's then stockholders. The Company's Board will take such action, as it deems necessary or appropriate to make equitable adjustments to the terms of any outstanding stock options.

Fairness of Stock Split

     The Board has analyzed the Stock Split and its anticipated effects on the Company's stockholders and has unanimously determined that the Stock Split is substantively and procedurally fair to, and in the best interests of, the Company's stockholders, whether they are cashed out and/or remain as stockholders following the Stock Split. In reaching this conclusion, the Board considered, in no particular order and without preference, the following factors:

Substantive Factors Favoring the Stock Split

     Valuation Considerations. The Stock Split offers all stockholders holding less than 100 Regular Common Shares the opportunity to dispose of their holdings at a premium above current market prices and average historic market price without brokerage commissions. The Board considered several methods for valuing our Regular Common Shares to determine the $20.50 price per share to pay to stockholders who will have only fractional Regular Common Shares as a result of the Stock Split and will, therefore, be cashed out following the Stock Split. These valuation considerations included the following:

     o Current and historical market price of our Common Shares. The Company's Regular Common Shares have traded within a narrow intraday trading range between $13.75 to $16.00 per share for the 12 months prior to May 19, 2005. In light of the fact that the Board has determined that a liquidation of the Company's assets, followed by a distribution to its stockholders of the cash proceeds, would maximize its stockholders' returns, the Board has determined that our Regular Common Shares' current market prices and historical market prices should be of minor consideration.

     o Net Book Value. As of the March 31, 2005 consolidated balance sheet, the net book value per share of our outstanding Common Shares was $14.84. In light of the proposed Plan, the Board considered net book value to be of minor consideration.

     o Going Concern Value. Because it has determined that a liquidation of the Company and a distribution of proceeds would maximize our stockholders' returns, our Board believes that the Company's value as a going concern should not be a significant consideration. The Board's determination was based in part on the fact that the Company has incurred losses in the last three fiscal years and, because of its strategic decision to sell fully valued assets and not reinvest its cash, will be unlikely to generate significant earnings in the near future.

     o Liquidation Value. Our Board believes that the Company's liquidation value is between $18.00 to $20.50 per Common Share. The Board adopted this range after an exhaustive review of the materials presented by management and Lazard and after many consultations with management and Lazard. In this regard, Lazard assisted management in connection with management's determination of a range of potential liquidation proceeds by performing mathematical compilations and computations and sensitivity analyses of the amounts that could be distributed to stockholders based on management's projections (which projections Lazard did not independently verify) of the proceeds from the Company's asset sales and the timing of such sales as well as costs and operating expenses over various time frames for liquidation.

          We base our estimates of the net proceeds from the sale of the condominiums to be constructed at Gold Peak upon a composite of a variety of sources, including information from and discussions that we have had with local real estate brokers, our analysis of comparable sales figures, and our internal budgets of costs and operating expenses and other analyses. Our estimates of the net proceeds from the sale of condominiums at Fordham Tower, from the sale of single family homes at The Orchards and Claverack, and from the sale of Wellsford/Whitehall's remaining assets (one office building and one vacant land parcel) are based on a similar combination of considerations. Our estimates of the net proceeds from the sale of the Beekman Properties is based upon the total costs incurred by the Company with respect to the Beekman Properties and may be higher, depending upon the results of the valuation of the Beekman Properties determined by an independent appraiser. Our valuation of the Guggenheim and Mantua Loans is based upon our assumption that both notes will be paid in full. Our valuation of our ownership interests in Reis assumes that Reis will be sold and is based upon discussions that we have had with investment bankers who specialize in advising clients in the data and media field. Other than an appraisal of the Beekman Properties, we neither have obtained nor will obtain formal independent appraisals of the fair market value of our properties or any fairness opinions with respect to the liquidation.

     In light of the fact that the Board had already determined that liquidation of the Company's assets would most likely maximize stockholder value, the Board considered the range of likely liquidation values as the most relevant valuation method in determining the price per share to pay to the stockholders who will have fractional Regular Common Shares as a result of the Stock Split and who will, therefore, receive cash in lieu of fractional shares following the Stock Split. The Board determined that the Company should pay stockholders who will have fractional shares after the Stock Split $20.50 per pre-split Regular Common Share, which represents the high end of its estimate of what the Company can expect to distribute to stockholders in liquidating the Company and does not include any discount to reflect the relative illiquidity or the minority status of those shares. On May 18, 2005, the last day on which shares of the Company's Regular Common Shares traded prior to the public announcement of the Stock Split, the closing trading price for the Company's Regular Common Shares was $13.92. The price to be paid to holders of fractional shares represents a 47% premium over that price and a 44% premium over the average closing trading price over the 30 days from April 19, 2005 to May 18, 2005.

     The Stock Split also allows certain of the Company's stockholders the opportunity to immediately receive the anticipated benefit of selling their investment in the Company rather than wait for liquidation distributions. The price per Regular Common Share is made even more favorable by the fact that the Company is committed to paying any reasonable transaction fee that is imposed on the Company's stockholders by a bank, brokerage firm or other nominee, such as brokerage commissions, bonding fees and service charges, as a result of the Stock Split.

     The Stock Split Does Not Affect Stockholders' Rights. The Board noted that the Stock Split will not change the rights, preferences or limitations of those stockholders who will retain an interest in the Company subsequent to the consummation of the Stock Split. The Company has not paid dividends since its inception, and stockholders of the Company following the Stock Split will have no guarantee of dividends in the future, other than any distributions made pursuant to the proposed Plan, if adopted.

     Lazard Analysis. Since March 2004, the Company has retained Lazard to advise the Company on various strategic financial and business alternatives available to it to maximize stockholder value. Such alternatives under consideration included: acquisitions of businesses or development assets, dispositions of assets, recapitalization, liquidation, returning excess cash to stockholders, deregistration and delisting of the Company from the Exchange Act and the AMEX, tender offer, sale or merger of the Company and other alternatives that would keep the Company independent. Based in part on the analysis and advice of Lazard, the Board concluded that a liquidation of the Company would most likely maximize stockholder value and that deregistration and delisting of the Company from the Exchange Act and the AMEX would generate savings to the Company that could be returned to the stockholders. Lazard's role in advising the Board is presented in greater detail in "Proposal 1-Background."

     The Stock Split Ratio Is Fair and Equitable to Stockholders. The purpose of the Stock Split is to reduce the number of record holders of its Regular Common Shares to fewer than 300 so that the Company can file to terminate its registration and periodic reporting obligations under the Exchange Act, delist its Regular Common Shares from the AMEX, and continue future operations as a private, delisted company. The split ratio is a result of calculations that were intended to determine how many shares needed to be eliminated, or "cashed-out," to reduce the number of record holders to fewer than 300. The Board considers the current ratio of 1-for-100 fair because it was calculated without bias towards any group of stockholders as the lowest ratio that would create a high likelihood that the purposes of the Stock Split would be effectuated.

Procedural Factors Favoring the Stock Split

     The Method of Determining the Amount to Be Paid to Cashed-Out Stockholders Is Procedurally Fair. If we effectuate the Stock Split, we will pay $20.50 for each pre-split Regular Common Share held by each Cashed-Out Stockholder. Our Board selected the amount of $20.50, all of which will be paid at the time the Stock Split is effective, because it represented the high end of the range of distributions that the Company expects to make in connection with effectuating the Plan. When determining the range of likely distributions under the Plan, the interests of our management and Board were aligned with those of the Company's unaffiliated stockholders because all stockholders would receive the same amount per Common Share each time the Company made a distribution under the Plan. Furthermore, our management and Board, with the advice of Lazard, determined the range of likely distributions under the Plan independently of the Stock Split or any other going private transaction. Thus, we believe that the selection of $20.50 is procedurally fair because that amount is based on valuations developed in a different context (one in which every stockholder's interest is similarly aligned) and for a different purpose (i.e. determining the range of distributions under the Plan) in order to assess whether the Plan would likely provide greater stockholder value than the other alternatives considered by the Board.

     The Stock Split Includes the Ability to Remain a Stockholder of the Company. Another factor considered by the Board in determining the procedural fairness of the transaction to stockholders is that if a current holder of fewer than 100 Regular Common Shares believes that the total amount per Common Share to be distributed under the Plan will exceed $20.50, such holder may elect to remain a stockholder of the Company by acquiring sufficient shares so that at least 100 Regular Common Shares are held in such holder's account immediately prior to the Stock Split. Therefore, assuming that a stockholder has the ability to purchase additional Regular Common Shares, any stockholder who would otherwise become a Cashed-Out Stockholder following the Effective Time of the Stock Split has a choice as to whether he or she would rather accept $20.50 for each pre-split Regular Common Share or take the chance that the total distributions per Common Share made under the Plan will exceed $20.50. It should be noted, however, that remaining a stockholder after the Company ceases to be a public company entails risks detailed in "Introduction-Risk Factors," and including among others, the lack of a trading market to dispose of shares.

     Substantially All of our Unaffiliated Stockholders Will Be Unaffected by the Stock Split. The Board carefully structured the terms of the Stock Split and the split ratio to limit the effects of the Stock Split to as limited a number of stockholders as possible while still accomplishing the Company's goals of deregistering from the Exchange Act and delisting from the AMEX. In this regard, the Board reviewed the Company's registered stockholder lists as well as the lists of accounts held in "street name" to determine the appropriate split ratio. Furthermore, rather than pay cash in lieu of fractional shares to all stockholders who would hold fractional shares following the Reverse Stock Split, the Board resolved to pay cash in lieu of fractional shares only to those stockholders who owned less than one whole Regular Common Share following the Reverse Stock Split. Our directors and officers control 6.3% of the Common Shares as of June 10, 2005 (including the Regular Common Shares held by the Company's non-qualified deferred compensation trust, but exclusive of any options that may have been exercisable as of June 10, 2005), which means that when the Stock Split is voted upon by the holders of our Common Shares at the Annual Meeting, the vote of our directors and officers is not likely to have a significant impact on whether the Stock Split is approved. Furthermore, the Board determined that it would not be necessary to seek the approval of a majority of the unaffiliated security holders because substantially all of the unaffiliated stockholders will be unaffected by the Stock Split (assuming that we expend the maximum $1 million to pay cash in lieu of fractional shares, only about 48,780 shares out of 6,467,639 will cancelled as a result of the Stock Split) and therefore have their interests aligned with those of our management and our Board with respect to the Stock Split who also will not become Cashed-Out Stockholders.

Substantive Factors Disfavoring the Stock Split

     Cessation of Public Sale Opportunities. The Company believes the completion of the Stock Split, the subsequent termination of the Company's registration and periodic reporting obligations under the Exchange Act and the delisting of the Regular Common Shares from the AMEX will cause the market for Regular Common Shares to be substantially reduced or possibly eliminated. Accordingly, stockholders may no longer have the alternative of selling their Regular Common Shares on the public market, and there may be no effective trading market for the Company's Regular Common Shares. Any stockholder desiring to sell his or her Common Shares may have a difficult time finding a buyer. Such illiquidity may reduce the price a buyer is willing to pay for such shares.

     Cessation of Publicly Available Information. Upon termination of the Company's registration and periodic reporting obligations under the Exchange Act, the Company will no longer file, among other things, annual or quarterly reports with the SEC. Information regarding the Company's business, results of operations and financial condition that is currently available to the general public and the Company's investors will not be readily available once the Company terminates its registration and periodic reporting obligations under the Exchange Act and delists its Regular Common Shares from the AMEX. As a result of termination of the Company's registration and periodic reporting obligations under the Exchange Act, the Remaining Stockholders after the Stock Split will not receive the benefit of the protection provided to stockholders of a company subject to such registration and periodic reporting obligations, including, but not limited to, certain corporate governance, reporting, and management certifications required under the Sarbanes-Oxley Act of 2002 and disclosure and liability applicable to reports and statements made pursuant to the requirements of the Exchange Act. Nevertheless, we may decide in our sole discretion to provide certain financial and other information to stockholders at some time in the future. The Board does not believe this factor makes the transaction unfair to unaffiliated stockholders because any detriment to unaffiliated stockholders that may result from the termination of the registration of the Company's securities and the Company's periodic filings will be offset by the anticipated cost-saving benefits and competitive advantages to the Company of no longer publicly filing such reports.

     Release from SEC and AMEX Corporate Governance Standards. If our stockholders approve the Stock Split, we will no longer be subject to the corporate governance rules imposed by either the Exchange Act or AMEX. It is commonly believed that many of the corporate governance rules imposed by the Exchange Act or AMEX inure to the benefit of a company's non-affiliated stockholders and supplement the existing fiduciary duties of care, loyalty and good faith that directors owe to corporations and their stockholders under state law. Although the Board will likely discontinue complying with some of the corporate governance and disclosure provisions mandated by the Sarbanes-Oxley Act of 2002, such as the Company's Section 404 obligations with respect to the testing and evaluation of internal controls over financial reporting, the Board intends to maintain some of its existing corporate governance practices. However, the Board has not yet definitively decided which of its existing corporate governance standards it will maintain after the Company terminates its registration under the Exchange Act and ceases its reporting and other obligations thereunder.

     Inability to Participate in Any Future Increase in the Value of the Company's Common Shares. Cashed-Out Stockholders will have no further interest in the Company and thus will not have the opportunity to participate in the potential upside of any increase in the value of such shares or in any liquidation of the Company's assets. The Board determined that this factor does not make the transaction unfair to unaffiliated stockholders because (i) the Board selected the amount of $20.50 to pay for each pre-split Regular Common Share that would be cancelled as a result of the Stock Split and this amount, all of which will be paid at the time the Stock Split is effective, represents the high end of the range of anticipated proceeds to be distributed under the Plan, and (ii) those unaffiliated stockholders who believe that $20.50 does not adequately reflect the value of their Regular Common Shares may buy additional Regular Common Shares so that they hold at least 100 Regular Common Shares in their account immediately prior to the Stock Split and therefore benefit from all liquidating distributions to be made by the Company under the Plan.

     No Fairness Opinion Was Obtained to Evaluate the Fairness of the Cash Consideration to be Distributed in Connection with the Stock Split. The Board did not obtain a fairness opinion, appraisal or other independent assessment in connection with determining the cash consideration to be paid for fractional shares. Instead, the Board relied on its conclusions regarding the range of liquidation values of the Company that management had developed, in considering whether to adopt the Plan. In this regard, Lazard assisted management in connection with management's determination of a range of potential liquidation proceeds by performing mathematical compilations and computations and sensitivity analyses of the amounts that could be distributed to stockholders based on management's projections (which projections Lazard did not independently verify) of the proceeds from the Company's asset sales and the timing of such sales. Lazard did not render an opinion as to the fairness, from a financial point of view, to stockholders with respect to the range of potential distribution values under the Plan. Lazard does not make any recommendation to any stockholder as to how such stockholder should vote on the proposals set forth in the Proxy Statement. Furthermore, the Board considered that if a fairness opinion could be obtained, the fee charged by a nationally recognized investment banking firm like Lazard would outweigh any possible benefit that would be conferred upon the stockholders who would be cashed out as a result of their having fractional shares from the Stock Split.

     No Firm Offers. The Company has not received during the past two years any firm offers for any merger, consolidation, sale or transfer of all or any substantial part of the assets of the Company, or purchase that would enable the purchaser to exercise control of the Company. However, as discussed in "Proposal 1-Background", the Company, through its financial advisor Lazard, made substantial efforts to seek firm offers but was unable to obtain any. Therefore, there were no objective third-party valuations to consider and compare to the liquidation value of the Company as determined by the Board.

Procedural Factors Disfavoring the Stock Split and Interests of the Company's Directors and Executive Officers in the Stock Split

     The Stock Split Has Not Been Structured to Require the Separate Approval of a Special Committee of the Board or of a Majority of Unaffiliated Stockholders. Among the factors weighing against the procedural fairness of the Stock Split is the fact that the Board did not establish a special committee to represent the interests of the unaffiliated stockholders, that approval of the majority of unaffiliated stockholders will not be required, and that the Board did not engage an unaffiliated representative to act solely on behalf of unaffiliated stockholders for the purposes of negotiating the terms of the Stock Split. However, even though it was not required, the Board unanimously approved the Stock Split.

     The Board did not establish an independent or special committee to act on behalf of the interests of the unaffiliated stockholders, engage an unaffiliated representative to negotiate the terms of the Stock Split on behalf of the unaffiliated stockholders or require approval of the majority of the unaffiliated stockholders for several reasons:

     o The Stock Split will be applied equally to all Regular Common Shares of the Company, whether held by affiliated or unaffiliated stockholders.

     o Substantially all of our unaffiliated stockholders will be unaffected by the Stock Split, and therefore the vote of the unaffiliated stockholders would not provide any additional safeguards as to the fairness of the Stock Split; in fact, assuming that the Company expends $1 million in payments to the Cashed Out Stockholders, the maximum amount that the Board currently anticipates on spending, only 48,780 out of 6,467,639 Common Shares will be affected.

     o The cash consideration to be paid for fractional amounts of Regular Common Shares owned by Cashed-Out Stockholders, as discussed above, was set at the high end of the range of values that the Board considered to be likely to be distributed under the Plan and will be at a substantial premium to the recent trading price for such shares. In addition, such amounts are expected to be distributed in advance of any liquidation proceeds, some of which may not be distributed for a substantial amount of time.

     o Because substantially all of the unaffiliated stockholders will be unaffected by the Stock Split and because their economic interests (with the exception of those unaffiliated stockholders who will become Cashed-Out Stockholders) are aligned with and identical to our affiliated stockholders, our Board did not consider to be meaningful or beneficial for a special committee representing the interests of the unaffiliated stockholders to evaluate the fairness of the terms of the Stock Split or the value of the Company's Regular Common Shares.

     o Because the maximum number of shares that will be converted in the Stock Split to cash consideration for any one stockholder is less than 100 Regular Common Shares and because the Board has reserved the right not to effectuate the Stock Split if payments to the Cashed-Out Stockholders exceed $1 million (48,780 shares), the Board determined that the expense of engaging an unaffiliated representative of stockholders to negotiate the price would have been impractical.

     o In light of the fact that the Board has determined that liquidating the Company would maximize stockholder value, the expense of negotiating with either a representative of the unaffiliated stockholders or a special committee outweighed any possible monetary benefit that could be gained by the unaffiliated stockholders who are Cashed-Out Stockholders.

     o Four of the six board members are non-employees of the Company (and have never been Company employees) and meet the independence standards of the AMEX, and all four voted in favor of the Stock Split.

     There is No Statutory Right of Appraisal. The laws of the State of Maryland, the jurisdiction under which the Company is incorporated, do not provide dissenting stockholders with appraisal rights for the fair value of their Regular Common Shares as a result of the Stock Split.

     The Board Has Not Obtained a Fairness Opinion. The Board has not obtained a fairness opinion, appraisal or other independent assessment or engaged an independent third-party to represent the unaffiliated stockholders, in part, because the Stock Split is structured in such a way that it will apply equally to both affiliated and unaffiliated stockholders. Although all of the Company's affiliated stockholders will remain stockholders of the Company following the Stock Split by virtue of the size of their holdings, substantially all of Regular Common Shares held by unaffiliated stockholders will also remain unaffected by the Stock Split and unaffiliated stockholders will have the same opportunity if they purchase enough Regular Common Shares so that their total holdings in an account are at least 100 Regular Common Shares. In light of such equal treatment and the relatively small number of shares affected by the Stock Split, the Board concluded that the expense associated with seeking a fairness opinion would not be justified in this case. In addition, because of our Board's independent decision to recommend liquidation of the Company, whether or not the Stock Split is approved by our stockholders, we believe that the Board's decision to pay $20.50 for each pre-split Regular Common Share being cancelled by the Stock Split (which is equal to the high end of the estimated amount to be distributed in a liquidation, after reserving for expenses and liabilities), all of which will be paid at the time the Stock Split is effective, obviated the need for a fairness opinion.

     As a result of the Stock Split, the stockholders who own 100 or more Common Shares, such as the Company's executive officers and directors, will slightly increase their percentage ownership interest in the Company as a result of the Stock Split. After giving effect to the Stock Split (assuming 48,780 regular Common Shares would be retired if we were to expend $1 million) and based on information and estimates of record ownership of Common Shares as of June 10, 2005 and after assuming that all vested "in-the-money" options are exercised (based on our June 10, 2005 closing price of $17.71 per Regular Common Share), the beneficial ownership percentage of the Company's executive officers and directors, including vested in-the-money options and Regular Common Shares held in our non-qualified deferred compensation trust, will increase from 7.2% to 7.3%.

Reports, Opinion, Appraisals and Negotiations

     Other than an appraisal to be received with respect to the Beekman Properties, neither the Board nor our management have received or intend to seek any report, opinion or appraisal from an outside party that is materially related to the Stock Split.

Risk Factors

Risks Related to Plan of Liquidation

We do not know the exact amount or timing of liquidation distributions.

     We cannot assure you of the precise nature and amount of any distribution to our stockholders pursuant to the Plan. Furthermore, the timing of our distributions will be affected, in large part, by our ability to sell in a timely and orderly manner our remaining assets.

     The methods used by management in estimating the values of our assets (other than cash and cash equivalents) and liabilities are based on estimates which are inexact and may not approximate values actually realized or the actual costs incurred. The Board's assessment assumes that the estimates of our assets, liabilities, construction and operating costs are accurate, but those estimates are subject to numerous uncertainties beyond our control, including any new contingent liabilities that may materialize and other matters discussed below. In addition, the Board has relied on (i) management's estimates as to the value of the Company's properties, other assets, costs and operating expenses and (ii) Lazard's mathematical compilations and computations of such estimates and has not obtained or sought an appraisal of any of the properties that it proposes to liquidate except for the Beekman Properties. For all of these reasons, the actual net proceeds distributed to stockholders in liquidation may be significantly less than the estimated amounts.

     We currently estimate that an aggregate of between $116 million and $133 million may be available for distribution to holders of our Common Shares under the Plan, which would result in a total distribution of between $18.00 and $20.50 per Common Share. The actual amount available for distribution could be substantially less or could be delayed, depending on a number of other factors including (i) unknown liabilities or claims, (ii) unexpected or greater than expected expenses, and (iii) less than anticipated net proceeds of asset sales. Alternatively, if we sold the land at the Gold Peak or The Orchards projects to another developer, or our joint venture interest in Claverack to our partner in that venture, the net proceeds from such a sale or sales would be less than the net proceeds from the sale of completed residential units.

     We have estimated the range of distributions based upon management's estimates of the values of the assets after considering, among other factors, internally prepared budgets, projections and models, comparable sales figures, and values ascribed to certain assets during discussions with bidders and brokers for the Company. Lazard assisted us by helping to develop and stress-test financial models and providing sophisticated analyses of these models. There can be no assurance that we will be able to find buyers for all the remaining assets, and if we are able to sell such assets, there can be no guaranty that the value received upon such sale will be consistent with management's estimates.

     If our stockholders approve the Plan, potential purchasers of our assets may try to take advantage of our liquidation process and offer less-than-optimal prices for our assets. We intend to seek and obtain the highest sales prices reasonably available for our assets, and believe that we can out-wait bargain-hunters; however, we cannot predict how changes in local real estate markets or in the national economy may affect the prices that we can obtain in the liquidation process. Therefore, there can be no assurance that the announcement and approval of our Plan will not hinder management's ability to obtain the best price possible in the liquidation of our assets.

     Although we anticipate making an initial distribution of $12.00 to $14.00 per Common Share to our stockholders within 30 days after the later of our stockholders' approval of the Plan and the sale of the three rental phases of Palomino Park, interim and final distributions will depend on the amount of proceeds we receive, when we receive them, and the extent to which we must establish reserves for current or future liabilities. In addition, although we expect that a distribution of substantially all of the remaining amount will be made to stockholders within three years following the adoption of the Plan by our stockholders, the actual time of distribution may be longer in the event that we have difficulties disposing of our properties or if a creditor seeks the intervention of the Maryland courts to enjoin dissolution.

     We are currently unable to predict the precise timing of any distributions pursuant to the Plan. The timing of any distribution will depend upon and could be delayed by, among other things, the timing of the sale of the Company's assets, in particular, the three rental phases of Palomino Park, Wellsford/Whitehall's remaining properties and related distributions, Gold Peak, Fordham Tower, The Orchards, Claverack, and Reis or the Company's interests in Reis. Additionally, a creditor could seek an injunction against our making distributions to our stockholders on the ground that the amounts to be distributed were needed for the payment of the liabilities and expenses. Any action of this type could delay or substantially diminish the amount, if any, available for distribution to our stockholders.

Valuations of our real estate assets are subject to general risks associated with real estate assets and within the real estate industry.

     The value of our real estate assets and consequently the value of your investment, is subject to certain risks applicable to our assets and inherent in the real estate industry. The following factors, among others, may adversely affect the value of our real estate assets:

     o downturns in the national, regional and local economic climate where our properties are located;

     o macroeconomic as well as specific regional and local market conditions;

     o competition from other rental residential properties and for-sale housing developments;

     o local real estate market conditions, such as oversupply of, or reduction in demand for, residential homes and condominium units;

     o    declines in occupancy and lease rents;

     o increased operating costs, including insurance premiums, utilities, and real estate taxes;

     o    increases in interest rates on financing; and

     o    cost of complying with environmental, zoning, and other laws.

We face specific risks associated with property development and construction.

     We currently intend to continue to develop residential projects at Gold Peak, The Orchards and Claverack, through the subdivision, construction, and sale of condominium units or single family homes. Alternatively, or in combination, we may sell the land at the Gold Peak and The Orchards projects to another developer and sell our joint venture interest in Claverack to our partner in that venture, thus foregoing potential development profits associated with these properties. Our development and construction activities give rise to risks, which, if they materialize, could have a material adverse effect on our business, results of operations and financial condition or the timing or amount of distributions made to our stockholders and include:

     o the possibility that we may abandon development opportunities after expending significant resources to determine feasibility;

     o the possibility that we may not obtain for the Claverack project construction financing on reasonable terms and conditions or an increased number of building lots, which would affect the number of single family homes we can build and sell;

     o the possibility that development, construction, and the sale of our projects, may not be completed on schedule resulting in increased debt service expense and construction costs;

     o our inability to obtain, or costly delays in obtaining, zoning, land-use, building, occupancy and other required governmental permits and authorizations, which could delay or prevent commencement of development activities or delay completion of such activities;

     o the fact that properties under development or acquired for development usually generate little or no cash flow until completion of development and sale of a significant number of units and may experience operating deficits after the date of completion; and

     o    increases in the cost of construction materials.

We face potential risks with asset sales.

     Risks associated with the sale of properties which, if they materialize, may have a material adverse effect on amounts you may receive, include:

     o    lack of demand by prospective buyers;

     o    inability to find qualified buyers;

     o    inability of buyers to obtain satisfactory financing;

     o    lower than anticipated sale prices; and

     o    the inability to close on sales of properties under contract.

Our ownership interest in Reis is relatively illiquid and we may not be able to sell such interest for an undiscounted amount.

     Our estimate of the total liquidation value of the Company assumes a sale of Reis as an entity to a third-party buyer. However, we only own a minority interest in Reis and therefore have no control over whether or when a sale would take place or at what price. It is likely that if we sold our interest in Reis outside of the context of the sale of Reis as an entity to a third party, we would receive a discounted purchase price to reflect the fact that our interest represents a minority interest and is relatively illiquid. Any attempt to sell our interest independently of concurrent sales by other Reis stockholders may be restricted or impeded as a result of agreements made among Reis's stockholders or with Reis. These provisions may also decrease the value of the interest being sold. Furthermore, a portion of our ownership interest in Reis is through an entity in which we have two partners, all of whom must consent to any disposition of assets owned by that entity.

Our stockholders could vote against the Plan of Liquidation.

     Our stockholders could vote against the Plan. If our stockholders do not approve the Plan, we would have to continue our business operations from a difficult position, in light of the announced intent to liquidate and dissolve. Employees, customers and other third parties may refuse to continue to conduct business with us if they are uncertain as to our future, particularly with respect to long-term relationships that would be advantageous to the conduct of our business as a going concern. In addition, the Company will have to continue operations while being faced with the same strategic issues it considered in determining to adopt the Plan.

If we are unable to satisfy all of our obligations to creditors, or if we have underestimated our future expenses, the amount of liquidation proceeds will be reduced.

     We have current and future obligations to creditors. Claims, liabilities and expenses from operations (such as operating costs, salaries, directors' and officers' insurance, payroll and local taxes, legal, accounting and consulting fees and miscellaneous office expenses) will continue to be incurred through the liquidation process. As part of this process, we will attempt to satisfy any obligations with creditors remaining after the sale of our assets. These expenses will reduce the amount of assets available for ultimate distribution to our stockholders. To the extent our liabilities exceed the estimates that we have made, the amount of liquidation proceeds will be reduced.

Stockholders may be liable to our creditors for amounts received from us if our reserves are inadequate.

     If the Plan is approved by the stockholders, we intend to file Articles of Dissolution with the State Department of Assessments and Taxation of Maryland ("SDAT") promptly after the sale of all our remaining assets or at such time as our directors have transferred the Company's remaining assets, subject to its liabilities, into a liquidating trust. Pursuant to the MGCL, the Company will continue to exist for the purpose of discharging any debts or obligations, collecting and distributing its assets, and doing all other acts required to liquidate and wind up its business and affairs. We intend to pay for all liabilities and distribute all of our remaining assets before we file our Articles of Dissolution.

     Under the MGCL, certain obligations or liabilities imposed by law on our stockholders, directors, or officers cannot be avoided by the dissolution of a company. For example, if we make distributions to our stockholders without making adequate provisions for payment of creditors' claims, our stockholders would be liable to the creditors to the extent of the unlawful distributions. The liability of any stockholder is, however, limited to the amounts previously received by such stockholder from us (and from any liquidating trust). Accordingly, in such event, a stockholder could be required to return all liquidating distributions previously made to such stockholder and a stockholder could receive nothing from us under the Plan. Moreover, in the event a stockholder has paid taxes on amounts previously received as a liquidation distribution, a repayment of all or a portion of such amount could result in a stockholder incurring a net tax cost if the stockholder's repayment of an amount previously distributed does not cause a commensurate reduction in taxes payable. Therefore, to the extent that we have underestimated the size of our contingency reserve and distributions to our stockholders have already been made, our stockholders may be required to return some or all of such distributions.

You will not be able to buy or sell our Common Shares after we file our Articles of Dissolution.

     If the Plan is approved by our stockholders, we intend to close our transfer books on the date on which we file Articles of Dissolution with the SDAT (the "Final Record Date"). We anticipate that the Final Record Date will be shortly after the sale of all of our assets or such earlier time as when our Board transfers all of our remaining assets into a liquidating trust. The Final Record Date is likely to be 12 to 36 months after the approval of the Plan by our stockholders. Your interests in a liquidating trust are likely to be non-transferable except in certain limited circumstances. After the Final Record Date, we will not record any further transfers of our Common Shares except pursuant to the provisions of a deceased stockholder's will, intestate succession or operation of law and we will not issue any new stock certificates other than replacement certificates or certificates representing your interest in a liquidating trust. In addition, after the Final Record Date, we will not issue any Common Shares upon exercise of outstanding options. It is anticipated that no further transfers of our Common Shares will occur after the Final Record Date.

Our success depends on key personnel whose continued service is not guaranteed.

     Jeffrey H. Lynford has been Chairman of the Board since our formation in 1997. He has also been our President and Chief Executive Officer since April 1, 2002. Mr. Lynford's employment agreement with us expires December 31, 2007. Our ability to locate buyers for our remaining assets and negotiate and complete those sales depend to a large extent upon the experience and abilities of Mr. Lynford. The loss of the services of Mr. Lynford could have an adverse effect on our operations and the terms and conditions under which we dispose of our assets and consequently the amounts and timing of distributions to our stockholders. Furthermore, Mr. Lynford's contract provides that since the Company has disposed of all or substantially all of two of its business units, he is no longer required to devote substantially all of his time, attention and energies during business hours to the Company's activities. He may now perform services for and engage in business activities with other persons so long as such services and activities do not prevent him from fulfilling his fiduciary responsibilities to the Company.

     In addition, our business operations and ability to complete the Plan in a timely manner and sell our assets for the estimated proceeds could be negatively impacted if we are unable to retain the services of other key personnel or hire suitable replacements.

Our Chief Executive Officer and one of our directors have conflicts of interest.

     The employment agreement of Mr. Lynford contains provisions which entitles him to certain benefits and payments, including, but not limited to, health, dental and life insurance benefits, in the event he terminates his employment agreement following a "change of control" (as defined in his employment agreement and which definition includes adoption of a plan of liquidation as a "change of control"). Accordingly, if the Plan is approved by our stockholders, Mr. Lynford, if he elects to terminate his employment with the Company, would be entitled to the payment of $643,000, which would otherwise be due to him on January 1, 2008, and an amount equal to the balance of his salary and minimum annual bonus (each payable at a rate of $375,000 per year) due to him through December 30, 2007 plus the continued payment by the Company of certain other benefits such as health, dental and life insurance premiums through December 30, 2007. Consequently, Mr. Lynford may have been influenced by the potential severance payment to support and to vote to approve the Plan.

     Messrs. Lynford and Lowenthal have expressed an interest to directly or indirectly acquire the Beekman Properties if our stockholders adopt the Plan. The independent members of our Board believe that the appraisal process that will be used in determining the minimum purchase price to be paid by Messrs. Lynford and Lowenthal is fair to the Company and that Messrs. Lynford and Lowenthal have fully disclosed their interests in the purchase of the Beekman Properties. Although the Plan was unanimously approved by the Board, Messrs. Lynford and Lowenthal may have had a conflict of interest in approving the Plan in light of their interest in acquiring the Beekman Properties. disclosed

     As part of the transaction, certain assets held in our deferred compensation trust, representing vested compensation previously earned by Messrs. Lynford and Lowenthal, and deferred by them beginning in 1994 by a predecessor company (the "Deferred Compensation Assets") would be transferred to an entity owning the Beekman Properties for the benefit of Messrs. Lynford and Lowenthal. In connection therewith the Company would be relieved of its obligations to pay to Messrs. Lynford and Lowenthal an amount equal to the Deferred Compensation Assets (the "Deferred Compensation Obligations").

     Mr. Lynford, the Company's Chairman, is the brother of Lloyd Lynford, a stockholder, director and the president of Reis. Mr. Lowenthal, who currently serves on the Company's Board of Directors, has served on the Board of Directors of Reis since the third quarter of 2000.

Our Board may abandon or amend the Plan even if our stockholders approve it.

     Even if our stockholders vote to approve the Plan, our Board may abandon or amend the Plan without further stockholder approval, except as required by Maryland law. Thus, we may decide to conduct the liquidation differently than described in this Proxy Statement, to the extent we are permitted to do so by Maryland law.

Liquidation and dissolution may not maximize value for our stockholders.

     Although our Board believes that the Plan is more likely to result in greater returns to stockholders than if we continued the status quo or pursued other alternatives, it is possible that one or more of the other alternatives would be better for us and our stockholders, in which case, we will be foregoing such alternatives if we implement the Plan.

Approval of the Plan may reduce our stock price, increase its volatility and reduce the liquidity of our shares.

     If our stockholders approve the Plan, but believe that we will be unable to complete our Plan in a timely manner, the price of our Regular Common Shares may decline. In addition, as we sell our assets, pay off our liabilities and make liquidating distributions to stockholders, our stock price will likely decline and our Regular Common Shares will likely become less liquid.

     In addition, even if our stockholders do not approve the proposed Stock Split, our Regular Common Shares may no longer be eligible for listing on the AMEX as a result of adopting the Plan, thus reducing liquidity of the Regular Common Shares. Being delisted by the AMEX would further decrease the market demand and liquidity for, and price of, our Regular Common Shares. The policy of the AMEX is to consider delisting a company if, among other reasons:

     o    the total number of public stockholders is less than 300;

     o if the aggregate market value of shares publicly held is less than $1 million; or

     o if liquidation has been authorized by a company's board of directors and stockholders.

     Furthermore, in the event that the Board elects to transfer the Company's remaining assets into a liquidating trust, the trust certificates to be issued to each stockholder will not be transferable except in certain very limited circumstances, such as upon death of the holder.

Approval of the Plan may lead to stockholder litigation which could result in substantial costs and distract management.

     Historically, extraordinary corporation actions, such as the proposed Plan, often lead to securities class action lawsuits being filed against a company. Such litigation is likely to be expensive and, even if we ultimately prevail, the process will be time consuming and divert management's attention from implementing the Plan and otherwise operating our business. If we do not prevail in any such lawsuit, we may be liable for damages, the validity of a stockholder vote approving the Plan may be challenged, or we may be unable to complete some transactions that we contemplate as part of the Plan. We cannot predict the cost of defense or the amount of such damages but they may be significant and would likely reduce our cash available for distribution.

Approval of the Plan could cause our methodology of accounting to change, which may require us to reduce the net carrying value of our assets.

     Once our stockholders approve the proposed Plan, we could change our basis of accounting from the going-concern basis to that of the liquidation basis of accounting.

     In order for our financial statements to be in accordance with generally accepted accounting principles under the liquidation basis of accounting, all of our assets must be stated at their estimated net realizable value, and all of our liabilities (including those related to commitments under employment agreements) must be recorded at the estimated amounts at which the liabilities are expected to be settled. Based on the most recent available information, if the Plan is adopted, we expect to make liquidating distributions that exceed the carrying amount of our net assets. However, we cannot assure you what the ultimate amounts of such liquidating distributions will be. Therefore, there is a risk that the liquidation basis of accounting may entail write downs of certain of our assets to values substantially less than their current respective carrying amounts, and may require that certain of our liabilities be increased or certain other liabilities be recorded to reflect the anticipated effects of an orderly liquidation.

     Until we determine that the Plan is about to be approved, we will continue to use the going-concern basis of accounting. If our stockholders do not approve the Plan, we will continue to account for our assets and liabilities under the going-concern basis of accounting. Under the going-concern basis, assets and liabilities are expected to be realized in the normal course of business. However, long-lived assets to be sold or disposed of should be reported at the lower of carrying amount or estimated fair value less costs to sell. For long-lived assets to be held and used, when a change in circumstances occurs, our management must assess whether we can recover the carrying amounts of our long-lived assets. If our management determines that based on all of the available information, we cannot recover those carrying amounts, an impairment of value of our long-lived assets has occurred and the assets would be written down to their estimated fair value.

     Our management has determined that the carrying amounts of our long-lived assets at March 31, 2005, had not been impaired, other than to the extent of amounts already recorded in prior accounting periods. We may, however, be required to make write downs of our assets in the future. Such write downs could reduce our stock price.

We may be subject to regulation under the Investment Company Act of 1940.

     If we were deemed to be an investment company as that term is defined under the Investment Company Act of 1940 (the "1940 Act") because of our investment securities holdings, we must register as an investment company under the 1940 Act. As a registered investment company, we would be subject to the further regulatory oversight of the Securities Exchange Commission, and our activities would be subject to substantial regulation under the 1940 Act and the federal securities law in general, and we would be subject to additional compliance and regulatory expenses.

     We are not registered as an investment company under the 1940 Act. We believe that either we are not within the definition of "investment company" thereunder or, alternatively, may rely on one or more of the 1940 Act's exemptions. We intend to continue to conduct our operations in a manner that will exempt us from the registration requirements of the 1940 Act. If we were to become an "investment company" under the 1940 Act and if we failed to qualify for an exemption thereunder, we would have to change how we conduct business. The 1940 Act places significant restrictions on the capital structure and corporate governance of a registered investment company, and materially restricts its ability to conduct transactions with affiliates. Such changes could have a material adverse affect on our business, results of operations and financial condition and ability to liquidate the Company pursuant to the Plan if it is adopted by our stockholders.

     In addition, if we were deemed to have been an investment company and did not register under the 1940 Act, we would be in violation of the 1940 Act and we would be prohibited from engaging in business or certain other types of transactions and could be subject to civil and criminal actions for doing so. In addition, our contracts would be voidable and a court could appoint a receiver to take control of us and liquidate us. Therefore, our classification as an investment company could materially adversely affect our business, results of operations, financial condition and ability to liquidate the Company pursuant to the Plan if it is adopted by our stockholders.

Risks related to Stock Split

As a result of the Stock Split, your Regular Common Shares will become highly illiquid.

     One ancillary effect of deregistering our Regular Common Shares under the Exchange Act and delisting our Regular Common Shares from the AMEX is that there will be a less active trading market for our Regular Common Shares and it is likely that no significant market for such trading may develop. As a result, after the Stock Split and the subsequent delisting of our Regular Common Shares from the AMEX, stockholders who own 100 or more Common Shares and who wish to sell some or all of their shares will likely be offered a discounted price because of their shares' illiquidity due to the absence of a trading market or to a less active market. Even if our stockholders also approve the Plan, which could effectively fix the price of our Common Shares within a range equal to the estimated amount of all future liquidation distributions, a selling stockholder would still probably find it difficult to sell his or her shares at a price equal to the price that he or she would have obtained by selling into the current trading market. Instead, to obtain full value for his or her Common Shares, it is likely that any Remaining Stockholder after the Stock Split will have to hold their shares until the Company makes all of its liquidating distributions (assuming that the Plan is approved).

Our cost savings may not be as high as anticipated.

     One of the reasons why we have recommended the Stock Split, which is a condition to deregistering our Regular Common Shares under the Exchange Act and delisting our Regular Common Shares from the AMEX, is that we believe that the financial and administrative costs of complying with (i) the Exchange Act, SEC rules and regulations, and the Sarbanes-Oxley Act of 2002 and (ii) the listing requirements of the AMEX are burdensome given the size of the Company and the nature and level of our business activities. We believe that if the Plan is adopted, these savings can be passed on to our stockholders as we make liquidating distributions. However, if we have significantly overestimated the amount of money that we would save, our principal reason for engaging in the Stock Split, to deregister and delist our Regular Common Shares, will have been eliminated.

Stockholders Entitled to Vote at the Meeting

     Only the holders of record of Common Shares at the close of business on ____ __, 2005 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. Each Common Share is entitled to one vote on all matters with each vote having equal weight, regardless of the class of common stock. As of the Record Date, an aggregate of 6,297,736 Regular Common Shares and 169,903 Class A-1 Common Shares were outstanding.

How to Vote Your Shares

     Your vote is important. Your shares can be voted at the Annual Meeting only if you are present in person or represented by proxy. Even if you plan to attend the meeting, we urge you to vote now by completing and submitting the attached Proxy Card. If you own your shares in record name, you may cast your vote by marking your Proxy Card, and then dating, signing, and returning it in the postage-paid envelope provided.

     Stockholders who hold their shares beneficially in street name through a nominee (such as a bank or broker) may be able to vote by telephone or the internet as well as by mail. You should follow the instructions you receive from your nominee to vote these shares.

How to Revoke Your Proxy

     You may revoke your proxy at any time before it is voted at the meeting by:

     o    properly executing and delivering a later-dated proxy;

     o    voting by ballot at the meeting; or

     o sending a written notice of revocation to the inspectors of election in care of the Secretary of the Company at the address disclosed on the cover of this Proxy Statement.

Voting at the Annual Meeting

     The method by which you vote will in no way limit your right to vote at the meeting if you later decide to attend in person. If you hold your shares in street name, you must obtain a proxy executed in your favor from your nominee (such as a bank or broker) to be able to vote at the meeting.

     Your shares will be voted at the meeting as directed by the instructions on your Proxy Card if: (i) you are entitled to vote, (ii) your proxy was properly executed, (iii) we received your proxy prior to the Annual Meeting, and (iv) you did not revoke your proxy prior to the meeting.

The Board's Recommendation

     If you send a properly executed Proxy Card without specific voting instructions, your shares represented by that proxy will be voted as recommended by the Board:

     o FOR the approval and adoption of the Plan and the dissolution of the Company;

     o    FOR the approval of the Stock Split;

     o    FOR the election of the nominated slate of directors; and

     o FOR approval of ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2005.

     The Company does not presently know of any other business which may come before the Annual Meeting.

Votes Required to Approve Each Item

     A majority of all the votes entitled to be cast at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting.

     The following votes are required to approve each item of business at the meeting:

     o Plan of Liquidation Proposal: The affirmative vote of two-thirds of all the votes entitled to be cast by the holders of the Common Shares is required to approve and adopt the Plan (Proposal 1).

     o Stock Split Proposal: The affirmative vote of a majority of all the votes entitled to be cast by the holders of the Common Shares is required to approve and adopt the Stock Split (Proposal 2).

     o Election of Directors: A plurality of all the votes cast at the Annual Meeting is sufficient to elect a director (Proposal 3).

     o Ratification of Independent Registered Public Accounting Firm: The affirmative vote of a majority of all the votes entitled to be cast by the holders of the Common Shares is required to ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm (Proposal 4).

     Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum. Abstentions have no effect on the outcome of the vote for the election of directors (Proposal 3). However, abstentions and broker non-votes will have the effect of a vote against the proposals to adopt the Plan, the Stock Split, and the ratification of the independent registered public accounting firm (Proposals 1, 2, and 4, respectively). A "broker non-vote" occurs when a nominee (such as a bank or broker) returns an executed proxy, but does not have the authority to vote on a particular proposal because it has not received voting instructions from the beneficial owner and has no discretionary authority to vote on the proposal.

     As of June 10, 2005, the directors and executive officers of the Company collectively own an aggregate of 1.7% of all outstanding Common Shares. As of June 10, 2005, our non-qualified deferred compensation trust owned 4.6% of all outstanding Common Shares. The Company has directed the trustee of the Company's non-qualified deferred compensation trust to vote all of the Regular Common Shares held in the non-qualified defined compensation trust in favor of all of the Proposals.

                        PROPOSAL 1 - PLAN OF LIQUIDATION

What You Are Being Asked To Approve

     You are being asked to approve our proposed Plan. By voting in favor of the Plan, you will also approve the transactions described in this Proxy Statement, including the sale of all or substantially all of our assets, which we and our Board have undertaken or will undertake in connection with the recommendation that the stockholders approve the Plan.

The Board's Recommendation

     THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE PLAN OF LIQUIDATION.

     The effectiveness of the Plan is not contingent upon the Company's stockholders voting in favor of the proposed Stock Split (Proposal 2).

What the Plan of Liquidation Contemplates

     The Plan contemplates the orderly sale of each of the Company's remaining assets which may take place in connection with the dissolution of substantially all Company joint ventures, partnerships and limited liability corporations, the collection of all outstanding loans to third parties, an orderly disposition or completion of construction of development properties, the discharge of all outstanding liabilities to third parties, and after the establishment of appropriate reserves, the distribution of all remaining cash to stockholders. Specifically, we intend to take the following steps in connection with the Plan:

     o the sale of the three rental phases of Palomino Park and related amenities;

     o making the Initial Distribution, which we expect to be between $12.00 and $14.00 per Common Share, within 30 days after the later of our stockholders approval of the Plan and sale of the three rental phases of Palomino Park;

     o    the sale of the remaining properties held by Wellsford/Whitehall;

     o    the sale of the remaining unsold condominium units at Fordham Tower;

     o the collection of two debt obligations payable to the Company (the Guggenheim and Mantua Loans);

     o the participation in a sale to a third party of Reis, or our ownership interests in Reis;

     o the completion of construction and sale of residential units at Gold Peak, Claverack and The Orchards, or alternatively, or in combination, the Company could sell the land at Gold Peak and The Orchards projects to another developer and our joint venture interest in Claverack to our partner in that venture;

     o the direct or indirect sale of our interests in the Beekman Properties to the Beekman Acquirors and the transfer of the Deferred Compensation Assets to an entity owning the Beekman Properties in connection with relieving the Company of the Deferred Compensation Obligations in an amount equal to the Deferred Compensation Assets.

     o the orderly sale of the remainder of our assets for cash or such other form of consideration, depending on the value of the non-cash consideration being offered, as may be conveniently distributed to stockholders;

     o    paying (or providing for) our liabilities and expenses;

     o after the establishment of appropriate reserves, the distribution of the balance of the proceeds from the sale of our assets or the collection of all outstanding loans to third parties, which may occur in one or more installments over a 12 to 36 month period after adoption of the Plan;

     o winding up our operations and dissolving the Company, in accordance with the Plan; and

     o    filing Articles of Dissolution with the SDAT.

Key Provisions of the Plan

     The Plan provides, in part, that:

     o we may not engage in any business activities, except to the extent necessary to (i) exercise our right to acquire land contiguous to The Orchards, (ii) acquire one of the parcels of land comprising the Beekman Properties, assuming that we have not sold the Beekman Properties (or the interests in an entity that owns the Beekman Properties) to the Beekman Acquirors; (iii) complete the financing and development of The Orchards, Claverack, and Gold Peak; (iv) sell the homes or condominiums, as the case may be, to be built at The Orchards, Claverack, and Gold Peak; (v) to the extent that we do not develop any of The Orchards, Claverack and Gold Peak, then the sale of the land at the Gold Peak and The Orchards projects to another developer and the sale of our joint venture interest in Claverack to our partner in that venture; (vi) effectuate the Stock Split or otherwise acquire Common Shares of the Company; (vii) purchase additional shares of Reis from other investors in Reis or Reis itself;
          (viii) preserve and sell our assets; (ix) wind up our business and affairs; (x) discharge and pay all our liabilities; and (xi) distribute our assets to our stockholders. We may also engage in any activities that the Board determines will enhance the value of our assets or business and any other activities related to or incidental to the foregoing.

     o we will sell the Beekman Properties (or our interests in an entity that owns the Beekman Properties) to the Beekman Acquirors in a transaction approved by our independent directors;

     o if the Board determines that we will not have completed the full distribution of our assets within three years after the effectiveness of the proposed Plan, or if our Board determines it to be necessary to do so at an earlier date, we may transfer to a liquidating trust our remaining cash and property and pay for (or adequately provide for) all our remaining debts and liabilities so that the liquidating trust can make liquidating distributions to stockholders;

     o the Board has the discretion, without further stockholder approval, to determine the terms of any liquidating trust and to appoint the trustees of any such trust;

     o upon our transfer to a liquidating trust of our remaining assets, those assets will be held solely for the benefit of an ultimate distribution to our stockholders after payment of unsatisfied debts and liabilities;

     o if we form a liquidating trust, the stockholders' certificates for shares will be deemed to represent certificates for identical interests in the liquidating trust, unless separate trust certificates are issued in place of the shares, and the certificates representing an interest in the trust will not be transferable except under limited circumstances such as the death of the holder;

     o if we form a liquidating trust, the distributions of cash or other property to our stockholders, or the transfer to a liquidating trust of our remaining cash and property, are anticipated to be in complete liquidation of the Company and in cancellation of all issued and outstanding Common Shares;

     o until the date we file our Articles of Dissolution, our Charter and bylaws will not contain provisions relating to the liability and indemnification of our officers and directors that are any less favorable to such officers and directors than those that existed immediately before the approval of the Plan, and our Charter and bylaws will not be amended in any manner that adversely affects the rights of such persons; furthermore, the Company will be required to maintain directors' and officers' insurance to cover these individuals;

     o our Board and officers are, or the trustees of the liquidating trust will be, authorized to interpret the provisions of the Plan and to take such further actions and to execute such agreements, conveyances, assignments, transfers, certificates and other documents, as may in their judgment be necessary or desirable in order to wind up expeditiously our affairs and complete the liquidation; and

     o notwithstanding approval of the Plan by our stockholders, the Board may abandon, modify, or amend the plan without further action by the stockholders to the extent permitted under then current law.

Reasons for the Liquidation

     In reaching its determination that the Plan is fair to, and in the best interests of, our stockholders and approving the Plan and recommending that our stockholders vote to approve the Plan, our Board consulted with our senior management and our financial and legal advisors and considered the following factors:

     o the Board's review of possible alternatives to the proposed liquidation, including consolidating or merging the Company with other companies, selling the Company, going private, conducting a self-tender offer for a limited number of shares, repurchasing our shares in the open market, distributing excess cash to our stockholders, acquiring other companies, selling some of the Company's assets, and continuing our operations in the ordinary course of business. Based on a variety of factors, including the analyses and presentations by our senior management and Lazard, the Board concluded that none of the alternatives considered was reasonably likely to provide equal or greater value to our stockholders than the proposed Plan;

     o the inability to identify a buyer or strategic alliance partner who offered terms acceptable to the Board;

     o the Board's belief that management and the Board had, with the assistance of Lazard, thoroughly explored the market interest in various strategic alternatives;

     o if we continued our operations as a going concern, the length of time necessary to evaluate and restructure our business, which our management estimated to be at least two years, and the significant risks associated with restructuring our business, which would require a substantial influx of additional capital and affect the Company's ability to raise that additional capital on satisfactory terms and conditions;

     o the prevailing economic conditions, both generally and within the real estate development and merchant banking sectors and, in particular, management's belief that premiums are being paid for many real estate asset categories;

     o the aggregate cash liquidating distributions that we estimate will range between $18.00 and $20.50 per Common Share and the fact that a distribution of $18.00 per Common Share, which is at the lower end of that range, would represent a 27% premium over the average closing trading price over last 30 days from April 19, 2005 to May 18, 2005, which is the day preceding the announcement of the Board's adoption of the Plan;

     o the Board's belief that the range of cash liquidating distributions that we estimate we will make to our stockholders was fair relative to the Board's own assessment, based on presentations made by our management, of our current and expected future financial condition, earnings, business opportunities, strategies and competitive position and the nature of the market environment in which we operate;

     o the per Common Share price to be received by our stockholders in the liquidation is likely to be payable in cash, thereby eliminating any uncertainties in valuing the consideration to be received by our stockholders; and

     o    the terms and conditions of the Plan.

     The Board believed that each of the above factors generally supported its determination and recommendation. The Board also considered and reviewed with management potentially negative factors concerning the Plan, including those listed below:

     o there can be no assurance that the Company would be successful in disposing of its assets for amounts equal to or exceeding its estimates or that these dispositions would occur as early as expected;

     o    our costs while executing the Plan may be greater than we estimated;

     o the fact that following the adoption of the proposed Plan and the sale of our assets, our stockholders will no longer participate in any future earnings or growth from any additional investments or from acquisitions of additional assets except to the extent additional land may be acquired or developed with respect to our existing residential development projects;

     o even if the proposed Stock Split (Proposal 2) is not approved by our stockholders and we remain a publicly traded company, the potential that our stock price may decline or become more volatile, due to the existing illiquidity of our Common Shares and our gradual liquidation of our assets and the distribution of proceeds from these liquidations;

     o if we establish a liquidating trust, the trust will provide for a prohibition of the transfer of trust interests subject to certain limited exceptions;

     o the actual or potential conflicts of interest which certain of our executive officers and directors have in connection with the liquidation, including those specified under the heading "Introduction
          - Risk Factors" and "Proposal 1 - Certain Transactions and Possible Effects of the Approval of the Plan of Liquidation Upon Directors and Officers," such as certain severance payments and the sale of the Beekman Properties to the Beekman Acquirors;

     o the costs to be incurred by the Company including significant accounting, financial advisory and legal fees in connection with the liquidation process;

     o the possibility that stockholders may, depending on their tax basis in their stock, recognize taxable gains (ordinary and/or capital gains) in connection with the completion of the liquidation; and

     o the fact that no fairness opinion with respect to the liquidation was obtained, nor were there any formal third-party appraisals (other than for the Beekman Properties) made of our assets to determine their liquidation value.

     The above discussion concerning the information and factors considered by the Board is not intended to be exhaustive, but includes the material factors considered by the Board in making its determination. In view of the variety of factors considered in connection with its evaluation of the Plan and the proposed liquidation, the Board did not quantify or otherwise attempt to assign relative weights to the specific factors it considered. In addition, individual members of the Board may have given different weight to different factors and, therefore, may have viewed certain factors more positively or negatively than others.

Background

     On May 19, 2005, the Board unanimously voted to adopt and recommend the Plan and Stock Split to stockholders, to be voted on at the Company's 2005 Annual Meeting. The background of the Board's decision is as follows:

     For the past few years, the Company has followed a plan of selling assets, retiring debt and maximizing cash. In the context of this general plan and market conditions, management has considered alternatives to maximize stockholder value.

     On February 13, 2004, Third Avenue Management LLC ("Third Avenue") converted its previous ownership filing on Schedule 13G to a filing on Schedule 13D. Third Avenue filed a Schedule 13D because it had been contacted by a third party interested in discussing a possible acquisition of the Company's Common Shares beneficially owned by Third Avenue's clients in a transaction which could include an acquisition of all of the Company's outstanding securities. Third Avenue indicated in its Schedule 13D filing that it did not intend for the
Schedule 13D filing to be interpreted as an indication that Third Avenue changed its position with respect to being supportive of management or that Third Avenue had initiated discussions concerning a potential transaction. Third Avenue stated that the Schedule 13D filing was intended to provide it with the flexibility to listen to and discuss these proposals with the respective third parties and with management of the Company, as a means of fulfilling its fiduciary duties to its clients.

     On February 17, 2004, Kensington Investment Group, Inc. ("Kensington") converted its previous ownership filing on Schedule 13G to a filing on Schedule 13D. Kensington had also been contacted by the same third party that contacted Third Avenue. The third party had indicated that it was interested in discussing a possible acquisition of the Company's Common Shares beneficially owned by Kensington's clients in a transaction which could include an acquisition of all of the Company's outstanding securities. In addition, Kensington indicated that it had discussed the third-party contact with one other stockholder. Kensington indicated in its Schedule 13D filing that it did not intend for the Schedule 13D filing to be interpreted as an indication that Kensington changed its position with respect to being supportive of management of the Company or that Kensington had initiated discussions concerning a potential transaction. Kensington stated that the Schedule 13D was intended to provide it with the flexibility to listen to and discuss these proposals with the respective third parties and with management of the Company, as a means of fulfilling its fiduciary duties to its clients.

     From February 13, 2004 through March 16, 2004, the Company's management considered the various issues raised by the Schedule 13D filings and consulted with Bryan Cave LLP ("Bryan Cave"), the Company's outside counsel, and Willkie Farr & Gallagher LLP ("Willkie Farr"), the Company's special counsel. On February 19, 2004, the Company's Chairman and one of its directors met with Third Avenue to discuss its Schedule 13D filing. At this meeting, and during subsequent conversations with management, Third Avenue indicated its interest in obtaining liquidity for its investment in the Company. At Third Avenue's request, management had several conversations and meetings with the CEO of First Union Real Estate Equity and Mortgage Investments ("FUR"), the third party that had contacted Third Avenue and Kensington. Between February 13, 2004 and March 16, 2004, the Company's management met with the CEO of FUR three times with representatives of Bryan Cave in attendance. The Company and FUR reviewed each other's assets and liabilities, properties, business operations and perceived business opportunities.

     On March 16, 2004, the Board held a meeting and reviewed the Schedule 13D filings and the reasons the filers expressed for making these filings. The two
Schedule 13D filers held at that time approximately 2.5 million (or 39%) of the Company's 6.45 million outstanding Common Shares. It was noted at the time that the Company's public trading volume averaged approximately 3,000 shares daily. In addition, the Board reviewed the Company's existing equity and debt capitalization including the specific names and total shareholdings of its 17 largest common stockholders who in the aggregate held approximately 5.77 million shares (or 92%) of the outstanding Common Shares. Also, the Board reviewed the terms and conditions of the Company's outstanding $25 million 8.25% convertible trust preferred securities issue (the "Convertible Trust Preferred Securities") which was convertible into an additional 1,123,696 additional Regular Common Shares at $22.248 per share. It was further noted that on three previous occasions over the last five years, the Company had purchased a total of approximately 4 million Regular Common Shares from stockholders.

     The Board also discussed with counsel various matters, including: (i) relevant provisions of the Maryland Business Combination Act and various provisions within the Company's Charter and bylaws relating thereto; (ii) various procedures relating to corporate liquidations and self-tenders; and
(iii) various covenants in the Company's Indenture Agreement relating to the outstanding Convertible Trust Preferred Securities. Management then presented the following five alternatives that initially should be examined in order to maximize stockholder value in a responsible way: (a) continuing business operations as they existed; (b) repurchasing approximately 1.95 million Regular Common Shares held by Third Avenue; (c) entering into a business combination;
(d) undertaking a corporate liquidation, or (e) some combination of these alternatives. Management also discussed with the Board its belief that it would be worthwhile to discuss possible business opportunities with other third parties and consider other strategic alternatives and that the Company was requiring any party who wanted to have substantive discussions with the Company to execute a confidentiality agreement. Management reported to the Board that as of that date, four parties, including FUR, had executed confidentiality agreements. Management informed the Board that it would continue to sell assets owned by the Company and its joint ventures in the ordinary course of their businesses and as appropriate prices could be obtained.

     Management advised the Board that it had been consulting with Bryan Cave and Willkie Farr & Gallagher LLP, as special counsel, and Venable LLP ("Venable"), the Company's Maryland counsel, regarding all strategic alternatives and their respective legal implications. The Board also directed management to retain a financial advisor to assist in evaluating the strategic alternatives, with a view to maximizing stockholder value. Based on prior informal conversations with Board members regarding the retention of a financial advisor, management had invited representatives of two investment banking firms to make presentations to the Board at the meeting.

     The representatives of the two investment banking firms then met with the Board, described their background, experience and expertise, reviewed the written materials they had distributed and responded to questions from the Board. After the representatives of the two investment banking firms departed the meeting, the Board authorized management to retain Lazard as the Company's financial advisor. Bryan Cave and Willkie Farr responded to questions during the meeting.

     Between March 16, 2004 and May 19, 2004, management regularly met with representatives from Lazard to construct financial models to value the Company's assets and liabilities, analyze existing joint ventures and their covenants, and evaluate a wide range of financial considerations. Also, management met and consulted extensively with Bryan Cave regarding the legal and tax implications of the various strategic alternatives and met with representatives from Ernst & Young regarding certain tax issues. Specifically, management requested that Bryan Cave explore the positive and negative legal implications, consequences, processes and procedures relating to the Company's strategic alternatives and methods of obtaining value for the Company's substantial net operating losses. Management, on an informal but periodic basis, updated Board members on these discussions with Lazard, its legal counsel and its accountants. Also during that time, management spoke to or met with representatives from several of the parties who had executed confidentiality agreements. During this period, management determined that to maintain or increase the Company's value, the Company would have to reinvest the proceeds from recent and ongoing sales, raise additional capital and realize the value from new investments.

     On March 22, 2004, the Company announced that Wellsford/ Whitehall, of which the Company is a member, had withheld partial payment on a venture debt (the "Nomura Loan") in order to initiate a dialogue with the special servicer of this obligation. On April 13, 2004, the Company announced that the same venture sold an office building for $18.4 million. On May 4, 2004 the Company announced that it sold an office building it owned directly for $2.7 million and 10 condominium units at the Silver Mesa phase of Palomino Park for $2.3 million during the first quarter of operations.

     On May 19, 2004, the Board held a meeting at which Lazard reported on its activities since being retained, reviewed the Company's current economic and financial condition, reviewed asset valuations and alternatives to monetize such assets, and reviewed issues and benefits relative to the various strategic alternatives being considered, with particular emphasis on the value of the Company's interests in Palomino Park, Wellsford/Whitehall and Second Holding and the Company's business alternatives with respect to such assets. Lazard also indicated its belief that the restrictive nature of the agreements governing the aforementioned investments could potentially negatively impact sales values. Management reported to the Board about their previous discussions with Bryan Cave regarding the legal and tax implications of the various strategic alternatives including, but not limited to, a reverse stock split followed by a modified dutch auction which would result in deregistration of the Regular Common Shares from the Exchange Act and delisting from the AMEX, the increased costs of operating as a public company since the adoption of the Sarbanes-Oxley Act of 2002, and the limited transferability of the Company's net operating losses. The Board authorized Lazard to speak to some of the Company's largest stockholders and to prepare a confidential information memorandum and other written materials for discussions with third parties regarding possible business combinations. The Board, however, did not make any decision regarding the strategic alternatives. Bryan Cave, Willkie Farr and Lazard responded to questions during the meeting.

     Following the May 19, 2004 Board meeting, Lazard prepared a confidential information memorandum for distribution to select parties that management and Lazard believed might be interested in, and capable of completing, a business combination with the Company. On July 24, 2004, Lazard distributed the confidential information memorandum to 12 interested parties, all of whom had signed confidentiality agreements. Lazard requested initial responses from the parties by August 13, 2004. After July 24, 2004, management responded to questions raised by various parties who received the confidential information memorandum.

     Between May 19, 2004 and August 12, 2004, management continued discussions with its joint venture partners in Wellsford/Whitehall relating to the sale of venture assets subject to existing agreements. On July 28, 2004, the Company announced that Wellsford/Whitehall had transferred six office properties and a land parcel to one of the partners in this venture. With this transfer came the elimination of a tax indemnity which restricted most future asset sales of Wellsford/Whitehall through 2007 and simultaneously resolved the outstanding negotiations with the special servicer of the Nomura Debt discussed above. On August 3, 2004, the Company announced the sale of 19 Silver Mesa condominiums for $4.7 million during the second quarter of operations and that one partner in Second Holding would not approve the purchase of any further investments. The Company's management and its other partners began to evaluate the alternative business strategies available to Second Holding, including holding its existing approximately $1.466 billion of investment grade rated securities maturing principally through April 2010.

     On August 12, 2004, the Board held a meeting at which representatives from Lazard discussed their activities since the last Board meeting in May 2004. Specifically, Lazard reported on their initial discussions with some of the Company's largest stockholders (who generally expressed respect for management but frustration with the Company's stock price), its marketing efforts and discussions with third parties regarding a potential merger, sale or investment in the Company, and its evaluation of the Company's strategic alternatives. In addition, Lazard discussed specific asset valuations and the valuation of the Company as a whole that were provided by management and updated the Board on issues and benefits relating to various strategic and cash distribution alternatives. As part of its presentation, Lazard discussed the sensitivity analysis of cash distributions to stockholders based on management's projections with respect to the possibility of a near-term liquidation and liquidation over a longer period of time. The Board also considered Lazard's discussion on the sensitivity analysis of stockholder returns based on management's projections. The sensitivity models were designed by and mathematically compiled and computed by Lazard and based on parameters jointly selected by management and Lazard which took into account various discount rates, the range of management values that might be obtained in liquidation and the length of time to complete the Company's liquidation. Representatives of Lazard reported that they had distributed the confidential information memorandum to 12 parties who indicated initial interest in a transaction with the Company and that three additional interested parties were not distributed the confidential information memorandum because they were only interested in specific strategic business units or assets. In addition, Lazard also reported that it was not yet clear whether the interested parties would ascribe a higher value to the Company than the value management ascribed to the Company. Lazard indicated that if the responses did not ascribe a higher value to the Company, other alternatives to maximizing stockholder value should be evaluated. Also at this meeting, the Board had a general discussion regarding ways in which the Company could return some of its excess cash to its stockholders, including a special dividend, self-tender and the buy-back of some of its outstanding Common Shares. The Board also discussed the implication of the Company's terminating its registration and periodic reporting requirements under the Exchange Act and delisting its Regular Common Shares from the AMEX as proposed by management. Bryan Cave, Willkie Farr and Lazard responded to questions during the meeting.

     Between August 12, 2004 and October 1, 2004, management continued to market and sell properties and negotiate with its several remaining venture partners. On September 14, 2004, the Company announced that through its Clairborne Fordham venture ("Clairborne Fordham"), a joint venture with an affiliate of Prudential Life Insurance Company, it had executed an agreement with the owners of Fordham Tower, a 50-story condominium project in Chicago, to obtain title to all the project's unsold apartment units, its attached parking garage and accompanying commercial rental space in full satisfaction of an outstanding loan. It was the intention of Clairborne Fordham to complete the orderly sale of the remaining components of Fordham Tower.

     On October 1, 2004, the Board held a meeting at which representatives of Lazard reported on the status of their activities since the August 2004 Board meeting. During such time, Lazard had obtained responses from some of the interested parties for a potential merger, sale or investment in the Company. It indicated that six additional parties expressed initial interest in the Company, four of whom had signed the confidentiality agreement and received the confidential information memorandum. The other two interested parties were not distributed the confidential information memorandum because they expressed initial interest only in specific strategic business units or assets. Two of the 16 parties to whom Lazard distributed the confidential information memorandum submitted offers for the entire Company and one party submitted a bid for Palomino Park only. Lazard reported that the two offers for the entire Company, which did not reflect any due diligence, were near the low end of management's near-term liquidation value range and less than the low end of management's valuation range if the Company continued its current operations. As a result, the Board concluded that none of the offers sufficiently maximized stockholder value and that the Company should continue the sale of individual assets. The Board authorized management and Lazard to explore further certain offers. In addition, representatives of Lazard reviewed management's updated projections (which Lazard did not independently verify) regarding the valuation of the Company's assets, and the Company as a whole, and discussed with the Board alternatives for use of the Company's approximately $82 million of cash and U.S. Government securities (amount as of September 30, 2004) in connection with its ongoing business operations and investments. There was also a discussion of the Company's future capital requirements if it continued as an operating company as well as ways in which it could return some of its available cash to its stockholders. Bryan Cave, Willkie Farr and Lazard responded to questions during the meeting.

     Between October 1, 2004 and November 17, 2004, management continued to work with Lazard to respond to questions posed by various potential acquirers and continued to consult with Bryan Cave regarding the tax ramifications of the various strategic alternatives. Specifically, management sought ways in which it might obtain value for the Company's substantial net operating losses in connection with the pursuit of its strategic alternatives. In addition, management explored with Bryan Cave the positive and negative legal implications, consequences, processes and procedures relating to the Company's strategic alternatives. On November 5, 2004, management executed an agreement to sell its 51.09% interest in Second Holding to a group affiliated with one of its venture partners subject to Board approval.

     On November 17, 2004, the Board held a meeting at which representatives from Lazard updated the Board on their activities. Lazard indicated that it had received an additional offer for the entire Company, increasing the number of offers received for the entire Company to three. The additional offer was also made without any due diligence being conducted. The consideration for two of the offers was all cash and the consideration for one of the offers was a combination of cash and stock. None of the three offers were firm offers. The Board determined that the two cash offers would not maximize stockholder value. The cash/stock combination offer was contingent upon the Company retaining its interest in Second Holding, which the Company had already contracted to sell, subject to obtaining Board approval. The Board determined that the Company should reject the cash/stock combination offer and proceed with the sale of Second Holding. Lazard also presented to the Board some matters that should be considered for a potential plan of liquidation for the Company. Ways in which the Company could return some of its available cash to its stockholders were also discussed.

     Between November 17, 2004 and January 27, 2005, management continued to work with Lazard and the Company's outside counsel. On December 6, 2004, the Company announced the sale of its entire interest in Second Holding.

     On December 17, 2004, management of the Company met with representatives of MacKenzie Partners, the Company's proxy solicitor, to review the Company's stockholder list and the number of shares held by various stockholders, with a view toward considering the appropriate ratio for a reverse stock split to meet Exchange Act and AMEX regulations relating to deregistration and delisting of the Company's Regular Common Shares.

     On January 27, 2005, the Board held a meeting at which management set forth the Company's business objectives during 2005, including the sale of the remaining assets of the Wellsford/Whitehall joint venture, the continued development of three residential projects, including the Gold Peak condominiums and The Orchards and Claverack single family home projects, the possible sale of the three rental phases of Palomino Park, reviewing new investment opportunities, and continuing to review and pursue the various strategic alternatives. Management considered such business plans to be consistent with the Company's announced plans of selling assets, retiring debt and accumulating cash. Representatives of Lazard then updated the Board on their activities since the November 2004 Board meeting and, once again, reviewed the Company's strategic alternatives. The Board discussed the various strategic alternatives in detail, but did not make a decision. In this regard, the Board also discussed how best to accomplish terminating its registration and periodic reporting requirements under the Exchange Act and delisting its Regular Common Shares from the AMEX in the event that the Company adopted a plan of liquidation or continued its present business operations, including a modified dutch auction tender offer. If such an auction were undertaken, management stated that it would probably not tender its shares, thus potentially increasing its ownership in the surviving entity. Management indicated that given the Company's cash resources it could not acquire enough shares from a sufficient number of stockholders to ensure that the tender offer alone would result in the Company having less than 300 stockholders so that the Company could terminate its registration and periodic reporting requirements under the Exchange Act. Management indicated that the Company would need to effectuate a Reverse Stock Split, with or without a tender offer, in order to enable the Company to do this. The Board also discussed that indefinitely continuing the Company's present operations as a public company, with its accompanying Sarbanes-Oxley reporting requirements, could erode the value of the stockholders' equity. Bryan Cave, Willkie Farr and Lazard responded to questions during the meeting.

     In February and March 2005, the Company had preliminary discussions with another public company regarding a possible merger, but these talks did not result in an offer. In the first quarter of 2005, after extensive consultation with counsel and Lazard and consideration of a variety of options for maximizing stockholder value, management increasingly considered recommending a plan of liquidation accompanied by terminating its registration and periodic reporting requirements under the Exchange Act and delisting its Regular Common Shares from the AMEX. On February 1, 2005, the Company announced that Wellsford/Whitehall had sold a portfolio of seven office buildings, one land parcel, and five net-leased properties, leaving only three office buildings and a development parcel in the venture. On March 15, 2005, the Company announced its intention to redeem the outstanding $25 million Convertible Trust Preferred Securities and its intent to repay $10.4 million of Palomino Park tax-exempt bonds in advance of the May 2005 expiration of the credit enhancement. From January 1, 2004 through March 30, 2005, the Company sold $38.7 million of wholly owned assets and investments and $172 million of properties by Wellsford/Whitehall.

     On March 22, 2005, the Board held a meeting at which management recommended consideration of a plan of liquidation and a Reverse Stock Split. Management advised that, based on current shareholdings, the intended effect from the Reverse Stock Split could be accomplished through a 1-for-100 reverse stock split because the 1-for-100 ratio would allow the Company to cash out odd-lot stockholders to reduce the number of stockholders to below 300. Management and Lazard reviewed the recommendations with the Board. In addition, management and Bryan Cave reviewed with the Board written materials prepared by Bryan Cave regarding the legal and procedural issues relating to a possible liquidation, as well as written materials prepared by Venable regarding the fiduciary obligations of the Board in considering and evaluating the Company's strategic alternatives. The Board discussed the advantages and disadvantages associated with the Company's various strategic alternatives, including a Plan of Liquidation. Management was instructed to ascertain how much cash could be available for distribution to stockholders if such a Plan were adopted, and over what period of time and in how many installments, would this cash could be made available. The Board authorized management to continue consulting with the Company's counsel regarding legal and procedural implications of these transactions and with Lazard to finalize its analysis of the Company's strategic alternatives. In addition, in order to obtain a better understanding of the disclosure that would be required in connection with the pursuit of a plan of liquidation and a Reverse Stock Split, the Board directed Bryan Cave to prepare a draft Proxy Statement. However, the Board did not make any decision regarding the adoption of a plan of liquidation or a Reverse Stock Split or the filing of a Proxy Statement. Bryan Cave, Willkie Farr and Lazard responded to questions during the meeting. Also the Board accepted management's recommendation to begin marketing for the sale of the three rental phases of Palomino Park, which aggregate 1,184 rental units.

     On May 19, 2005, the Board held another meeting. At the meeting, Mr. Lynford noted that at the March 22 meeting there was a review and discussion of written materials provided by Bryan Cave and Venable regarding the liquidation process and the Board's fiduciary duties, respectively. Mr. Lynford then reviewed with the Board the general features of the Plan, the estimated liquidation value of the Company, the factors favoring adoption of the Plan, the disadvantages of the Plan, the general purpose and features of the Stock Split (and how it compared favorably to effectuating solely a Reverse Stock Split because among other reasons, obviated a need to exchange stock certificates), the advantages and disadvantages of the Stock Split and other matters relating to the Plan and Stock Split. He noted that the foregoing matters were previously considered by the Board and are set forth in the draft of the Proxy Statement previously distributed to the Board.

     Also at the May 19, 2005 Board meeting, representatives from Lazard reviewed with the Board the information in the written materials they prepared and circulated in advance of the meeting. In this regard, Lazard's representatives reviewed the services performed by Lazard; Lazard's observations about the Company and its assets; Lazard's view of the benefits and considerations associated with various strategic alternatives; the process Lazard and the Company engaged in relating to a merger or sale of the Company; the Company's cash distribution alternatives; a review of a possible range of values of the Company's assets in a liquidation, based on management's projections and assumptions; and a sensitivity analysis with respect to the timing and amount of the potential cash distributions to shareholders in a liquidation, based on management's projections and assumptions. Following the presentation made by Lazard's representatives, the Board discussed the presentation and questioned Lazard's representatives as well as management about the proposed Plan and the proposed Stock Split. The Board determined, after discussions among themselves and with Lazard and counsel, that a fairness opinion, which usually considers the value of an entity or its assets in connection the sale of a going concern, would not be an appropriate method to test the fairness of the Plan or the Stock Split. Following such discussion, the Board voted unanimously in favor of the Plan and the Stock Split and in favor of recommending to the stockholders the Plan and the Stock Split, to be voted on at the Company's 2005 Annual Meeting, In addition, the Board approved the form of Proxy Statement presented to it. The Board also voted to amend the Company's bylaws to enable the Company to postpone the Company's 2005 annual meeting, usually held in May of each year, until some time during the period between September 25 to October 25, 2005.

     With respect to the direct or indirect sale of the Beekman Properties to Messrs. Lynford and Lowenthal (or an entity controlled by them), the independent directors of the Board, at their May 19, 2005 meeting, met in executive session without Messrs. Lynford and Lowenthal to discuss the merits of the sale of the Beekman Properties. After considering the possible difficulties in obtaining the necessary municipal approvals, the costs expended by the Company to date and costs which may be required in the future, and the length of time it might take to construct and sell residential units, the Board concluded and unanimously agreed (without the votes of Messrs.

Lynford and Lowenthal) that (i) an independent third-party appraiser should be retained to appraise the Beekman Properties; (ii) it was in the Company's interest to enter into a contract with the Beekman Acquirors to establish the minimum amount of consideration to be received by the Company in connection with the sale of the Company's interests in the Beekman Properties pursuant to the Plan; (iii) the price of the Beekman Properties would be equal to the higher of either the fair market value (based on the appraiser's valuation and as confirmed by another independent appraiser) or the total costs incurred by the Company with respect to the Beekman Properties; and (iv) notwithstanding any contract of sale to be entered into with the Beekman Acquirors, the Company should preserve the right to accept higher offers from third parties should any offers be made prior to stockholder approval of the Plan. As part of the transaction, the Board also agreed to transfer the Deferred Compensation Assets to an entity owning the Beekman Properties in connection with relieving the Company of the Deferred Compensation Obligations.

     Bryan Cave, Willkie Farr and Lazard responded to questions during the meeting.

Expected Distributions

Timing and Amount

     At present, we anticipate making a distribution in an amount ranging from $12.00 to $14.00 per Common Share within 30 days after the later of the adoption of the Plan and the closing of the sale of the three rental phases of Palomino Park, which are currently being marketed for sale. Our Board has not established a firm timetable for distributions to stockholders. Under the terms of the Plan and the MGCL, we may make one or more distributions from time to time, after providing for or reserving for the payment of our obligations and liabilities, as we sell or otherwise liquidate our assets. Alternatively, if the Board elects, we may transfer our remaining assets to a liquidating trust and issue each stockholder an interest, which may be certificated, in such liquidating trust. All distributions will be paid to stockholders of record at the close of business on the record dates to be determined by the Board, pro rata based on the number of shares owned by each stockholder.

     The final distribution from the Company to our stockholders, or alternatively to a liquidating trust, is expected to be made, if possible, no later than the third anniversary of the date on which our stockholders approve the Plan. However, we cannot assure you that the final distribution of the proceeds of all of our assets will be made in such time period.

     Although we cannot be sure of the amounts, we currently believe that you will receive cash distributions totaling in the range of about $18.00 to $20.50 per Common Share. However, should actual circumstances differ from our assumptions, you could receive more or less than that amount. The indicated amount and timing of the distributions represent our current estimates, but it is not possible to determine with certainty the aggregate net proceeds that may ultimately be available for distribution to stockholders. See "Risk Factors." The actual amount, timing of and record dates for stockholder distributions will be determined by our Board in its sole discretion and will depend upon the timing and proceeds of the sale of our remaining assets, and the amounts deemed necessary by our Board to pay or provide for all of our liabilities and obligations.

Calculation of Estimated Distributions

     To estimate the amounts that may be available for distribution from the liquidation proceeds, we estimated the costs of liquidation. We also estimated general and administrative costs during the liquidation process. The payment of the distributions is in each case subject to the payment or provision for payment of our obligations to the extent not assumed by any purchasers of our assets and any tax liabilities. We believe that we will have sufficient cash and cash equivalents to pay all of our current and accrued obligations as a result of cash from operations and asset sales. Furthermore, we believe that our existing net operating and capital losses for Federal income tax purposes will be sufficient and available to offset any Federal taxable income that we may realize as a result of our liquidation. However, if contingent or unknown liabilities exist, distributions to stockholders may be reduced or delayed. Also, claims, liabilities and expenses will continue to accrue following approval of the Plan, as the expenses that we have estimated for professional fees and other expenses of liquidation are significant. These expenses will reduce the amount of cash available for ultimate distribution to stockholders. Our estimates have assumed that the stockholders will approve the Stock Split and that therefore our liquidation will be carried out while operating as a private company; if our stockholders reject the proposed Stock Split, our distributions may be less because our expenses will exceed our estimates. See "Risk Factors" for a more detailed discussion of these risks.

     We base our estimates of the net proceeds from the sale of the condominiums to be constructed at Gold Peak upon a composite of a variety of sources, including information from and discussions that we have had with local real estate brokers, our analysis of comparable sales figures, and our internal budgets of costs and operating expenses and other analyses. Our estimates of the net proceeds from the sale of condominiums at Fordham Tower, from the sale of single family homes at The Orchards and Claverack, and from the sale of Wellsford/Whitehall's remaining assets (one office building and one vacant land parcel) are based on a similar combination of considerations. Our estimates of the net proceeds from the sale of the Beekman Properties is based upon the total costs incurred by the Company with respect to the Beekman Properties and may be higher, depending upon the results of the valuation of the Beekman Properties determined by an independent appraiser. Our valuation of the Guggenheim and Mantua Loans is based upon our assumption that both notes will be paid in full. Our valuation of our ownership interests in Reis assumes that Reis will be sold and is based upon discussions that we have had with investment bankers who specialize in advising clients in the data and media field. Other than an appraisal of the Beekman Properties, we neither have obtained nor will obtain formal independent appraisals of the fair market value of our properties or any fairness opinions with respect to the liquidation.

Uncertainties Relating to Estimated Distributions

     Our estimates of potential distributions were prepared solely for internal planning purposes. The preparation of these estimates involved judgments and assumptions with respect to the liquidation process that, although considered reasonable at the time by management, may not be realized. We cannot assure you that actual results will not vary materially from the estimates. As we have disclosed under "Risk Factors," certain examples of uncertainties that could cause the aggregate amount of distributions to be less than our estimates include the following:

     o The value of our assets and the time required to sell our assets may change due to a number of factors beyond our control, including market conditions in the residential real estate market and the length of time it takes to develop or sell our residential real estate projects.

     o The sale of undeveloped land at Gold Peak and The Orchards to another developer, and the sale of our joint venture interest in Claverack to our partner in that venture, would likely result in net proceeds less than we would have realized from the sale of completed residential units at such projects; however, proceeds from the sale of undeveloped land and our joint venture interest would likely be received sooner than the proceeds from the sale of completed units and the Company would likely incur less aggregate general and administrative costs.

     o Our estimate of distributable cash resulting from our liquidation is based on estimates of the costs and expenses of the liquidation and operating the Company. If actual costs and expenses exceed such estimated amount, which is likely if our stockholders do not approve the Stock Split, aggregate distributions to stockholders from liquidation could be less than estimated.

     o If properties are not sold by the times and at prices we currently expect, the liquidation may not yield distributions as great as or greater than the recent market prices of the Common Shares.

     o There is no assurance that Reis will be sold as an entity to a third party. Because of transfer restrictions and the fact that we only own a minority interest (a portion of which is held through a partnership), if we cannot liquidate our ownership interests in Reis as part of a sale of Reis, we will likely have to sell our ownership interest in Reis to a third party at a discount to the amount that we would have received in a sale of Reis.

     o If liabilities, unknown or contingent at the time of the mailing of this Proxy Statement, later arise which must be satisfied or reserved for as part of the Plan, the aggregate amount of distributions to stockholders as a result of the Plan could be less than estimated.

     o Delays in consummating the Plan could result in additional expenses and result in actual aggregate distributions to stockholders less than our estimated amount.

     o If the Board elects to expend more than $1 million, our distributions to our stockholders may be less than anticipated.

     o If the Company experiences a "change in control," as defined under the Internal Revenue Code, during the liquidation period, it is possible that certain limitations on the use of loss carryforwards could cause the Company to incur some regular U.S. Federal income tax on the disposition of its assets occurring after such change in control.

     We do not anticipate updating or otherwise publicly revising the estimates presented in this document to reflect circumstances existing or developments occurring after the preparation of these estimates or to reflect the occurrence of anticipated events. The estimates have not been audited, reviewed or compiled by independent auditors.

Modification of Plan of Liquidation; No Further Stockholder Action Required

     Notwithstanding approval of the Plan by the stockholders of the Company, our directors or the trustees of any liquidating trust may modify or amend the Plan without further action by or approval of our stockholders to the extent permitted under then-current law. Our directors may also, at their discretion, abandon the Plan even after it has been approved by our stockholders.

     Once our stockholders have approved the Plan, no further stockholder action will be required to sell the remainder of our assets and to make the distributions described in the Plan. Furthermore, if our stockholders approve the Plan, the Board will have the authority to sell any and all of the Company's assets on such terms as the Board determines appropriate, subject to the provisions of the Plan. Notably, our stockholders will have no subsequent opportunity to vote on such matters and will, therefore, have no right to approve or disapprove the terms of such sales.

Effect of Distributions Made Under the Plan Upon Stock Options

     No liquidating distributions will be made with respect to options to acquire our Regular Common Shares, but the exercise price of options held by certain of our option holders may be reduced, and certain other adjustments to such options may be made, to account for the reduction in value of the Common Shares as a result of cash distributions made to shareholders, including the Initial Distribution. In such case, adjustments will be undertaken solely to prevent the dilution of benefits for the options in accordance with the relevant provisions of the option plans pursuant to which such options were issued.

Cancellation of Common Shares

     Our final distribution, which may be either in cash or in the form of trust certificates representing interests in a liquidating trust, will be in complete redemption and cancellation of our outstanding Common Shares. Upon such final distribution, you may be required to surrender your share certificates. If we cannot make distributions to a stockholder because mail is not deliverable to the last known address of that stockholder on the stockholder list we or our transfer agents maintain, we will hold the funds subject to unclaimed funds or escheat statutes of the state of the stockholder's last known address. If such state does not have an escheat law, the law of Maryland will govern. If a stockholder does not claim such funds within the statutory period, the funds may escheat to the state.

Steps Taken Consistent with the Plan

     Consistent with the Company's plan to sell assets, retire debt and accumulate cash to enhance its business options, and with due consideration of its on-going evaluation of its strategic alternatives, the following transactions have been consummated, all of which the Board believes to have been in the best interests of the Company and consistent with the proposed Plan:

     o The sale by the Company in November 2004 of its entire interest in Second Holding, a joint venture special purpose finance company, organized to purchase investment and non-investment grade rated real estate debt instruments and investment grade rated other asset-backed securities.

     o The sale by Wellsford/Whitehall, on January 21, 2005, of five retail stores.

     o The sale by Wellsford/Whitehall, on January 27, 2005, of seven office properties and a land parcel.

     o The sale by Wellsford/Whitehall, in April and May 2005, of two office properties.

     o The redemption by the Company, on April 6, 2005, of $25 million of Convertible Trust Preferred Securities held by an affiliate of Equity Residential Trust ("EQR"). The Company utilized a portion of its available cash to complete the transaction. The securities were issued in May 2000, had an interest rate of 8.25% per annum and were convertible into 1,123,696 Common Shares at $22.248 per share.

     o On April 6, 2005, the Company obtained development and construction financing for the construction of 259 condominium units at Gold Peak. The aggregate amount of the development and construction loans is $28.8 million. The loans bear interest at LIBOR + 1.65% per annum and mature in May 2008 with respect to the construction loan and September 2006 with respect to the development loan, both of which have additional extension options, subject to the satisfaction of certain conditions being met by the borrower.

     o The Company began development and construction of the Gold Peak property with the intention of commencing condominium sales in the fall of 2005.

     o The Company proceeded with development of residential housing units at The Orchards and Claverack with the intention of commencing sales at these developments in 2006.

     o In April 2005, the Company exercised its contingent purchase option on a parcel of land contiguous to the Orchards, which could be used to develop an additional 60 single family homes. However, the seller at this time cannot deliver the parcel in accordance with the terms and conditions of the agreement. Therefore, until such time as the seller can remedy specific issues under dispute, we are not obligated to complete the purchase of the property.

     o The Company, in April 2005, retained a real estate brokerage firm to market and sell the three rental phases of Palomino Park.

     o The Company, on May 2, 2005, repaid the $10.4 million Palomino Park tax-exempt bonds.

     o The independent members of the Board approved the direct or indirect sale of the Company's interests in the Beekman Properties to the Beekman Acquirors and the transfer of the Deferred Compensation Assets to an entity owning the Beekman Properties in connection with relieving the Company of the Deferred Compensation Obligations in an amount equal to the Deferred Compensation Assets.

     In connection with the proposed purchase of the Beekman Properties (or of the interests in an entity that owns the Beekman Properties) by the Beekman Acquirors, a committee consisting of all of the independent directors, Bonnie R. Cohen, Douglas Crocker II, Meyer "Sandy" Frucher, and Mark S. Germain, have retained an independent, third party appraiser, to value the Beekman Properties, which will be sold at a price equal to the greater of either (i) the fair market value of the Beekman Properties, based on an appraisal conducted by an independent appraiser retained by the independent members of our Board (and as confirmed by another independent appraiser) or (ii) the total costs incurred by the Company with respect to the Beekman Properties.

Dissolution

     No later than three years from the date our stockholders approve the Plan, we will file Articles of Dissolution with the Maryland SDAT to dissolve the Company. The Board, however, reserves the discretion and authority to file the Articles of Dissolution at an earlier date, subject to the final liquidation of the Company's assets or to the transfer of the Company's remaining assets into a liquidating trust. The dissolution will become effective upon acceptance for record of the Articles of Dissolution by the SDAT and our obtaining a tax clearance certificate from the SDAT. Although we intend to wind up our affairs, pay or provide for all of our debts and liabilities before we file our Articles of Dissolution, under the MGCL, even after we file Articles of Dissolution, we will continue to exist for the purpose of winding up our affairs by marshalling our assets, selling or otherwise transferring assets which are not to be distributed in kind to our stockholders, paying our debts and other liabilities and doing all other acts incident to liquidation of our business and affairs. However, after the Articles of Dissolution have been filed, we will not carry on any other business.

     Whether or not the Plan is approved, we may have an obligation (unless the Stock Split that is the subject of Proposal 2 is approved by the stockholders) to continue to comply with the applicable reporting requirements of the Exchange Act even though compliance with such reporting requirements is economically burdensome.

Transferability of Shares; AMEX Listing

     We anticipate that the market price of our Common Shares will decline as we make liquidating distributions to our stockholders. Even if the Stock Split is not approved, it is likely that AMEX will consider suspending trading in or remove from listing our Regular Common Shares if the total number of public stockholders is less than 300; if the aggregate market value of shares publicly held is less than $1 million; or if liquidation has been authorized. In the event that AMEX acts to delist our Regular Common Shares, we, at present, do not intend to interpose any objections. In the event that AMEX delisted our Regular Common Shares, we could still be subject to the periodic reporting and disclosure requirements of the Exchange Act. If the proposed Stock Split is approved, we will act to delist our Regular Common Shares from the AMEX and to cease complying with our reporting and other obligations under the Exchange Act.

     We may close our stock transfer books at any time after the Articles of Dissolution have been filed or after we have transferred all of our assets to a liquidating trust and, in any event, will close our stock transfer books and discontinue recording transfer of Common Shares on the earliest to occur of:

     o the close of business on the record date fixed by the Board for the final liquidating distribution,

     o the close of business on the date on which our remaining assets are transferred to a liquidating trust, or

     o    the date on which we cease to exist under Maryland law.

     After the stock transfer books have been closed, certificates representing Common Shares will not be assignable or transferable on the Company's books except by will, intestate succession or operation of law. After the final record date for the recording of stock transfers, the Company will not issue any new stock certificates, other than replacement certificates.

Liquidating Trust

     We may distribute our assets at any time into a liquidating trust. If all of our assets are not sold or distributed prior to the third anniversary of the approval of the Plan by our stockholders, we may transfer any assets not sold or distributed, including any contingency reserve or other cash on hand, to a liquidating trust. Furthermore, the Board and management may determine to transfer assets to a liquidating trust in circumstances where the nature of an asset is not susceptible to distribution (such as interests in real property, securities in privately held companies, or promissory notes) or where the Board determines that it would not be in the best interests of the Company and the stockholders for the assets to be distributed directly to the stockholders at the time. The Board may elect to distribute our assets to a liquidating trust prior to the third anniversary of stockholder approval of the Plan if they determine that the liquidating trust is in the best interest of the stockholders. We anticipate that by distributing assets to the liquidating trust savings may result from reductions in the costs of (i) preparing certain periodic reports required by, and complying with the rules and regulations of, the SEC and the AMEX (in the event the Stock Split is not approved or fails to reduce our number of record holders below 300); (ii) state franchise taxes;
(iii) audit and legal fees; and (iv) other company costs.

     If a liquidating trust is established, we would distribute to the then holders of our Common Shares interests in the liquidating trust in proportion to the number of Common Shares owned by such stockholders. This distribution would be a taxable event to such stockholders. The sole purpose of the liquidating trust would be to distribute or liquidate any remaining assets on terms satisfactory to the liquidating trustees and, after paying any of our remaining liabilities, distribute the proceeds of the sale of assets formerly owned by us to the holders of the interests in the liquidating trust. The liquidating trust will be obligated to pay any of our expenses and liabilities that remain unsatisfied.

     Approval of the Plan will constitute the approval by our stockholders of the establishment of a liquidating trust if determined to be necessary or appropriate by the Board, its appointment of one or more individuals to act as trustee or trustees and the terms of any liquidating trust agreement adopted by our Board. Our Board reserves the right to appoint, at its discretion, existing Company officers or Board members to serve as trustees of the liquidating trust. We anticipate that the Board will select trustees on the basis of the experience of each individual or entity in administering and disposing of assets and discharging liabilities of the kind to be held by the liquidating trust and the ability of the individual or entity to serve the best interests of the holders of trust interests. Stockholder approval of the Plan will also constitute stockholder approval of any liquidating trust agreement with the trustee or trustees on such terms and conditions as may be approved by the Board.

     We anticipate that the trust agreements would provide that the trust property would be transferred to the trustees immediately prior to the distribution of interests in the trust to the Company's stockholders and that the trust property would be held in trust for the benefit of the stockholder beneficiaries subject to the terms of the trust agreement. In the discretion of the trustees, the stockholders' interests in the trust may be represented by certificates or by noting such interests in the trust's records, in which case there would be no certificates or other tangible evidence of trust interests. No stockholder will be required to pay any cash or other consideration for the interests to be received in the distribution or to surrender or exchange Common Shares in order to receive the interests, unless the interests in the trust are certificated. In addition, we anticipate that the trust would be irrevocable and would terminate after the earliest of (i) the date the trust property is fully distributed, (ii) a majority in interest of the beneficiaries of the trust, or a majority of the trustees, have approved the termination, or (iii) a specified number of years have elapsed after the creation of the trust.

     We do not anticipate that interests in the liquidating trust will be freely transferable except in limited circumstances such as death of the holder of trust interests. Therefore, the recipients of the interests in the liquidating trust will not realize any value from these interests unless and until the trust distributes cash or other assets to them, which will be solely in the discretion of the trustees.

     Our Board has not determined the detailed terms or structure for a liquidating trust. The characteristics of any liquidating trust will be determined by our Board at a future date depending on factors such as the number and value of assets to be held by the liquidating trust and the number of holders of interests in the liquidating trust.

Our Advisor

     Lazard has acted as our advisor since March 2004 in connection with the evaluation of our strategic alternatives. They assisted us in analyzing and evaluating our strategic alternatives, the implementation of such alternatives, the valuation of the Company and creating financial models. Lazard is a national investment banking firm headquartered in New York, New York.

Certain Transactions and Possible Effects of the Approval of the Plan of Liquidation Upon Directors and Officers

Possible effects of the approval of the Plan of Liquidation upon directors and officers

     The approval of the Plan by our stockholders may have certain effects upon our officers and directors, including those set forth below.

     All of our current, and certain of our former, officers and directors hold Regular Common Shares and/or options to acquire Regular Common Shares. In addition, the Company's non-qualified deferred compensation trust holds Regular Common Shares for the benefit of some members of management. On June 10, 2005, our directors and officers, as a group, and our non-qualified deferred compensation trust, under which some members of management are beneficiaries, beneficially owned 6.3% of the Common Shares (exclusive of any options that may have been exercisable as of June 10, 2005). Our directors and officers have indicated that they intend to vote in favor of the Plan. The Company directed the trustee of the Company's non-qualified deferred compensation trust to vote all of the Regular Common Shares held in the non-qualified defined compensation trust in favor of all of the Proposals.

     In addition, the exercise price of options held by certain of our option holders may be reduced, and certain other adjustments to such options may be made, to account for the reduction in value of the Common Shares as a result of cash distributions made to shareholders, including the Initial Distribution. In such case, adjustments will be undertaken solely to prevent the dilution of benefits for the options in accordance with the relevant provisions of the option plans pursuant to which such options were issued.

     No officer or director who served as an officer or director on the day the Board adopted the Plan is party to an agreement with the Company providing for compensation for a fixed term or for severance upon termination other than Jeffrey H. Lynford, James J. Burns, William H. Darrow II, David M. Strong, and Mark P. Cantaluppi. However, only the employment agreement between the Company and Mr. Lynford has specific provisions applicable to the adoption of a plan of liquidation by the Company's stockholders. For a description of the arrangements between the Company and Mr. Lynford, see "Proposal 1 -Certain Transactions and Possible Effects of the Approval of the Plan upon Directors and Officers: Effect of Plan of upon senior management's employment agreements" and "Proposal 3-Employment Agreements"

     The Board may confer other benefits or bonuses to the Company's officers and employees, including Mr. Lynford who is also a director, in recognition of their services to the Company based on the performance of officers and employees, including performance during our liquidation process.

     Although the matters set forth above may be deemed to give rise to a potential conflict of interest with respect to the Board's adoption of the Plan, the Plan was adopted by the unanimous vote of all of the directors, including the directors believed by the Board to be independent. The Board determined that no independent committee was required to review and approve the Plan because the provisions of the Plan would affect all stockholders equally and none of the Board members would benefit in a way that would be disproportionately different than any other stockholder of the Company.

Effect of Plan of Liquidation upon senior management's employment agreements

     Mr. Lynford's employment agreement contains provisions which grant him certain benefits and payments, including, but not limited to, health, dental and life insurance benefits and severance payments if he terminates his employment in the event of a "change of control." The adoption of the Plan by the Board and the Company's stockholders and the consummation of the transactions contemplated by the Plan would constitute a "change of control" under Mr. Lynford's employment agreement, which is discussed below. Furthermore, Mr. Strong's employment agreement provides for certain payments to be made to him upon the occurrence of certain events that are contemplated by the Plan.

     In August 2004, the Company and Mr. Lynford entered into a Second Amended and Restated employment agreement which provides, among other things, that Mr. Lynford receive from January 1, 2005 until the expiration of the agreement on December 31, 2007, a base salary of $375,000 per year and a minimum annual bonus of $375,000. The employment agreement of Mr. Lynford contains provisions which entitles him to certain benefits and payments, including, but not limited to, health, dental and life insurance benefits, in the event he terminates his employment agreement following a "change of control" (as defined in his employment agreement and which definition includes adoption of a plan of liquidation as a "change of control"). Accordingly, if the Plan is approved by our stockholders, Mr. Lynford, if he elects to terminate his employment with the Company, would be entitled to the payment of $643,000, which would otherwise be due to him on January 1, 2008, and an amount equal to the balance of his salary and minimum annual bonus (each payable at a rate of $375,000 per year) due to him through December 30, 2007, plus the continued payment by the Company of certain other benefits such as health, dental and life insurance premiums through December 30, 2007. In addition, if there is a sale or series of sales of Palomino Park having a value on the Company's financial statements equal to or in excess of 80% of the value of Palomino Park on such financial statements, Mr. Lynford will be entitled to receive $643,000, which would be in lieu of the accelerated $643,000 payment described above.

     In October 2004, the Company and Mr. Strong entered into a Third Amended and Restated Employment Agreement which provides, among other things, that Mr. Strong receive, effective January 1, 2005, a base salary of $205,500 per year, increased at the rate of 3% for 2006, and a minimum annual bonus of 75% of his base salary. The agreement expires on December 30, 2006. Mr. Strong is also entitled to receive a lump sum special bonus payment of up to $1 million based upon the level of the Company's return on its investment in the Palomino Park project, above certain defined thresholds, following the sale by the Company of at least 90% of its interest in the Palomino Park project. Mr. Strong will also be entitled to receive an additional lump sum bonus payment based upon the number of units sold (at $1,000 per unit) as well as the amount equal to 5% of any Profit, as defined in his employment agreement, in excess of $8,259,000 in the Gold Peak portion of the Palomino Park project following the construction of the project and the sale of all condominium units.

Purchase of Beekman Properties by the Beekman Acquirors

     As described earlier, the Beekman Properties is comprised of two contiguous parcels of land located in Beekman, New York. In February 2005, the Company purchased one of the parcels, consisting of approximately ten acres, for $650,000 and in December 2004, provided a $300,000 first mortgage for the second lot, consisting of a contiguous 14 acre parcel, with a three year option to purchase the lot subject to municipal site plan approval.

     Under the Plan, which you are being asked to approve, the Beekman Acquirors will purchase the Beekman Properties (or our interests in an entity that owns the Beekman Properties), which consists of a ten acre parcel and a contract to acquire a contiguous 14 acre parcel. The Company also holds a mortgage lien as security for its deposit under the contract. As part of the sale of the Beekman Properties (or of our interests in an entity owning the Beekman Properties), the Beekman Acquirors shall also acquire the Deferred Compensation Assets in connection with relieving the Company of the Deferred Compensation Obligations in an amount equal to the Deferred Compensation Assets. The Beekman Acquirors will be comprised of Jeffrey H. Lynford, the Company's Chairman, Chief Executive Officer, President and director of the Company, and Edward Lowenthal, a director and the former Chief Executive Officer and President of the Company, or an entity controlled by them.

     In connection with the proposed purchase of the Beekman Properties by the Beekman Acquirors, the independent directors of the Board unanimously approved a resolution to retain an independent, third party appraiser to value the Beekman Properties. The committee of independent directors of Board approved the sale of the Beekman Properties (or, in the alternative, of our interests in an entity that owns the Beekman Properties) to the Beekman Acquirors at a price equal to the greater of either (i) the fair market value of the Beekman Properties, based on an appraisal conducted by an independent appraiser retained by the independent members of our Board

(and as confirmed by another independent appraiser) or (ii) the total costs incurred by the Company with respect to the Beekman Properties which through May 31, 2005 aggregated approximately $1 million).

     Both the independent committee and the Board determined that it would not be necessary to obtain a fairness opinion regarding this transaction because the expense of the fairness opinion would exceed any benefit derived from it and because fairness opinions are typically rendered in the context of the sale of a going concern and not in the direct or indirect sale of an asset such as real property. Furthermore, the Board determined, after discussions among themselves and with Lazard, that a fairness opinion, which usually considers the value of an entity or its assets in connection the sale of a going concern, would not be an appropriate method to test the fairness of this transaction. In addition, both the independent committee and the Board determined that the appraisal rendered by an independent third-party appraiser was an appropriate method to establish the value of the Beekman Properties.

Directors' and officers' insurance

     We intend to maintain an insurance policy for our officers, directors, employees, agents and representatives against liability asserted against or incurred by such persons in their capacity as such or arising from their status as officer, director, employee, agent, or representative, and for actions taken in connection with the Plan and the winding up of our affairs, which will continue in effect for a period of up to six years following the completion of the liquidation.

Appraisal Rights of Stockholders

     Under the MGCL, you are not entitled to any rights of appraisal or similar rights in connection with the approval of the Plan.

Material Federal Income Tax Consequences of the Plan of Liquidation

     The following discussion summarizes the material U.S. Federal income tax considerations that may be relevant to you as a result of the liquidation. This discussion is based upon interpretations of the Internal Revenue Code, Treasury regulations promulgated under the Internal Revenue Code, judicial decisions, and administrative rulings as of the date of this Proxy Statement, all of which are subject to change or differing interpretations, including changes and interpretations with retroactive effect. The discussion below does not address all U.S. Federal income tax consequences or any state, local or foreign tax consequences of the liquidation. Your tax treatment may vary depending upon your particular situation. Also, U.S. stockholders subject to special treatment, including dealers in securities or foreign currency, tax-exempt entities, subchapter S corporations, REITs, regulated investment companies, persons who acquired our stock upon exercise of stock options or in other compensatory transactions, banks, thrifts, insurance companies, persons that hold our capital stock as part of a "straddle", a "hedge", a "constructive sale" transaction or a "conversion transaction", persons that have a "functional currency" other than the U.S. dollar, and investors in pass-through entities, may be subject to special rules not discussed below. This discussion also does not address the U.S. Federal income tax consequences of the liquidation to holders of our capital stock that do not hold that stock as a capital asset. This discussion assumes that the Company will make distributions pursuant to, and in accordance with the Plan of Liquidation.

     For purposes of this discussion, a U.S. stockholder means any of the following: (1) a citizen or resident of the United States; (2) a corporation or other entity taxable as a corporation created or organized under U.S. law (Federal or state); (3) an estate the income of which is subject to U.S. Federal income taxation regardless of its sources; (4) a trust if a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. stockholders have authority to control all substantial decisions of the trust, or if the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. stockholder; and (5) any other person whose worldwide income and gain is otherwise subject to U.S. Federal income taxation on a net basis.

     If a partnership holds Common Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. This summary does not address the tax treatment for U.S. Federal income tax purposes of partnerships or pass-through entities that hold Common Shares or persons who hold their interests through such a partnership or pass-through entity. Such persons are urged to consult their tax advisors.

     This U.S. Federal income tax discussion is for general information only and may not address all tax considerations that may be significant to a holder of our Common Shares. You are urged to consult your own tax advisor as to the particular tax consequences of the liquidation, including the applicability and effect of any state, local or foreign laws and changes in applicable tax laws.

Tax Consequences to the Company

     The sale of the Company's assets pursuant to the Plan will be taxable transactions with respect to the Company to the extent that any gain or loss is realized. The Company will realize gains or losses measured by the difference between the proceeds received by them on such sale and the Company's tax basis in the assets. For purposes of calculating a gain or loss, the proceeds received by the Company will include the cash received by the Company, the amount of the Company's indebtedness that is cancelled or assumed, and any other consideration received by the Company for their assets. In general, it is anticipated that during the winding-up period the Company will have sufficient current losses and loss carryforwards to offset the expected income for regular Federal income tax purposes. However, if the Company experiences a "change in control" (as defined under the Internal Revenue Code) during the liquidation period, it is possible that certain limitations on the use of loss carryforwards could cause the Company to incur some regular federal income tax on the disposition of its assets occurring after such change in control. In addition, the transfer of certain Deferred Compensation Assets and Deferred Compensation Liabilities to an entity owning the Beekman Properties would likely result in the loss of the related compensation deduction to the Company, estimated to be an amount equal to the value of the assets so transferred. However, since it has been estimated that the Company currently has more net operating and capital loss carryforwards available to it than the amount of income and gain expected to be realized during the wind-up period, the value of the deferred compensation deductions, if allowable to the Company, is remote, and the loss of such deduction would not likely be materially detrimental to the Company.

     Due to limitations on the use of net operating losses to offset alternative minimum taxable income, the company may be liable for alternative minimum tax during the winding-down period. In addition, the Company may be subject to state income taxes to the extent that gains exceed losses for state tax law purposes, but the Company does not anticipate that such taxes, if any, will be significant except with respect to the sale of the three rental phases of Palomino Park.

Tax Consequences to Stockholders

     Generally, any gain or loss recognized by a U.S. stockholder of the Company on the liquidation of the Company will constitute a capital gain or loss so long as such U.S. stockholder holds his shares as a capital asset. In general, the amount of gain or loss recognized by a U.S. stockholder on the liquidating distribution by the Company will be measured as the amount by which the cash (and value of any other property) received by such U.S. stockholder in the liquidating distribution of the Company exceeds or is less than his tax basis in the Common Shares redeemed in the liquidation.

     Liquidating distributions to Stockholders will first be applied against the total adjusted basis of each block of Common Shares and gain will be recognized only after an amount equal to his or her adjusted basis in such block of Common Shares has been fully recovered. For the purposes of this discussion, a "block of Common Shares" means the number of Common Shares purchased by a U.S. stockholder at any one time in a given transaction. Where a U.S. stockholder of the Company owns more than one block of Common Shares and if he or she were to receive a series of distributions in complete liquidation of the Company, each distribution would be allocated ratably among the several blocks of Common Shares owned by that U.S. stockholder in the proportion that the number of shares in the particular block bears to the total number of Common Shares held by that U.S. stockholder. Gain or loss must be computed separately with respect to each block of Common Shares, and gain will be recognized with respect to a block of Common Shares only after the adjusted basis of that block has been recovered. Once the adjusted basis of a specific block of Common Shares has been recovered, any subsequent distributions allocable to that block would be recognized as gain in their entirety. Any losses resulting from the liquidation would be recognized only after the Company has made its final liquidation distribution.

     Gain or loss recognized by a U.S. stockholder with respect to Common Shares constituting capital assets in his or her hands will be characterized as long-term capital gain or loss, provided such stockholder meets the one-year capital gain holding period required under the Internal Revenue Code. In the case of a U.S. stockholder other than a corporation, capital losses must be offset against capital gains. Any net short-term and long-term capital losses of U.S. stockholders other than a corporation are also allowed as a deduction against ordinary income in any one year up to a maximum of $3,000. Any net capital losses not allowed in one year can be carried over to subsequent years.

     In the case of a corporate U.S. stockholder, capital losses can be used only to offset capital gains. Corporations may generally carry back unused capital losses three years and/or carry them forward five years.

Tax Consequences of Liquidating Trust

     The Company may, at some point during the winding-up period, decide to transfer its then assets subject to Company liabilities to a liquidating trust. In that event, you will be treated as having received a liquidating distribution equal to your share of the amount of cash and the fair market value of any asset distributed to the liquidating trust, net of any accompanying liabilities. As with other liquidating distributions described above, you will be required to recognize a gain to the extent the value of such liquidating distribution is greater than your basis in your stock notwithstanding that you may not currently receive a distribution of cash or any other assets with which to satisfy the resulting tax liability.

     An entity classified as a liquidating trust may receive assets, including cash, from the liquidating entity without incurring any tax. It will be treated as a grantor trust, and accordingly will also not be subject to tax on any income or gain recognized by it. Instead, you will be treated as the owner of your pro rata portion of each asset, including cash, received by and held by the liquidating trust. Accordingly, you will be required to take into account in computing your taxable income your pro rata share of each item of income, gain and loss of the liquidating trust.

     An individual U.S. stockholder who itemizes deductions generally may deduct his pro rata share of fees and expenses of the liquidating trust only to the extent that such amount, together with the U.S. stockholder's other miscellaneous deductions, exceeds 2% of his adjusted gross income. A U.S. stockholder will also recognize taxable gain or loss when all or part of his pro rata portion of an asset is disposed of for an amount greater or less than his pro rata portion of the fair market value of such asset at the time it was transferred to the liquidating trust. Any such gain or loss will be capital gain or loss so long as the U.S. stockholder holds his interest in the assets as a capital asset.

     If the liquidating trust fails to qualify as such, its treatment will depend, among other things, upon the reasons for its failure to so qualify. In such case, the liquidating trust would most likely be taxable as a partnership. If the Board avails itself of the use of a liquidating trust, it is anticipated that every effort will be made to ensure that it will be classified as such for Federal income tax purposes.

Consequences to Non-U.S. Stockholders

     Generally, a non-U.S. stockholder's gain or loss from the liquidation will be determined in the same manner as that of a U.S. stockholder. If a non-U.S. stockholder's capital stock constitutes a "U.S. real property interest" within the meaning of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") or if the gain from the liquidating distributions is otherwise effectively connected with a U.S. trade or business of the non-U.S. stockholder, that non- U.S. stockholder will generally be subject to U.S. Federal income tax with respect to any gain recognized in the liquidation. In the case of an individual non-U.S. stockholder whose gain from the liquidating distributions is not effectively connected with a U.S. trade or business, that tax will generally be at capital gains rates. In addition, in the case of non-U.S. corporations, the non-U.S. stockholder may be subject to applicable alternative minimum tax and the possible application of the 30% branch profits tax. An applicable income tax treaty may modify these consequences for a non-U.S. stockholder eligible for treaty benefits and non-U.S. stockholders should consult with their tax advisors regarding the possible application of such a treaty.

     Our capital stock owned by a non-U.S. stockholder will generally not constitute a U.S. real property interest if, at the time such non-U.S. stockholder receives a liquidating distribution, our stock is regularly traded on an established securities market and such non-U.S. stockholder has not held more than 5% of the total fair market value of our capital stock at any time during the five-year period ending on the date of receipt of the final liquidating distribution. It is not known whether, at the time you receive the final liquidating distribution, the Company's stock will be regularly traded on an established securities market. If the Stock Split has been approved by the stockholders, it is highly unlikely that the Company's stock will remain regularly traded on an established securities market. Other exceptions may apply to treat the capital stock you own as other than a "U.S. real property interest." This discussion assumes that the Company's capital stock will constitute a U.S. real property interest at the time of any liquidating distributions.

     Any liquidating distributions paid to non-U.S. stockholders will be subject to income tax withholding at the rate of 10% if our capital stock in the hands of a non-U.S. stockholder constitutes a U.S. real property interest. Because of the difficulties of determining whether a particular non-U.S. stockholder's capital stock constitutes a U.S. real property interest, non-U.S. stockholders should anticipate that 10% of each liquidating distribution will be withheld and paid over to the Internal Revenue Service. A non-U.S. stockholder may be entitled to a refund or credit against the non-U.S. stockholder's U.S. tax liability with respect to the amount withheld, provided that the required information is furnished to the Internal Revenue Service on a timely basis.

     Non-U.S. stockholders should consult their own tax advisors regarding the U.S. tax consequences of the liquidation, the FIRPTA rules, and withholding tax considerations.

Backup Withholding

     Unless you comply with applicable reporting and/or certification procedures or are an exempt recipient under applicable provisions of the Internal Revenue Code and Treasury regulations promulgated under the Internal Revenue Code, you may be subject to backup withholding tax with respect to any cash payments received pursuant to the liquidation. You should consult your own tax advisors to ensure compliance with these procedures.


     Backup withholding generally will not apply to payments made to exempt recipients such as a corporation or financial institution or to a U.S. stockholder who furnishes a correct taxpayer identification number or a non-U.S. stockholder who provides a certificate of foreign status and provides other required information. If backup withholding applies, the amount withheld is not an additional tax but is credited against that stockholder's U.S. Federal income tax liability.

Foreign, State and Local Income Tax

     You may also be subject to foreign, state or local taxes with respect to the liquidating distributions received from us pursuant to the plan. You should consult your tax advisors regarding such taxes.

          PROPOSAL 2 - REVERSE/FORWARD STOCK SPLIT - AMENDMENT TO THE
                        COMPANY'S ARTICLES OF AMENDMENT

What You Are Being Asked To Approve

     Stockholders are being asked to adopt two Articles of Amendment to the Company's Charter. One of the amendments, set forth in the Articles of Amendment, attached as Exhibit B-1, will effectuate a 1-for-100 Reverse Stock Split, which will be followed immediately by the filing of a second amendment, set forth in another Articles of Amendment, attached as Exhibit B-2, which will effectuate a 100-for-1 Forward Stock Split. The purpose of the Stock Split is to reduce the number of stockholders of record to below 300, thereby allowing the Company to terminate its registration, periodic reporting and other obligations under the Exchange Act, delist its Regular Common Shares from the AMEX, and continue future operations as a private company without having to comply with the rules and regulations of the SEC and AMEX. The deregistration and delisting of the Company's Regular Common Shares, and the termination of the Company's Exchange Act reporting obligations would relieve the Company of the costs, administrative burdens and competitive disadvantages associated with operating as a public company. In addition, if the proposed Plan of Liquidation (Proposal 1) is also approved, any cost savings from not being a public company will likely inure to the benefit of the stockholders in the form of a larger liquidation distribution.

The Board's Recommendation

     THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE AMENDMENTS TO THE COMPANY'S CHARTER TO EFFECTUATE A 1-FOR-100 REVERSE STOCK SPLIT FOLLOWED BY A 100-FOR-1 FORWARD STOCK SPLIT.

What the Stock Split Contemplates

     If the two amendments are approved, each of the Company's 100 Regular Common Shares held by a stockholder will be converted into one share. Stockholders who own less than 100 shares before the Stock Split will have their shares converted into cash based on a value of $20.50 per pre-split Regular Common Share. Immediately after the Reverse Stock Split, each Regular Common Share held by a stockholder will be converted into 100 Regular Common Shares. As of June 3, 2005, the Company had approximately 576 stockholders of record holding approximately an aggregate of 6,297,736 outstanding Regular Common Shares. In the event this proposal is approved by the stockholders, following the Stock Split, the Company anticipates that it will have approximately 112 stockholders of record. Notwithstanding the Board's approval of the Stock Split, the Board reserves the right not to effectuate the Stock Split in the event that the Company must pay more than $1 million to the Cashed-Out Stockholders. The Board adopted resolutions on May 19, 2005 (i) approving the amendments as proposed to the Company's Charter in order to effectuate the Stock Split, (ii) determining that the Stock Split is advisable, in the best interests of, and substantively and procedurally fair to, the Company's stockholders, regardless of whether they are cashed out or remain as stockholders of the Company and
(iii) calling for submission of the amendments for approval by the Company's stockholders at the Annual Meeting. If the stockholders approve the two proposed amendments, they will become effective upon the acceptance for record of the respective Articles of Amendment by the SDAT. The Board may elect to abandon the Stock Split at any time prior to the filing of the Articles of Amendment.

Background

     For the background, events and circumstances, including Board meetings, strategic alternatives considered by the Board and consultations with advisors, which led to the Board's conclusion to recommend that the Company deregister and delist its Regular Common Shares, see "Proposal 1: Plan of
Liquidation-Background."

Basic Terms of the Stock Split

     The Stock Split includes both a Reverse Stock Split and a Forward Stock Split of our Regular Common Shares. The Stock Split is expected to occur following the close of trading on the Split Effective Date and the Forward Stock Split is expected to occur one minute later. Even if the Stock Split has been approved by the requisite number of stockholders, the Board reserves the right, in its discretion, to abandon the Stock Split prior to the proposed Split Effective Date if it determines that abandoning the Stock Split is in the best interests of the Company.

     Upon consummation of the Stock Split, each registered stockholder on the Split Effective Date will receive one Common Share for each 100 Regular Common Shares held in his or her account immediately prior to the Split Effective Date. If a registered stockholder holds more than 100 Regular Common Shares in his or her account, any fractional share in such account will not be cashed out after the Stock Split, and the total number of shares held by such holder will not change as a result of the Stock Split. Such holders will not need to exchange or return any existing stock certificates, which will continue to evidence ownership of the same number of shares as set forth currently on the face of the certificates. Any registered stockholder who holds fewer than 100 Regular Common

Shares in his or her account immediately prior to the effective time of the Stock Split will receive a cash payment of $20.50 per pre-split Regular Common Share instead of fractional shares. We intend for the Stock Split to treat stockholders holding Regular Common Shares in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their names, and nominees will be instructed to effect the Stock Split for their beneficial holders. Accordingly, the Company also refers to those street name holders who receive a cash payment instead of fractional shares of Regular Common Shares as Cashed-Out Stockholders. However, nominees may have different procedures, and stockholders holding shares in street name should contact their nominees.

     If a stockholder who holds less than 100 Regular Common Shares before the Stock Split (and therefore will receive cash in lieu of his Regular Common Shares as a result of the Stock Split) would prefer to continue to hold Regular Common Shares after the Stock Split, such a stockholder may complete either of the following actions before the close of business on the Split Effective Date to retain an interest in the Company:

     o purchase a sufficient number of shares of the Company's Regular Common Shares on the open market and have them registered in the name of and consolidated with such stockholder's current record account if such stockholder is a record holder, or have them entered in such stockholder's account with a nominee, such as a broker or bank, in which such stockholder currently hold Common Shares, so that such stockholder holds at least 100 Regular Common Shares in such stockholder's record account immediately prior to the Split Effective Date; or

     o if applicable, consolidate such stockholder's record accounts or accounts with nominees so that such stockholder holds at least 100 Regular Common Shares in a single record account immediately prior to the Split Effective Date.

     The Company intends for the Stock Split to treat stockholders holding Regular Common Shares in street name through a nominee, such as a bank or broker, in the same manner as stockholders whose shares are registered in their names. Nominees will be instructed to effect the Stock Split for their beneficial holders. Accordingly, the Company also refers to those street name holders who receive a cash payment instead of fractional shares as Cashed-Out Stockholders However, nominees may have different procedures and stockholders holding shares in street name should contact their nominees.

     The Stock Split is structured to, and if completed will likely, reduce the number of record holders of the Company's Regular Common Shares to fewer than 300, which will permit the Company to terminate its registration and periodic reporting obligations under the Exchange Act and delist its shares from the AMEX. Upon approval by our stockholders, and as soon as practicable after the Split Effective Date, we intend to apply for the termination of the Company's registration and periodic reporting obligations under the Exchange Act and submit an application to delist our Regular Common Shares from the AMEX.

Potential Disadvantages of the Stock Split to Stockholders; Accretion in Ownership and Control of Certain Stockholders

     The stockholders owning fewer than 100 Regular Common Shares immediately prior to the Split Effective Date will, after giving effect to the Stock Split, no longer have any equity interest in the Company and therefore will not participate in our future potential earnings or growth, if any. It is expected that all but approximately 112 registered stockholders will be fully cashed out in the Stock Split. It will not be possible for Cashed-Out Stockholders to re-acquire an equity interest in the Company unless they purchase an interest from the Remaining Stockholders.

     The Stock Split will require stockholders who own fewer than 100 Regular Common Shares to surrender involuntarily their shares for cash. These stockholders will not have the ability to continue to hold their shares. The ownership interest of these stockholders will be terminated as a result of the Stock Split, but the Board has concluded that the completion of the Stock Split overall will benefit these stockholders because of, among other reasons, the liquidity provided to them by the transaction at a price determined by the Board to be fair to these stockholders.

     The Stock Split will change the percentage of beneficial ownership of each of the officers and directors of the Company. On June 10, 2005, before the Stock Split, the Company's directors and officers, as a group, and the Company's non-qualified deferred compensation trust, under which some members of management are members beneficially owned 6.3% of the Common Shares (exclusive of any options that may have been exercisable as of June 10, 2005). Immediately after taking into account the effect of the Stock Split, we estimate that our directors and officers, as a group, and the Company's non-qualified deferred compensation trust, under which some members of management are members will beneficially own 6.4% of the Common Shares (exclusive of any options that may have been exercisable as of June 10, 2005). See also information under the caption "Proposal 3-Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters" in this Proxy Statement.

     Potential disadvantages to our stockholders who will remain as stockholders after the Stock Split include decreased access to information and decreased liquidity as a result of the termination of the AMEX listing of our Regular Common Shares. When the Stock Split is effected, we intend also to terminate the registration of our Regular Common Shares under the Exchange Act. As a result of the termination, we will no longer be subject to the periodic reporting requirements or the proxy and other rules of the Exchange Act.

Split Effective Date

     The Split Effective Date will be the date that the SDAT accepts the two Articles of Amendment effectuating the Stock Split for record. We intend to file our delisting application with the AMEX immediately thereafter. We do not, however, expect that deregistration from the Exchange Act, which would allow us to terminate our registration and periodic reporting obligations, will occur until approximately 30 to 60 days following the stockholders' approval of the Stock Split.

Exchange of Certificates for Cash Payment or Common Shares

     We will file both Articles of Amendment with the Maryland SDAT and effect the amendments set forth in Exhibits B-1 and B-2. EquiServe Trust Company, N.A., our transfer agent, has been appointed as the "Exchange Agent" to carry out the exchange of certificates for cash.

     As soon as practicable after the Split Effective Date, record holders holding fewer than 100 Regular Common Shares will be notified and asked to surrender their certificates representing Regular Common Shares to the Exchange Agent. Record holders owning fewer than 100 Regular Common Shares on the Split Effective Date will receive in exchange a cash payment in the amount of $20.50 per pre-split Regular Common Share. No brokerage fees, bonding fees or service charges will be payable by the Company's stockholders in connection with the exchange of certificates and/or the payment of cash in lieu of issuing fractional Regular Common Shares because the Company will bear all such expenses. Those record holders beneficially owning at least 100 Regular Common Shares will continue to hold the same number of Regular Common Shares, and will not be required to exchange their old certificates for new certificates.

     If the Stock Split is effected, any stockholder owning fewer than 100 Regular Common Shares will cease to have any rights with respect to our Common Shares, except to be paid in cash, as described in this Proxy Statement. No interest will be paid or accrued on the cash payable to holders of fewer than 100 Regular Common Shares after the Stock Split is effected.

     Nominees (such as a bank or broker) may have required procedures, and a stockholder holding Regular Common Shares in street name should contact his or her nominee to determine how the Stock Split will affect them. Generally, we expect that nominees, when determining what accounts will be subject to being cashed out as a consequence of the Reverse Stock Split, will aggregate all accounts having the same tax identification or social security number and having the same registered name. In other words, if a stockholder has opened multiple accounts with a nominee, each of which holds our Common Shares, and if all such accounts are registered in the same name, then we expect that the nominee will aggregate all such holdings to determine whether such stockholder will become a Cashed-Out Stockholder as a result of the Reverse Stock Split. The Exchange Agent appointed by us to carry out the exchange has informed us that nominees are expected to provide beneficial ownership positions of stockholders holding shares in "street name" so that beneficial owners may be treated appropriately in effecting the

Stock Split. However, if you are a beneficial owner of fewer than 100 Regular Common Shares, it may be prudent to instruct your nominee to transfer your shares into a record account in your name in a timely manner to ensure that you will be considered a holder of record prior to the Split Effective Date. A stockholder holding fewer than 100 Regular Common Shares in street name who does not transfer shares into a record account should contact his, her, or its nominee to insure that the Regular Common Shares owned by such stockholder are cashed out in connection with the Stock Split.

     In the event that any certificate representing Common Shares is not presented for cash upon request by us, the cash payment will be administered in accordance with the relevant state abandoned property laws. Until the cash payments have been delivered to the appropriate public official pursuant to the abandoned property laws, such payments will be paid to the holder thereof or his or her designee, without interest, at such time as the Regular Common Shares have been properly presented for exchange.

Source of Funds and Financial Effect of the Stock Split

     Given that the actual number of shares of Regular Common Shares that the Company will purchase is unknown at this time, the total cash the Company will pay to stockholders is currently unknown, but is estimated to be not more than $1 million. As noted under the caption "Proposal 2-Reservation of Right to Abandon the Stock Split," our Board reserves the right not to effectuate the Stock Split if the Company must expend more than $1 million in total to pay the Cashed-Out Stockholders. The Company expects to use its available cash and cash equivalents to make the payments to those stockholders holding less than 100 pre-split Regular Common Shares (i.e., those who will receive cash in lieu of the Regular Common Shares subsequent to the Stock Split) and to pay professional fees and other expenses related to the Stock Split. The use, as discussed below, of approximately $1.8 million in cash to complete the Stock Split, which includes professional fees and other expenses related to the transaction and cash payments to be made in lieu of issuing fractional shares, is not expected to have any material adverse effect on the Company's capitalization, liquidity, results of operations or cash flow. The Company's cash and cash equivalents and U.S. Government securities balance aggregated $87.9 million at March 31, 2005. Since then, we have used a portion of our available cash to redeem the $25 million of Convertible Trust Preferred Securities held by an affiliate of EQR and we have repaid in full the $10.4 million Palomino Park tax-exempt bonds that were outstanding as of March 31, 2005, and we have received a distribution of approximately $7 million from Wellsford/Whitehall.

Fees and Expenses

     The following is a reasonably itemized statement of the fees and expenses that have been incurred or that are estimated to be incurred in connection with the Stock Split and the transactions related thereto:

Cash Consideration for fractional shares
  (assuming maximum payment)                                          $1,000,000
Independent Registered Public Accountant's Fees                          100,000
Legal Fees                                                               300,000
Financial Advisor Fees                                                   250,000
Printing and other costs in connection with
  the mailing of this Proxy Statement                                     50,000
Transfer and Exchange Agent Services                                      25,000
SEC Filing Fees and Miscellaneous Expenses                                50,000
                                                                      ----------
          Total                                                       $1,775,000
                                                                      ==========

Accounting Consequences

     The Stock Split will not affect the par value of the Company's Regular Common Shares, which at the completion of the Stock Split will remain $0.02 per share. The Stock Split will result in an increase in per share net income or loss and net book value of the Company's Regular Common Shares because fewer shares of the Company's Regular Common Shares will be outstanding. In other words, each Remaining Stockholder, after the Stock Split, will own a larger portion of the Company. The Company's financial statements, incorporated herein by reference, including the Annual Report on Form 10-K filed March 15, 2005 and the Form 10-Q filed on May 6, 2005, do not reflect the Stock Split.

Certain Legal Matters

     The Company is not aware of any license or regulatory permit that appears to be material to the business of the Company that might be adversely affected by the Stock Split, nor any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required to consummate the Stock Split, other than approvals, filings or notices required under federal and state securities laws and the filing of the two Articles of Amendment with the SDAT.

Conduct of the Company's Business after the Stock Split

     Following the Stock Split, the Company will no longer be a listed public reporting company, but rather will operate as a private company. Our Regular Common Shares will cease to be listed on the AMEX and the registration of our Regular Common Shares under the Exchange Act will be terminated. In addition, because our Regular Common Shares will no longer be publicly held, we will be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act, and our officers, directors and stockholders owning more than 10% of Regular Common Shares will be relieved of the stock ownership reporting requirements and "short swing" trading restrictions under Section 16 of the Exchange Act. Further, we will no longer be subject to the periodic reporting requirements of the Exchange Act and will cease filing financial and other information with the SEC. Nevertheless, we may decide in our sole discretion to provide certain financial and other information to our stockholders at some time in the future. We will also no longer need to comply with the rules and regulations of the SEC and the Sarbanes-Oxley Act of 2002 relating to corporate governance and other matters. In addition, we will also no longer be subject to the corporate governance requirements imposed by the Exchange Act and the rules of the AMEX. All of these corporate governance rules are often viewed as being protective of a company's stockholders.

     No longer being a listed public reporting company will enable us to realize time and cost savings from not having to comply with the requirements of the Exchange Act and the AMEX. In addition, if the proposed Plan of Liquidation (Proposal 1) is adopted by our stockholders, the termination of our registration and reporting obligations under the Exchange Act would enable our management to focus on the liquidation of our remaining assets. Should our stockholders reject the Plan, we expect our business and operations to continue as they are currently being conducted with the same risks and uncertainties that now exist and, except as disclosed in this Proxy Statement, we would, however, re-evaluate our corporate strategy and alternatives. The adoption of the Stock Split is not anticipated to have any material effect upon the conduct of the Company's business.

Reservation of Right to Abandon the Stock Split

     Our Board retains the right to abandon the Stock Split, even though approved, if it determines prior to the Effective Date of the Stock Split that the Stock Split is not then in the Company's best interest or the best interest of the Company's stockholders. Among the circumstances that might cause the Board to abandon the Stock Split is a significant risk of the Stock Split failing to achieve the overall goal of reducing the number of record holders to fewer than 300 or if payments to the Cashed-Out Stockholders exceed $1 million. The Board may decide to abandon the Stock Split if the Plan outlined in this Proxy Statement is not accepted; however, neither proposal is wholly dependent upon acceptance of the other. If the Stock Split is not implemented, then the Company will be unable to terminate the Company's registration and periodic reporting obligations under the Exchange Act or its listing on the AMEX until the Company has fewer than 300 holders of record of its Regular Common Shares.

Escheat Laws

     The unclaimed property and escheat laws of various states provide that under circumstances defined in that state's statutes, holders of unclaimed or abandoned property must surrender that property to the state. Persons whose shares are eliminated and whose addresses are unknown to the Company, or who do not return their stock certificates and request payment therefore, generally will have a fixed period of years from the Effective Date of the Stock Split in which to claim the cash payment payable to them. For example, with respect to stockholders whose last known addresses are in New York, as shown by the records of the Company, the period is three years. Following the expiration of that three-year period, the Unclaimed Property Law of New York would likely cause the cash payments to escheat to the State of New York. For stockholders who reside in other states or whose last known addresses, as shown by the records of the Company, are in states other than New York, such states may have abandoned property laws which call for such state to obtain either (i) custodial possession of property that has been unclaimed until the owner reclaims it; or (ii) escheat of such property to the state. Under the laws of such other jurisdictions, the "holding period" or the time period which must elapse before the property is deemed to be abandoned may be shorter or longer than three years. If the Company does not have an address for the holder of record of the shares, then the Company would turn over unclaimed cash out payments to the Company's state of incorporation, the state of Maryland, in accordance with its escheat laws.

Appraisal Rights of Stockholders

     No appraisal rights are available under the laws of the State of Maryland to stockholders who dissent from the Stock Split.

Material Federal Income Tax Consequences of Stock Split

     Set forth below are the material Federal income tax consequences to the Company and the Company's U.S. stockholders resulting from the Stock Split. This discussion is based on existing U.S. Federal income tax law, which may change, possibly with retroactive effect. This discussion also assumes that the U.S. stockholders have held and will continue to hold their shares as capital assets under the Internal Revenue Code of 1986, as amended. This discussion does not discuss all aspects of Federal income taxation, including aspects that may be important to U.S. stockholders in light of their individual circumstances. Many U.S. stockholders, such as banks, financial institutions, insurance companies, broker-dealers, tax-exempt organizations, subchapter S corporations, REITs, and securities traders that elect market-to-market tax accounting treatment, may be subject to special tax rules. Other U.S. stockholders may also be subject to special tax rules, including but not limited to: U.S. stockholders who received the Company's Common Shares as compensation for services or pursuant to the exercise of an employee stock option, or U.S. stockholders who have held, or will hold, stock as part of a straddle, hedging, or conversion transaction for federal income tax purposes. In addition, this summary does not discuss any state, local, foreign, or other tax considerations.

     For purposes of this discussion, a U.S. stockholder means any of the following: (1) a citizen or resident of the United States; (2) a corporation or other entity taxable as a corporation created or organized under U.S. law (Federal or state); (3) an estate the income of which is subject to U.S. Federal income taxation regardless of its sources; (4) a trust if a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. stockholders have authority to control all substantial decisions of the trust, or if the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. stockholder; and (5) any other person whose worldwide income and gain is otherwise subject to U.S. Federal income taxation on a net basis.

     The Company urges U.S. stockholders to consult their own tax advisor as to the particular Federal, state, local, foreign, and other tax consequences, in light of their specific circumstances. If a partnership holds Regular Common Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. This summary does not address the tax treatment for U.S. Federal income tax purposes of partnerships or pass-through entities that hold Regular Common Shares or persons who hold their interests through such a partnership or pass-through entity. Such persons are urged to consult their tax advisors.

Federal Income Tax Consequences to the Company

     The Company believes that the Stock Split should be treated as a tax-free "recapitalization" for federal income tax purposes. This should result in no material federal income tax consequences to the Company.

Federal Income Tax Consequences to Stockholders Receiving No Cash from the Stock Split

     If a U.S. stockholder (1) continues to hold the Company's Regular Common Shares immediately after the Stock Split, and (2) receives no cash as a result of the Stock Split, such U.S. stockholder should not recognize any gain or loss in the Stock Split. The aggregate adjusted tax basis in such Regular Common Shares held immediately after the Stock Split should be equal to the aggregate adjusted tax basis in the Regular Common Shares held immediately prior to the Stock Split and the U.S. stockholder should have the same holding period in the Regular Common Shares as it had in such stock immediately prior to the Stock Split.

Federal Income Tax Consequences to Stockholders Receiving Cash

     A U.S. stockholder who receives cash in the Stock Split (i.e., a U.S. stockholder that owns fewer than 100 pre-split Regular Common Shares) will be treated as having such shares redeemed in a taxable transaction governed by
Section 302 of the Internal Revenue Code and, depending on a U.S. stockholder's situation, the transaction will be taxed as either:

     o A sale or exchange of the redeemed shares, in which case the U.S. stockholder will recognize a gain or loss equal to the difference between the cash payment and the U.S. stockholder's tax basis for the redeemed shares; or

     o A cash distribution which is treated: (a) first, as a taxable dividend to the extent of the Company's allocable earnings and profits, if any;
          (b) second, as a tax-free return of capital to the extent of the U.S. stockholder's tax basis in the redeemed shares; and (c) finally, as gain from the sale or exchange of the redeemed shares.

     Amounts treated as a gain or loss from the sale or exchange of redeemed shares will be a capital gain or loss. Amounts treated as a taxable dividend are ordinary income to the recipient; however, if such dividend constitutes a "qualified dividend" with respect to an individual stockholder, such stockholder will generally be subject to Federal income tax at a rate of 15 percent. A corporate taxpayer (other than an S corporation) may be allowed a dividends received deduction subject to applicable limitations and other special rules.

     Under Section 302 of the Internal Revenue Code, a redemption of shares from a U.S. stockholder as part of the Stock Split will be treated as a sale or exchange of the redeemed shares if:

     o the Stock Split results in a "complete termination" of such U.S. stockholder's interest in the Company;

     o the receipt of cash is "substantially disproportionate" with respect to the U.S. stockholder; or

     o the receipt of cash is "not essentially equivalent to a dividend" with respect to the U.S. stockholder.

     These three tests (the "Section 302 Tests") are applied by taking into account not only shares that a U.S. stockholder actually owns, but also shares that the U.S. stockholder constructively owns pursuant to Section 318 of the Internal Revenue Code. Under the constructive ownership rules of Section 318 of the Internal Revenue Code, a U.S. stockholder is deemed to constructively own shares owned by certain related individuals and entities in which the U.S. stockholder has an interest in addition to shares directly owned by the U.S. stockholder. For example, an individual U.S. stockholder is considered to own shares owned by or for his or her spouse and his or her children, grandchildren and parents ("family attribution"). In addition, a U.S. stockholder is considered to own a proportionate number of shares owned by estates or certain trusts in which the U.S. stockholder has a beneficial interest, by partnerships in which the U.S. stockholder is a partner, and by corporations in which 50% or more in value of the stock is owned directly or indirectly by or for such U.S. stockholder. Similarly, shares directly or indirectly owned by beneficiaries of estates of certain trusts, by partners of partnerships and, under certain circumstances, by U.S. stockholders of corporations may be considered owned by these entities ("entity attribution"). A U.S. stockholder is also deemed to own shares which the U.S. stockholder has the right to acquire by exercise of an option or by conversion or exchange of a security. Constructively owned shares may be reattributed to another taxpayer. For example, shares attributed to one taxpayer as a result of entity attribution may be attributed from that taxpayer to another taxpayer through family attribution.

     A U.S. stockholder who receives cash in the reverse stock split (i.e., owns fewer than 100 pre-split Regular Common Shares) and does not constructively own any post-split Regular Common Shares will have his or her interest in the Company completely terminated by the Stock Split and will therefore receive sale or exchange treatment on his or her pre-split Regular Common Shares. That is, such a U.S. stockholder will recognize a gain or loss equal to the difference between the cash payment and the U.S. stockholder's tax basis for his or her pre-split Regular Common Shares.

     A U.S. stockholder who receives cash in the Stock Split and would only constructively own post-split Regular Common Shares as a result of family attribution may be able to avoid constructive ownership of post-split Regular Common Shares by waiving family attribution and, thus, be treated as having had his or her interest in the Company completely terminated by the Stock Split. Among other things, waiving family attribution requires (a) that the U.S. stockholder have no interest in the Company (including as an officer, director, employee or U.S. stockholder) other than an interest as a creditor and does not acquire such an interest during the ten-year period immediately following the Stock Split other than stock acquired by bequest or inheritance and (b) including an election to waive family attribution in the U.S. stockholder's tax return for the year in which the Stock Split occurs.

     A U.S. stockholder who receives cash in the Stock Split and immediately after the Stock Split constructively owns post-split Regular Common Shares must compare (a) his or her percentage ownership immediately before the Stock Split (i.e., the number of voting shares actually or constructively owned by him or her immediately before the Stock Split divided by the total number of voting shares outstanding immediately before the Stock Split) with (b) his or her percentage ownership immediately after the Stock Split (i.e., the number of voting shares constructively owned by him or her immediately after the Stock Split divided by the total number of voting shares outstanding immediately after the Stock Split).

     If the U.S. stockholder's post-Stock Split ownership percentage is less than 80% of the U.S. stockholder's pre-Stock Split ownership percentage and immediately after the Stock Split, the U.S. stockholder actually and constructively owns less than 50% of the total combined voting power of the Company's Regular Common Shares, the receipt of cash is "substantially disproportionate" with respect to the U.S. stockholder, and the U.S. stockholder will, therefore, receive sale or exchange treatment on the portion of his or her pre-split Regular Common Shares exchanged for cash in lieu of fractional shares.

     If the receipt of cash by a U.S. stockholder fails to constitute an "exchange" under the "substantially disproportionate" test or the "complete termination" test, the receipt of cash may constitute an "exchange" under the "not essentially equivalent to a dividend" test. The receipt of cash by a U.S. stockholder will be "not essentially equivalent to a dividend" if the transaction results in a "meaningful reduction" of the U.S. stockholder's proportionate interest in the Company. If (a) the U.S. stockholder exercises no control over the affairs of the Company (i.e., is not an officer, director or high ranking employee), (b) the U.S. stockholder's relative stock interest in the Company is minimal, and (c) the U.S. stockholder's post-Stock Split constructive ownership percentage is less than the U.S. stockholder's pre-Stock Split actual and constructive ownership percentage, the receipt of cash will generally not be essentially equivalent to a dividend with respect to the U.S. stockholder and the U.S. stockholder will, therefore, receive sale or exchange treatment on the portion of his or her pre-split Regular Common Shares exchanged for cash in lieu of fractional shares.

     In all other cases, cash in lieu of fractional shares received by a U.S. stockholder who immediately after the Stock Split constructively owns post-split Regular Common Shares will be treated: (a) first, as a taxable dividend to the extent of the Company's allocable earnings and profits, if any; (b) second, as a tax-free return of capital to the extent of the U.S. stockholder's tax basis in the redeemed shares; and (c) finally, as gain from the sale or exchange of the redeemed shares.

Backup Withholding

     Unless you comply with applicable reporting and/or certification procedures or are an exempt recipient under applicable provisions of the Internal Revenue Code and Treasury regulations promulgated under the Internal Revenue Code, you may be subject to backup withholding tax with respect to any cash payments received pursuant to the Stock Split. You should consult your own tax advisors to ensure compliance with these procedures.

     Backup withholding generally will not apply to payments made to exempt recipients such as a corporation or financial institution or to a U.S. stockholder who furnishes a correct taxpayer identification number or a non-U.S. stockholder who provides a certificate of foreign status and provides other required information. If backup withholding applies, the amount withheld is not an additional tax but is credited against that stockholder's U.S. Federal income tax liability.

Special Rules for Non-U.S. stockholders

     The following discussion assumes that, under the principles set forth above in "Proposal 2-Material Federal Income Tax Consequences of Stock Split: Federal Income Tax Consequences to Stockholders Receiving Cash," a payment pursuant to the Stock Split to a non-U.S. stockholder is treated as a gain or loss from the sale or exchange of the redeemed shares under the Section 302 Tests. However, if such non-U.S. stockholder instead is treated as having received a dividend under the Section 302 Tests, then such non-U.S. holder will generally be subject to U.S. Federal withholding tax (but not the regular Federal income tax) at a rate of 30%, or a lower treaty rate, if applicable.

     Generally, a non-U.S. stockholder's gain or loss from the cash received in the Stock Split will be determined in the same manner as that of a U.S. stockholder. If a non-U.S. stockholder's capital stock constitutes a "U.S. real property interest" within the meaning of FIRPTA or if the gain from the Stock Split is otherwise effectively connected with a U.S. trade or business of the non-U.S. stockholder, that non-U.S. stockholder will generally be subject to U.S. Federal income tax with respect to any gain recognized in the Stock Split. In the case of an individual non-U.S. stockholder whose gain from the Stock Split is not effectively connected with a U.S. trade or business, that tax will generally be at capital gains rates. In addition, in the case of non-U.S. corporations, the non-U.S. stockholder may be subject to applicable alternative minimum tax and the possible application of the 30% branch profits tax. An applicable income tax treaty may modify these consequences for a non-U.S. stockholder eligible for treaty benefits and non-U.S. stockholders should consult with their tax advisors regarding the possible application of such a treaty.

     Our capital stock owned by a non-U.S. stockholder will generally not constitute a U.S. real property interest if, at the time such non-U.S. stockholder receives cash in the Stock Split, our stock is regularly traded on an established securities market and such non-U.S. stockholder has not held more than 5% of the total fair market value of our capital stock at any time during the five-year period ending on the date of receipt of such cash. It is not known whether, at the time of the Stock Split, the Company's stock will be regularly traded on an established securities market. This discussion assumes that the Company's capital stock will constitute a U.S. real property interest at the time of the Stock Split.

     Any cash paid to non-U.S. stockholders pursuant to the Stock Split will be subject to income tax withholding at the rate of 10% if our capital stock in the hands of a non-U.S. stockholder constitutes a U.S. real property interest. Because of the difficulties of determining whether a particular non-U.S. stockholder's capital stock constitutes a U.S. real property interest, non-U.S. stockholders should anticipate that 10% of the cash paid out in the Stock Split will be withheld and paid over to the Internal Revenue Service. A non-U.S. stockholder may be entitled to a refund or credit against the non-U.S. stockholder's U.S. tax liability with respect to the amount withheld, provided that the required information is furnished to the Internal Revenue Service on a timely basis.

     Non-U.S. stockholders should consult their own tax advisors regarding the U.S. tax consequences of the Stock Split, the FIRPTA rules, and withholding tax considerations.

Foreign, State and Local Income Tax

     You may also be subject to foreign, state or local taxes with respect to the Stock Split. You should consult your tax advisors regarding such taxes.

                              FINANCIAL STATEMENTS

Summary Financial Information

     The following tables set forth summary consolidated statement of operations data for the Company for the three months ended March 31, 2005 and 2004 and for the years ended December 31, 2004, 2003 and 2002 and summary consolidated balance sheet data at March 31, 2005 and December 31, 2004 and 2003. This information should be read in conjunction with our consolidated financial statements including the notes thereto, and all other disclosures included in our Quarterly Report on Form 10-Q filed on May 6, 2005 and in our Annual Report on Form 10-K filed on March 15, 2005, including all amendments thereto, which reports are incorporated by reference into this Proxy Statement.



(amounts in thousands, except per share data)


    Summary Consolidated Statement of           For the Three Months Ended                     For the Years Ended
             Operations Data                            March 31,                                  December 31,
-----------------------------------------       --------------------------          ---------------------------------------------
                                                  2005             2004               2004             2003            2002

Revenues................................        $ 4,302        $ 6,167              $ 27,649        $ 35,602         $ 30,512
Costs and expenses .....................         (6,573)        (8,580)              (37,580)        (37,903)         (33,750)
(Loss) from joint ventures..............           (491)        (5,092)              (23,715)        (34,429)            (209)
Minority interest benefit...............             31             39                    88              85               43
                                                -------        -------              --------        --------         --------
(Loss) before income taxes, Convertible
   Trust Preferred Securities and
   discontinued operations..............         (2,731)        (7,466)              (33,558)        (36,645)          (3,404)
Income tax (expense) benefit............            (60)           (40)                  130          (7,135)           1,322
Convertible Trust Preferred Securities
   distributions, net of tax benefit of
   $720 in 2002.........................             --             --                    --          (2,099)          (1,380)
                                                -------        -------              --------        --------         --------
(Loss) from continuing operations.......         (2,791)        (7,506)              (33,428)        (45,879)          (3,462)
(Loss) income from discontinued
   operations, net of taxes.............             --            (13)                  725              20               90
                                                -------        -------              --------        --------         --------
Net (loss)..............................        $(2,791)       $(7,519)             $(32,703)       $(45,859)        $ (3,372)
                                                =======        =======              ========        ========         ========

Per share amounts, basic and diluted:
   (Loss) from continuing operations....        $ (0.43)       $ (1.16)             $  (5.17)       $  (7.11)  $        (0.53)
   Income from discontinued operations .             --             --                  0.11              --             0.01
                                                -------        -------              --------        --------         --------
   Net (loss)...........................        $ (0.43)       $ (1.16)             $  (5.06)       $  (7.11)  $        (0.52)
                                                =======        =======              ========        ========         ========

Weighted average number of common shares
   outstanding, basic and diluted.......          6,468          6,458                 6,460           6,454            6,437
                                                =======        =======              ========        ========         ========




                                                                            December 31,
   Summary Consolidated Balance                    March 31,        ----------------------------
             Sheet Data                              2005              2004             2003
----------------------------------------         ------------       ----------------------------
Real estate assets, at cost............          $154,842           $151,275        $147,357
Accumulated depreciation...............           (22,096)           (21,031)        (16,775)
Notes receivable.......................             1,190              1,190           3,096
Assets held for sale ..................                --                 --           2,335
Investment in joint ventures...........            13,251             13,985          53,760
Cash and cash equivalents..............            67,857             65,864          55,378
Investments in U.S. Government
  securities..........................             20,050             27,551          27,516
Total assets...........................           251,470            254,637         285,827
Mortgage notes payable.................           109,152            108,853         109,505

Debentures ............................            25,775             25,775              --
Convertible Trust Preferred Securities                 --                 --          25,000
Total shareholders' equity.............            96,008             98,783         131,274

Other balance sheet information:
  Common shares outstanding...........              6,468              6,467           6,456
                                                 ========           ========        ========
  Equity per share...................            $  14.84           $  15.28        $  20.33
                                                 ========           ========        ========

                       PROPOSAL 3 - ELECTION OF DIRECTORS

     The directors are divided into three classes, consisting of (i) three members whose terms expire at the Annual Meeting, (ii) two members whose terms expire at the 2006 Annual Meeting of Stockholders and (iii) one member whose term expires at the 2007 Annual Meeting of Stockholders. At the Annual Meeting, three directors will be elected to hold office until the 2008 Annual Meeting of Stockholders and until their successors are duly elected and qualify. Douglas Crocker II, Mark S. Germain and Jeffrey H. Lynford, who are presently directors of the Company, are nominees for election as directors for such term. The terms of Meyer "Sandy" Frucher and Bonnie R. Cohen expire in 2006. The term of Edward Lowenthal expires in 2007.

     The Nominating Committee of the Board has nominated each of the following nominees based on various criteria, including, among others, a desire to maintain a balanced experience and knowledge base within the Board, the nominees' personal integrity and willingness to devote necessary time and attention to properly discharge the duties of director, and the ability of the nominees to make positive contributions to the leadership and governance of the Company.

     For information regarding the beneficial ownership of Common Shares and Class A-1 Common Shares by the current directors of the Company, see "Security Ownership of Certain Beneficial Owners and Management."

     Except where otherwise instructed, proxies solicited by this Proxy Statement will be voted for the election of each of the Board's nominees listed below. Each such nominee has consented to be named in this Proxy Statement and to continue to serve as a director if elected.

Nominees for Election as Directors

     The following individuals have been nominated by the Board for election as directors at the Annual Meeting based upon the review and recommendation of the Nominating Committee:

     Douglas Crocker II, age 65, has been a director of the Company since May 1997. Mr. Crocker was Chief Executive Officer, President and a Trustee of EQR, from March 1993 until December 31, 2002, and also served as Vice Chairman of EQR from January 1, 2003 through May 2003. EQR is a real estate investment trust ("REIT") that owns and operates residential properties and is the general partner of ERP Operating Limited Partnership. Mr. Crocker remains very active in the multifamily housing industry, serving on boards or committees of various multifamily housing associations. Mr. Crocker is a past Trustee of the Multifamily Council of the Urban Land Institute and former member of the Board of Governors of NAREIT. Mr. Crocker is past chairman of the National Multi Housing Council and on the Advisory Board of the DePaul University Real Estate School. Mr. Crocker also serves as a director of the following companies in the real estate industry: Reckson Associates, an office building REIT specializing in the New York metropolitan area; Ventas, Inc., a leading healthcare related REIT; Prime Group Realty Trust, an owner and operator of office and industrial properties; Post Properties, a multifamily REIT; and Acadia Realty Trust, a REIT which owns and operates shopping centers.

     Mark S. Germain, age 54, has been a director of the Company since May 1997. Mr. Germain served as a trustee of the Wellsford Residential Property Trust (the "Trust") from November 1992 until the consummation of its merger with EQR in May 1997 (the "Merger"). For more than the past five years, he has been employed by Olmsted Group L.L.C., which is a consultant to biotechnology and other high technology companies. Mr. Germain also serves as a board member of several privately-held biotechnology companies. He is a graduate of NYU School of Law, cum laude, and Order of the Coif, and was a partner in a New York law firm prior to his current activities.

     Jeffrey H. Lynford, age 57, has been the Chairman of the Board and a director of the Company since its formation in January 1997. Mr. Lynford has also been the President and Chief Executive Officer of the Company since April 1, 2002. Mr. Lynford previously served as Chief Financial Officer ("CFO") of the Company from June 2000 until December 2000 and as Secretary of the Company from January 1997 to March 2002. Mr. Lynford served as the Chairman of the Board and Secretary of the Trust from its formation in July 1992 until consummation of the Merger. Mr. Lynford served as the CFO of the Trust from July 1992 until December 1994. Mr. Lynford currently serves as a trustee of Polytechnic University, Caramoor Center for Music and the Arts and is a trustee emeritus of the National Trust for Historic Preservation.

The Board's Recommendation

     THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF EACH NOMINEE FOR DIRECTOR.

Other Directors

     Information concerning the other directors whose terms of office continue after the Annual Meeting is set forth below:

     Bonnie R. Cohen, age 62, has been a director of the Company since June 2003. Ms. Cohen has been a principal of B R Cohen and Associates, a consulting firm, since January 2002. From 1998 to 2002, Ms. Cohen served as Under Secretary for Management of the U.S. Department of State where she was responsible for the day-to-day operations of the State Department including all embassies, personnel, finance, budget, information systems and consultant affairs. Prior to assuming the position at the State Department, Ms. Cohen was Assistant Secretary for Policy, Management and Budget at the U.S. Department of the Interior. Ms. Cohen is also a director of Cohen and Steers Investment Company, a manager of nine real estate mutual funds, the Washington Film Festival, Moriah Fund and Friends of Art and Preservation in Embassies. Ms. Cohen received a Masters in Business Administration from Harvard Business School.

     Meyer "Sandy" Frucher, age 58, has been a director of the Company since June 2000. Mr. Frucher has served as Chairman and Chief Executive Officer of the Philadelphia Stock Exchange since June 1998 after serving on its Board of Governors since September 1997. From 1988 to 1997, Mr. Frucher was Executive Vice President-Development of Olympia & York Companies (U.S.A.) and coordinated and oversaw all of Olympia & York's development projects in the United States. From 1988 to 1999, Mr. Frucher was Trustee and then Chairman of the New York City School Construction Authority. From 1984 to 1988, he was President and Chief Executive Officer of Battery Park City Authority.

     Edward Lowenthal, age 60, has been a director of the Company since its formation in January 1997. Mr. Lowenthal served as the President and Chief Executive Officer from the Company's formation until his retirement on March 31, 2002. Mr. Lowenthal served as the President and Chief Executive Officer and as a trustee of the Trust from its formation in July 1992 until consummation of the Merger. Mr. Lowenthal is President of Ackerman Management LLC, a real estate advisory and investment firm. Mr. Lowenthal currently serves as a director of Reis, Inc. ("Reis"), Omega Healthcare, Inc., a healthcare REIT, American Campus Communities, a student housing REIT, Homex, a Mexican home builder and Ark Restaurants, Inc., an owner/operator of restaurants. He is also a trustee of the Manhattan School of Music.

Board of Directors' Meetings

     The Board held five meetings during 2004. Every director attended at least 75% of the Board meetings held in 2004. The Company has adopted a policy that expects that each director of the Company attend annual meetings commencing with the 2005 Annual Meeting. Last year, before the effective date of the Board's policy regarding attendance at annual meetings, only two directors attended the Company's 2004 Annual Meeting. Management also confers frequently with the members of the Board on an informal basis to discuss Company affairs.

     A majority of the members of the Board qualify as independent directors under the listing standards of the AMEX, the Exchange Act, and the requirements of any other applicable regulatory authority, including the SEC. The Board annually reviews the relationship of each director with the Company, and only those directors who the Board affirmatively determines have no material relationship with the Company are deemed to be independent directors. Accordingly, the Board determined that all members of the Board are independent directors and have no material relationship with the Company other than as a director, except for Messrs. Lynford and Lowenthal.

     Directors who are employees of the Company receive no additional compensation by virtue of being directors of the Company. Non-employee directors receive compensation for their service as directors and reimbursement of their expenses incurred as a result of their service as directors. See "Compensation of Directors" for a detailed description of director compensation.

     Directors have complete access to management and the Company's outside advisors, and senior officers and other members of management frequently attend Board meetings at the discretion of the Board. It is the policy of the Board of Directors that independent directors also meet privately without the presence of any members of management at each regularly scheduled meeting of the Board and at such other times as the Board shall determine. In addition, the Board may retain and have access to independent advisors of its choice with respect to any issue relating to its activities, and the Company pays the expenses of such advisors.

     Stockholders and other interested parties who wish to communicate directly with any of the Company's directors, or the non-management directors as a group, may do so by writing to the Board of Directors, Wellsford Real Properties, Inc., 535 Madison Avenue, 26th Floor, New York, NY 10022. All communications will be received, sorted and summarized by the Chief Financial Officer of the Company, as agent for the non-management directors. Communications relating to the Company's accounting, internal accounting controls or auditing matters will be referred to the Chairman of the Audit Committee. Other communications will be referred to the Chairman of the Board or to such non-management director as may be appropriate. Communications may be submitted anonymously or confidentially.

Board Committees

     The Board has established an Executive Committee, a Compensation Committee, an Audit Committee, a Nominating Committee and a Governance Committee.

     Executive Committee. During 2004, the Executive Committee consisted of Messrs. Lynford, Lowenthal and Crocker. The Executive Committee has the authority to acquire, dispose of and finance investments for the Company and execute contracts and agreements, including those related to the borrowing of money by the Company, and generally to exercise all other powers of the Board except for those which may not be delegated to a committee under Maryland law and those which require action by all directors or the independent directors under the charter or bylaws of the Company or under applicable law. During 2004, the Executive Committee did not hold any formal meetings; however, the members met from time to time on an informal basis and acted by written consent on one occasion.

     Compensation Committee. The Compensation Committee acts pursuant to the Compensation Committee Charter adopted by the Board on March 10, 2003, a copy of which is posted on the Company's website at www.wellsford.com/CompanyInfo/BoardCommittees.html. Messrs. Crocker, Frucher and Germain were Compensation Committee members for all of 2004 and continue to be members through the date of this Proxy Statement. Ms. Cohen was appointed to the Compensation Committee on March 16, 2004 and continues to be a member through the date of this Proxy Statement. None of the members of the Compensation Committee are employees of the Company. The Compensation Committee reviews the Company's compensation and employee benefit plans, programs and policies, approves employment agreements and monitors the performance and compensation of the Executive Officers and other employees. During 2004, the Compensation Committee held one meeting and met from time to time on an informal basis as well. During 2004, the Compensation Committee acted by written consent on one occasion.

     Audit Committee. The Audit Committee acts pursuant to the Audit Committee Charter adopted by the Board on April 20, 2000, as amended on March 10, 2003, a copy of which is posted on the Company's website at www.wellsford.com/CompanyInfo/BoardCommittees.html. Ms. Cohen and Messrs. Frucher and Germain were Audit Committee members for all of 2004 and continue to be members through the date of this Proxy Statement. Mr. Crocker was appointed to the Audit Committee on March 16, 2004 and continues to be a member through the date of this Proxy Statement. The Audit Committee held six meetings during 2004.

     Each member of the Audit Committee is required to be financially literate or must become financially literate within a reasonable time after appointment to the Audit Committee, and at least one member of the Audit Committee must have accounting or related financial management expertise. The Board believes that each of the current members of the Audit Committee has such accounting or financial management expertise. The Board has also determined that Mr. Crocker is an "audit committee financial expert," as such term is defined under the regulations of the SEC. All of the Audit Committee members are considered independent by the AMEX's standards and Section 10A(m)(3) Exchange Act.

     The Audit Committee is responsible for engaging, setting compensation for and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. The policy provides for the general pre-approval of specific types of services, gives detailed guidance to management as to the specific services that are eligible for general pre-approval and provides specific cost limits for each such service on an annual basis. The policy requires specific pre-approval of all other permitted services. For both types of pre-approval, the Audit Committee considers whether such services are consistent with the rules of the SEC on auditor independence. The policy prohibits the Audit Committee from delegating to management the Audit Committee's responsibility to pre-approve permitted services of the independent registered public accounting firm.

     Requests for pre-approval for services that are eligible for general pre-approval must be detailed as to the services to be provided and the estimated total cost and must be submitted to the Company's CFO. The CFO then determines whether the services requested are of the type that are eligible for general pre-approval by the Audit Committee. The independent registered public accounting firm and management must report to the Audit Committee on a timely basis regarding the services provided by the independent registered public accounting firm in accordance with the procedures for general pre-approval.

     During 2004, the Audit Committee engaged the independent registered public accounting firm, reviewed with the independent registered public accounting firm the plans for and results of the audit engagement including the audit of the Company's internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, approved the professional (including non-audit) services provided by the independent registered public accounting firm, reviewed the independence of the independent registered public accounting firm, considered the range of audit and non-audit fees, discussed the adequacy of the Company's internal accounting controls with management and the independent registered public accounting firm, periodically monitored throughout the year the Company's and the independent registered public accounting firm progress and status in meeting the Section 404 internal control reporting requirements, reviewed any related party transactions and reviewed and approved the issuance of the Company's quarterly financial statements and disclosures in the Form 10-Qs and year-end financial statements and disclosures in the Form 10-K prior to each document being filed with the SEC. The Audit Committee held six meetings during 2004.

     Nominating Committee. The Nominating Committee acts pursuant to the Nominating Committee Charter adopted by the Board on January 31, 2003, a copy of which is posted on the Company's website at www.wellsford.com/CompanyInfo/BoardCommittees.html. The Nominating Committee generally consists of non-employee directors whose terms as directors of the Company will not expire at the next annual meeting of stockholders. Accordingly, the Nominating Committee for the 2005 Annual Meeting consists of Ms. Cohen and Mr. Frucher, neither of whom is up for re-election as a director during 2005. Both members of the Nominating Committee for the 2005 Annual Meeting are considered independent by the AMEX's standards. The Nominating Committee held one meeting during 2004.

     The Nominating Committee reviews and makes recommendations to the Board as to the nominees for election as directors of the Company including recommendations concerning the qualifications and desirability of any stockholder nominees. The Nominating Committee will consider candidates for nomination as a director recommended by the Company's stockholders, directors, officers, third-party search firms and other sources. For details on how stockholders may submit nominations for director, see "Stockholder Proposals."

     In evaluating a candidate, the Nominating Committee considers the attributes of the candidate, including his or her independence, integrity, diversity, experience, sound judgment in areas relevant to the Company's businesses, and willingness to commit sufficient time to the Board, all in the context of an assessment of the perceived needs of the Board at that point in time. Maintaining a balanced experience and knowledge base within the total Board includes considering whether the candidate: (i) has work experience with publicly traded and/or privately held for profit businesses in the real estate market or in other industries; (ii) has significant direct management experience; (iii) has knowledge and experience in financial services and capital markets; and (iv) has unique knowledge and experience and can provide significant contributions to the Board's effectiveness. Each director is expected to ensure that other existing and planned future commitments do not materially interfere with his or her service as a director. There are no specific, minimum qualifications that the Nominating Committee believes must be met by a candidate. All candidates are reviewed in the same manner, regardless of the source of the recommendation.

     Governance. The Governance Committee acts pursuant to the Governance Committee Charter adopted by the Board on March 10, 2003; a copy of which is posted on the Company's website at www.wellsford.com/CompanyInfo/BoardCommittees.html. Ms. Cohen and Messrs. Crocker, Frucher and Germain were Governance Committee members for all of 2004 and continue to be members through the date of this Proxy Statement.

     The Board as a whole believes it is important for the Company not only to comply with all current regulatory and legislative requirements, but also to adopt and abide by high standards in its governance structure and activities. The Board ensures compliance with the Sarbanes-Oxley Act of 2002 as well as the corporate governance and other provisions of the AMEX.

Code of Business Conduct and Ethics

     The Company adopted the Wellsford Real Properties, Inc. Code of Business Conduct and Ethics for Directors, Senior Financial Officers, Other Officers and All Other Employees (the "Code of Business Conduct and Ethics") as well as a Policy for Protection of Whistleblowers from Retaliation (the "Whistleblower Policy") on January 31, 2003. The Code of Business Conduct and Ethics is a set of written standards reasonably designed to deter wrongdoing and to promote: honest and ethical conduct; full, fair, accurate, timely and understandable disclosure; compliance with applicable governmental laws, rules and regulations; prompt internal reporting of code violations; and accountability for adherence to the code. The Company periodically reviews, updates and revises its Code of Business Conduct and Ethics when it considers such action to be appropriate. The Code of Business Conduct and Ethics and the Whistleblower Policy are both posted on the Company's website at www.wellsford.com/CompanyInfo/Company.html. The Company has also filed a copy of the Code of Business Conduct and Ethics with the SEC as an exhibit to its December 31, 2002 Annual Report on Form 10-K as filed on March 26, 2003. The Company will provide a copy of the Code of Ethics to any person without charge, by contacting Investor Relations at the Company's principal executive office at 535 Madison Avenue, 26th Floor, New York, NY 10022 or through email at wrpny@wellsford.com.

Compensation of Directors

     During 2004, the Company paid or issued to each of its non-employee directors (i) an annual fee of $16,000, payable quarterly in Regular Common Shares, (ii) a fee of $3,800 payable in cash for each Board meeting at which such director was present in person or by telephone and (iii) options to purchase 2,500 Regular Common Shares. Also during 2004, members of the Audit Committee received a fee of $1,000 payable in cash for each Audit Committee meeting at which such Audit Committee member was present in person or by telephone and annual compensation of $10,000 payable in cash to each Audit Committee member, except for Mr. Germain, who received annual compensation of $15,000 payable in cash for his role as chairman of the Audit Committee. Directors who are full time employees of the Company and Mr. Lowenthal were not paid any directors' fees during 2004. In addition, the Company reimbursed the directors for travel expenses incurred in connection with their activities on behalf of the Company. All fees paid to David J. Neithercut, who resigned from his position as director on April 8, 2005, were paid in cash to a subsidiary of EQR, including the $16,000 annual fee.

     Effective January 1, 2005, the Board eliminated the annual stock payments and grant of options to its directors. In lieu of the stock payments and option grants, the Board agreed to pay annual fees of $20,000 to each director.

Executive Officers

     Each Executive Officer of the Company holds office at the pleasure of the Board. The Executive Officers of the Company are as set forth below:

     Jeffrey H. Lynford, Chairman of the Board, President and Chief Executive Officer. Biographical information regarding Mr. Lynford is set forth above under "Nominees for Election as Directors."

     James J. Burns, age 65, has been CFO of the Company since December 2000 and a Senior Vice President of the Company since October 1999. He was appointed Secretary of the Company in April 2002. Mr. Burns served as Chief Accounting Officer of the Company from October 1999 until December 2000. Mr. Burns was previously a Senior Audit Partner with Ernst & Young's E&Y Kenneth Leventhal Real Estate Group where he was employed for 25 years, including 23 years as a partner. Mr. Burns is a director of One Liberty Properties, Inc., and of Cedar Shopping Centers, Inc., both of which are REITs. Mr. Burns is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

     William H. Darrow II, age 57, has been a Managing Director of the Company since August 1997 and a Vice President since January 2003. From 1993 to 1997, Mr. Darrow was a founder and partner of Mansfield Partners, Inc., a real estate investment, management and consulting firm. From 1989 until 1993, Mr. Darrow was Senior Vice President and Manager of the US Real Estate Group of Banque Indosuez, a French merchant bank. From 1987 until 1989, he was President of CRI Institutional Real Estate. From 1984 to 1987, Mr. Darrow was a managing director in the corporate finance group of Prudential-Bache Securities. From 1983 to 1984, he was President of Dade Savings and Loan Association. Prior to joining Dade Savings, Mr. Darrow was a Senior Vice President with Chemical Bank, which he joined in 1969.

     David M. Strong, age 47, has been the Senior Vice President - Development of the Company, since October 2004. Mr. Strong previously served as a Vice President - Development of the Company, from the Company's formation in January 1997 until October 2004. Mr. Strong served as a Vice President of the Trust from July 1995 until consummation of the Merger in May 1997. From July 1994 until July 1995, he was Acquisitions and Development Associate of the Trust. From 1991 to 1994, Mr. Strong was President and owner of LPI Management, Inc., a commercial real estate company providing management and consulting services. From 1984 to 1991, he was a senior executive with the London Pacific Investment Group, a real estate development, investment and management firm active in Southern California and Western Canada. From 1979 through 1984, Mr. Strong worked for Arthur Young and Company (currently known as Ernst & Young), a public accounting firm where he attained the level of manager. Mr. Strong is a member of the Canadian Institute of Chartered Accountants.

     Mark P. Cantaluppi, age 34, has been Vice President, Chief Accounting Officer and Director of Investor Relations of the Company since December 2000. He joined the Company in November 1999 as a Vice President, Controller and Director of Investor Relations. From January 1998 to November 1999, he was the Assistant Controller of Vornado Realty Trust, a diversified REIT. From 1993 to 1998, Mr. Cantaluppi worked for Ernst & Young, a public accounting firm, where he attained the level of manager. Mr. Cantaluppi is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

Executive Compensation

Summary Compensation Table

     The following table sets forth certain information concerning the compensation of the Chief Executive Officer and the four other most highly compensated executive officers of the Company as measured by salary and bonus for the year ended December 31, 2004:


                                                      SUMMARY COMPENSATION TABLE


                                    Annual Compensation                        Long-Term Compensation
                           --------------------------------------------   ----------------------------------------
                                                                                     Awards               Payouts
                                                                          ---------------------------     --------
                                                              Other        Restricted     Securities
       Name and                                               Annual          Stock       Underlying       LTIP      All Other
       Principal                   Salary        Bonus     Compensation     Award(s)      Options/SARs     Payouts  Compensation
       Position            Year      (A)          (B)          (C)            (D)             (E)          (D)(F)        (G)
-----------------------    ----   ---------      -----     ------------  ------------    ------------     --------  ------------

Jeffrey H. Lynford
  Chairman of the
  Board, Chief Executive
  Officer and
  President..............  2004   $318,800      $325,000    $678,348(H)   $     --              --        $     --    $ 2,500
                           2003   $318,800      $325,000    $ 35,348(H)   $     --              --        $     --    $ 2,500
                           2002   $318,800      $325,000    $ 36,199(H)   $     --          22,585        $     --    $21,968

James J. Burns
  Senior Vice President -
  Chief Financial
  Officer and
  Secretary..............  2004   $214,324      $175,000          --      $     --              --        $     --    $ 2,500
                           2003   $222,790      $175,000          --      $     --              --        $     --    $ 2,500
                           2002   $216,300      $175,000          --      $     --              --        $     --    $ 2,500

William H. Darrow II
  Vice President -
  Managing Director(I)...  2004   $218,545      $175,000          --      $     --              --        $ 50,000    $ 2,500
                           2003   $212,180      $175,000          --      $     --              --        $ 50,000    $ 2,500
                           2002   $206,000      $175,000          --      $     --              --        $ 50,000    $ 2,500

David M. Strong
   Senior Vice President -
   Development...........  2004   $199,465      $150,000          --      $     --              --        $     --    $ 2,500
                           2003   $191,853      $150,000          --      $     --              --        $     --    $ 2,500
                           2002   $185,658      $150,000          --      $     --              --        $     --    $ 2,500
Mark P. Cantaluppi
  Vice President-
  Chief Accounting
  Officer................  2004   $177,000      $160,000          --      $     --              --        $    --     $ 2,500
                           2003   $168,000      $110,000          --      $     --              --        $    --     $ 2,500
                           2002   $160,000      $110,000          --      $     --              --        $    --     $ 2,500


------------------------
(A)  Amounts shown are actual payments by the Company.
(B) Bonus amount includes each Executive Officer's minimum bonus pursuant to their employment agreement, plus any discretionary incentive bonus as described herein. Bonus amounts presented above which were awarded for 2004 were paid in January 2005. The bonus amounts awarded for 2003 and 2002 were paid in January 2004 and January 2003, respectively.
(C) No named Executive Officer received perquisites or other personal benefits aggregating more than the lesser of 10% of his total annual salary and bonus or $50,000 other than provided in the table and footnotes.

(D) There were no restricted share grants to Executive Officers during the years ended December 31, 2004, 2003 and 2002. Restricted share grants to Executive Officers which occurred prior to 2002 were contributed to the Company's non-qualified deferred compensation trust, and, therefore, the respective Executive Officers do not have voting power with respect to such Common Shares until such Common Shares vest and are distributed from the deferred compensation accounts.
(E) See "Management Incentive Plans" regarding certain other options issued by the Company.
(F) "LTIP Payouts" refers to long-term incentive plan payouts. In the case of Mr. Darrow, such amount represents the release of certain vested shares from the 2000 Restricted Share Grants.
(G) The amounts set forth include annual premiums of $19,468 made by the Company related to split dollar life insurance plans for the benefit of Mr. Lynford in 2002. The amounts set forth also include contributions to the Company's defined contribution savings plan pursuant to Section 401 of the Internal Revenue Code of 1986, as amended. Contributions of $2,500 were made by the Company on behalf of Messrs. Lynford, Burns, Darrow, Strong and Cantaluppi for 2004, 2003 and 2002.
(H) The 2004 amount includes $643,000 which was paid to Mr. Lynford in December 2004 pursuant to the Second Amended and Restated Employment Agreement. The remaining other annual compensation amounts of $35,348, $35,348 and $36,199 in 2004, 2003 and 2002, respectively, relates to an additional payment to Mr. Lynford for him to make premium payments under a split dollar life insurance program as provided for in Mr. Lynford's employment contract.

(I) Mr. Darrow received a loan of $75,000 upon joining the Company in August 1997. Payments of his annual bonus amount for 2002 was reduced by $12,500 as a principal payment on the loan. Upon payment of the 2002 bonus in January 2003, the loan was repaid in full.

The following table sets forth certain information concerning the value of unexercised options as of December 31, 2004 held by the Executive Officers named in the Summary Compensation Table above:



                                AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                       AND FISCAL YEAR-END OPTION/SAR VALUES

                                                               Number of Securities
                                                              Underlying Unexercised             Value of in-the-Money
                                                                  Options/SARs at                   Options/SARs at
                            Shares                               Fiscal Year End(A)               Fiscal Year End(B)
                          Acquired on        Value         ------------------------------  ----------------------------
         Name              Exercise        Realized(C)      Exercisable     Unexercisable   Exercisable   Unexercisable
-----------------------   ---------        -----------     --------------   -------------  -------------  -------------

Jeffrey H. Lynford....           --        $      --         256,517                --       $      --      $       --
James J. Burns........           --        $      --          25,000                --       $      --      $       --
William H. Darrow II..           --        $      --           5,000                --       $      --      $       --
David M. Strong.......        4,693        $   6,852          70,869                --       $      --      $       --
Mark P. Cantaluppi....           --        $      --           5,000                --       $      --      $       --


------------------------
(A) The right to receive reload options was given in connection with certain options. The reload options enable the Executive Officer to purchase a number of Regular Common Shares equal to the number of Regular Common Shares delivered by him to exercise the underlying option. The effective date of the grant of the reload options ("Reload Effective Date") will be the date the underlying option is exercised by delivering Regular Common Shares to the Company. The reload options have the same expiration date as the underlying options and will have an exercise price equal to the fair market value of the Regular Common Shares on the Reload Effective Date.
(B) The fair market value on December 31, 2004 of the Regular Common Shares underlying the options was $14.42 per Regular Common Share.
(C) Value realized is based on the fair market price of the Regular Common Shares on the respective dates of exercise, minus the applicable exercise price and does not necessarily indicate that the Executive Officer sold stock on that date, at that price, or at all.

Employment Agreements

     Mr. Lynford

     In August 2004, the Company and Mr. Lynford entered into a Second Amended and Restated Employment Agreement which provides, among other things, that Mr. Lynford receive, through December 31, 2004, a base salary of $318,000 per year and a minimum annual bonus of $325,000 and, after December 31, 2004 and until the expiration of the agreement, a base salary of $375,000 per year and a minimum annual bonus of $375,000. The agreement expires on December 30, 2007. In addition, Mr. Lynford is entitled to receive a payment of $1,929,000 on January 1, 2008, unless such payment is accelerated in the event that (i) his employment is terminated by reason of his death or disability, (ii) his employment is terminated by the Company other than for proper cause (as defined in the agreement), (iii) his employment is terminated by him for good reason (as defined in the agreement, the definition of which includes the adoption of a plan of liquidation), or (iv) the Company has been liquidated or the assets of the Company are distributed to a liquidating trust. In addition, if there is a sale of the assets of one or more of the three strategic business units of the Company having a value of the Company's financial statements equal to or in excess of 80% of the value of all assets of any such strategic business unit, Mr. Lynford will be entitled to receive $643,000 following any such sale. Any such payment shall be credited against the $1,929,000 amount as described above. In 2004, Mr. Lynford received $643,000 related to the sale of 100% of the Company's investment in Second Holding pursuant to the terms of the Second Amended and Restated Employment Agreement, and in June 2005, Mr. Lynford received an additional $643,000 related to the cumulative sales and reduction of assets of more than 80% of the value of all assets of Wellsford/Whitehall since June 30, 2004. Accordingly, Mr. Lynford remains entitled to receive only $643,000 in the future of the above $1,929,000.

     The employment agreement of Mr. Lynford contains provisions which entitles him to certain benefits and payments, including but not limited to health, dental and life insurance benefits available to Mr. Lynford, in the event he terminates his employment agreement following a "change of control" (as defined in his employment agreement and which definition includes adoption of a plan of liquidation as a "change of control"). Accordingly, if the Plan is approved by our stockholders, Mr. Lynford, if he elects to terminate his employment with the Company, would be entitled to the payment of $643,000, which would otherwise be due to him on January 1, 2008, and an amount equal to the balance of his salary and minimum annual bonus (each payable at a rate of $375,000 per year) due to him through December 30, 2007, plus the continued payment by the Company of certain other benefits such as health, dental and life insurance premiums through December 30, 2007.

     Other Executive Officers

     The Company has also entered into employment agreements with Mr. Strong (which expires on December 30, 2006, with automatic one-year extensions unless either party gives notice of termination), Mr. Darrow (which expires on June 30,
2005), Mr. Burns (which expires on December 31, 2005) and Mr. Cantaluppi (which expires on June 30, 2006). Pursuant to these employment agreements, the aforementioned Executive Officers are entitled to a minimum salary, a minimum bonus and consideration by the Compensation Committee for incentive compensation.

     In October 2004, the Company and Mr. Strong entered into a Third Amended and Restated Employment Agreement which provides, among other things, that Mr. Strong receive, effective January 1, 2005, a base salary of $205,500 per year, increased at the rate of 3% for 2006, and a minimum annual bonus of 75% of his base salary. The agreement expires on December 30, 2006. If Mr. Strong's employment is terminated following a "change in control" (as defined in his agreement), other than a termination by the Company for "cause" (as defined in his agreement), Mr. Strong will be entitled to receive a lump sum bonus payment equal to the greater of (i) his full base salary through the then expiration date of his employment and a bonus equal to his base salary for the full calendar year in which such termination occurs through the expiration date, multiplied by the greater of 50% or the percentage of his base salary for the immediately preceding year that he received and/or was paid into the Company's non-qualified deferred compensation trust as a bonus on his behalf, or (ii) a lump sum severance payment equal to twice his average annual compensation during the three immediately preceding calendar years. Mr. Strong will also be entitled to receive a lump sum special bonus payment based upon the level of the Company's return on its investment in the Palomino Park project, above certain defined thresholds, following the sale by the Company of at least 90% of its interest in the Palomino Park project. Mr. Strong's right to receive the special bonus will vest on the earlier of December 31, 2005 and the sale by the Company of 90% of its interest in the Palomino Park project. Mr. Strong will also be entitled to receive an additional lump sum bonus payment based upon the number of units sold (at $1,000 per unit) and Company's profits, as defined, if any, in the Gold Peak portion of the Palomino Park project following the construction of the project and the sale of all condominium units.

     If Mr. Cantaluppi terminates his employment following a "change in control" of the Company (as defined in his agreement) and provided he has not been offered "comparable employment" (as defined in his agreement) within 15 days after the event resulting in such change in control of the Company, Mr. Cantaluppi shall be entitled to receive a lump sum payment equal to the sum of
(i) twice the amount of his annualized salary for the full calendar year in which the event occurs, (ii) a pro rata portion of a bonus equal to 50% of his annual salary for the calendar year in which the event occurs, and (iii) previously unused vacation time (the calculation for which will be a daily rate based upon your current annual salary at the time of termination), in lieu of any salary, bonus or other compensation to which he would otherwise be entitled.

     If Mr. Darrow terminates his employment following a "change in control" of the Company (as defined in his agreement) and provided he has not been offered "comparable employment" (as defined in his agreement) within 60 days after the event resulting in the change in control of the Company, Mr. Darrow shall be entitled to receive a lump sum payment equal to the sum of (i) twice the amount of his annual salary for the calendar year in which the event occurs and (ii) consideration of a discretionary bonus in lieu of any salary, bonus or other compensation to which he would otherwise be entitled.

     If Mr. Burns terminates his employment following a "change in control" of the Company (as defined in his agreement) and provided he has not been offered "comparable employment" (as defined in his agreement) within 60 days after the event resulting in the change in control of the Company, Mr. Burns shall be entitled to receive a lump sum payment equal to the sum of (i) twice the amount of his annual salary for the calendar year in which the event occurs and (ii) a pro rata portion of a bonus equal to 50% of his annual salary for the calendar year in which the event occurs.

Management Incentive Plans

     The Company has a 1997 Management Incentive Plan and a 1998 Management Incentive Plan (collectively, the "Management Incentive Plans") and a Rollover Stock Option Plan (the "Rollover Plan"; together with the Management Incentive Plans, the "Plans") for the purpose of aligning the interests of the Company's directors, Executive Officers and employees with those of the stockholders and to enable the Company to attract, compensate and retain directors, Executive Officers and employees and provide them with appropriate incentives and rewards for their performance. The existence of the Management Incentive Plans should enable the Company to compete more effectively for the services of such individuals. The Rollover Plan was established for the purpose of granting options and corresponding rights to purchase Regular Common Shares in replacement of former Trust share options. Each Plan provides for administration by a committee of two or more non-employee directors established for such purpose.

     Awards to directors, Executive Officers and other employees under the Plans may take the form of stock options, including corresponding stock appreciation rights and reload options. Under the Management Incentive Plans, the Company may also provide restricted stock awards and stock purchase awards.

     The following table details information for the Plans at December 31, 2004:


                                                                                             Number of Securities
                                                                                             Remaining Available
                                                                                             for Future Issuance
                                                                                                 Under Equity
                                          Number of Securities      Weighted Average          Compensation Plans
                                            to be Issued upon      Exercise Price of        (Excluding Securities
                                           Exercise of Options    Outstanding Options     Reflected in Column (a))
                                          --------------------    -------------------     ------------------------
                                                   (a)                    (b)                        (c)

Equity compensation plans approved by
  Stockholders:
    Rollover Stock Option Plan...........       329,667              $  20.55                      316,168
    1997 Management Incentive Plan.......       199,187              $  21.51                      635,465
    1998 Management Incentive Plan.......       134,125              $  17.13                      533,574
                                                -------              --------                    ---------
                                                662,979              $  20.15                    1,485,207
Equity compensation plans not approved
  by Stockholders........................            --              $     --                           --
                                                -------              --------                    ---------
Total....................................       662,979              $  20.15                    1,485,207
                                                =======              ========                    =========


     During the period between January 1, 2005 and June 10, 2005, the number of options outstanding was reduced to 524,205 as a result of the expiration of 138,774 options.

Compensation Committee Interlocks and Insider Participation

     Messrs. Crocker, Frucher and Germain were Compensation Committee members for all of 2004 and Ms. Cohen was appointed to the Compensation Committee on March 16, 2004. None of the Compensation Committee members is, or has been, an officer or employee of the Company. Mr. Lynford, the Company's Chairman of the Board, and Mr. Lowenthal, the Company's former President and Chief Executive Officer, were members of the EQR board of trustees from the date of the Merger through their retirements from the EQR board in May 2003. In addition, the former President and Vice-chairman of EQR, Mr. Crocker, is a member of the Company's Board of Directors. David J. Neithercut, the Executive Vice President
- Corporate Strategy of EQR served on the Company's Board of Directors from January 1, 2004 through April 8, 2005.

             Compensation Committee Report on Executive Compensation

The Compensation Committee reviews and adopts compensation plans, programs and policies and monitors the performance and compensation of Executive Officers.

The key elements of the Company's executive compensation package are base salary, minimum bonus, incentive bonus and long-term incentives. The policies with respect to each of these elements are discussed below.

Compensation Philosophy

The Compensation Committee seeks to enhance the profitability of the Company, and thus stockholder value, by aligning closely the financial interests of the Company's Executive Officers with those of its stockholders. The Compensation Committee believes that the Company's compensation program should:

     o Emphasize stock ownership and, thereby, tie long-term compensation to increases in stockholder value.

     o Enhance the Company's ability to attract and retain qualified Executive Officers.

     o    Stress teamwork and overall Company results.

Base Salary and Minimum Bonuses

Base salaries and minimum bonuses for Executive Officers are, in each case, subject to employment contracts and have been determined by evaluating the responsibilities of the position held and the experience and qualifications of the individual, with reference to the competitive marketplace for Executive Officers at certain other similarly situated companies. The Company believes that the base salaries and minimum bonuses for its Executive Officers are equal to or less than the average minimum compensation for Executive Officers at such other similar companies.

Annual Incentive Bonus

Pursuant to their respective employment agreements, in addition to base salaries and minimum bonuses, each of the Executive Officers is entitled to be considered for incentive compensation amounts to be determined by the Compensation Committee. For each of the last three years (2002 through 2004), Mr. Lynford did not receive any incentive bonus payments, other than amounts contractually required.

The incentive bonuses awarded to other Executive Officers reflect the financial and strategic business accomplishments which the Company achieved for its assets and businesses in 2004, as well as each respective Executive Officer's time and efforts during the year.

Long-Term Incentive

Long-term incentives are designed to align the interests of the Executive Officers with those of the stockholders. In awarding grants of restricted Regular Common Shares to Executive Officers and granting them options to purchase Regular Common Shares, consideration is given to the long-term incentives previously granted to them.

Options to purchase Common Shares will generally be granted with an exercise price equal to the fair market value of the Regular Common Shares and vest and become exercisable over a period of years based upon continued employment. This is intended to create stockholder value over the long term since the full benefit of the compensation package cannot be realized unless share price appreciation occurs over a number of years. In making grants of options to purchase Regular Common Shares, the Compensation Committee will consider and give approximately equal weight to an individual's scope of responsibilities, experience, past contributions to the Company and anticipated contributions to the Company's long-term success.

Grants of restricted Regular Common Shares also form a part of the Company's long-term incentive package. Typically, some portion of such grants will vest annually over a period of several years if the Executive Officer remains employed by the Company. In making grants of restricted Regular Common Shares, the Compensation Committee will consider and give approximately equal weight to an individual's scope of responsibilities, experience, past contributions to the Company and anticipated contributions to the Company's long-term success.

The Compensation Committee believes that options to purchase Common Shares and grants of restricted Regular Common Shares promotes loyalty to the Company and encourages the recipients to coordinate their interests with those of the stockholders. The Compensation Committee may consider additional types of long-term incentives in the future.

Compensation of Chief Executive Officer and Chairman of the Board

Mr. Lynford's compensation as set forth in his 2001 Amended and Restated Employment Agreement was fixed until December 31, 2004. During 2004, the Compensation Committee engaged a compensation consultant to review Mr. Lynford's expiring contract and provide comparable market information and suggestions for structuring his future compensation. In August 2004, Mr. Lynford's compensation was established through December 31, 2007 by the Second Amended and Restated Employment Agreement. Specific consideration has been given to his qualifications, responsibilities and experience in the real estate industry, and the compensation package awarded to the most senior executive officers of other comparable companies with similar market capitalization. The Compensation Committee believes that Mr. Lynford's compensation was equal to or less than the average base salary for a comparable senior officer of such other similar companies. In addition, the Compensation Committee considered additional factors, including the fact that the Company was considering various strategic alternatives, the fact that the Company would have to pay a third party a premium in compensation to agree to employment in an uncertain environment (i.e. to agree to be employed for what may be a limited time if the Company adopts one of its strategic alternatives), and Mr. Lynford's unique knowledge of the Company's assets and joint venture and other agreements.

It is the responsibility of the Compensation Committee to address the issues raised by the tax laws which make certain non-performance-based compensation to executives of public companies in excess of $1 million non-deductible to the Company. In this regard, the Compensation Committee must determine whether any actions with respect to this limit should be taken by the Company. At this time, other than the payment to Mr. Lynford of certain amounts due under his employment agreement, it is not generally anticipated that any Executive Officer will receive any such compensation in excess of this limit during fiscal year 2005. However, in light of the amount of the Company's net operating losses, the Compensation Committee believes that any increase in income tax liability arising from payments to Mr. Lynford exceeding $1 million will be offset by such net operating losses. In the unlikely event that net operating losses are unavailable, the Compensation Committee has deemed any increase in income tax liability to be a reasonable expense to retain an executive of Mr. Lynford's caliber. Therefore, the Compensation Committee has not taken any action to comply with the limit.

Conclusion

Through the programs described above, a significant portion of the Company's executive compensation is linked to individual and Company performance and the creation of stockholder value. However, periodic business cycle fluctuations may result in an imbalance for a particular period.

The foregoing report has been furnished by the Compensation Committee.

May 19, 2005

                  Douglas Crocker II, Chairman                Mark S. Germain
                  Meyer S. Frucher                            Bonnie R. Cohen

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

     The following table sets forth information regarding the beneficial ownership of Common Shares by each person known by the Company to be the beneficial owner of more than five percent of the Company's outstanding Common Shares, by each director of the Company, by each Executive Officer of the Company and by all directors and Executive Officers of the Company as a group, as of June 10, 2005. Each person named in the table has sole voting and investment power with respect to all Shares shown as beneficially owned by such person, except as otherwise set forth in the notes to the table.



                                                                  Amount and Nature of
            Name and Address of Beneficial Owner(1)               Beneficial Ownership    Percentage of Class(2)
-------------------------------------------------------------     ----------------------  ----------------------

Jeffrey H. Lynford (3)........................................             458,898                6.56%
Edward Lowenthal (4)..........................................             138,364                1.98%
David M. Strong (5)...........................................              93,005                1.33%
Mark S. Germain (6)...........................................              63,868                    *
  6 Olmsted Road
  Scarsdale, New York 10583
James J. Burns (7)............................................              40,936                    *
Douglas Crocker II (8)........................................              37,413                    *
  c/o DC Partners LLC
  One North Wacker Drive
  Suite 4343
  Chicago, Illinois 60606
Mark P. Cantaluppi (9)........................................              13,478                    *
Meyer S. Frucher (10).........................................              12,500                    *
  324 West 101 Street, #2
  New York, New York 10025
William H. Darrow II (11).....................................               9,438                    *
Bonnie R. Cohen (12)..........................................               7,552                    *
  c/o B.R. Cohen Consultancy
  1824 Phelps Place, NW, Unit 1810
  Washington, DC 20008
All directors and Executive Officers as a group (10 persons)
   (13).......................................................             875,452               12.52%
Third Avenue Management LLC (14)..............................           1,578,150               22.57%
  622 Third Avenue
  New York, New York  10017
Kensington Investment Group, Inc. (14)........................             584,900                8.37%
  4 Orinda Way, Suite 220D
  Orinda, California  94563
Caroline Hunt Trust Estate (14)...............................             405,500                5.80%
  500 Crescent Court, Suite 300
  Dallas, Texas  75201
Cardinal Capital Management (14)..............................             368,396                5.27%
  One Fawcett Place
  Greenwich, Connectivut 06830


-----------------------------------------------------------------
*  Less than 1.0%
(1) Unless otherwise indicated, the address of each person is c/o Wellsford Real Properties, Inc., 535 Madison Avenue, 26th Floor, New York, New York 10022.
(2)  Assumes the conversion or exercise of the following items at June 10, 2005:
     (i) 169,903 A-1 Common Shares issued to ERP Operating Limited Partnership, an Illinois limited partnership, into 169,903 Regular Common Shares and
     (ii) options to acquire 524,205 Regular Common Shares (all of which are exercisable at June 10, 2005).

(3) Includes 256,517 Regular Common Shares issuable upon the exercise of options, all of which are exercisable at June 10, 2005. Options to purchase 213,767 of these shares represent replacement options for Trust share options. Also includes 163,787 Regular Common Shares contributed to the Company's non-qualified deferred compensation trust with respect to which Mr. Lynford will not have voting power until the Regular Common Shares are distributed from the deferred compensation account. Also includes 17,956 Regular Common Shares held by the Lynford Family Charitable Trust; Mr. Lynford disclaims beneficial ownership of such shares. Also includes 3,554 Regular Common Shares held by Mr. Lynford's Keogh account and 310 Regular Common Shares held in his 401(K) account.
(4) Includes 92,700 Regular Common Shares contributed to the Company's non-qualified deferred compensation trust with respect to which Mr. Lowenthal will not have voting power until the Regular Common Shares are distributed from the deferred compensation account. Also includes 145 Regular Common Shares held by Mr. Lowenthal's wife; Mr. Lowenthal disclaims beneficial ownership of such shares. Also includes 1,000 Regular Common Shares held by Mr. Lowenthal's Keogh account and 5,519 Regular Common Shares held in his 401(K) account.
(5) Includes 70,869 Regular Common Shares issuable upon the exercise of options, all of which are exercisable at June 10, 2005. Options to purchase 15,619 of these shares represent replacement options for Trust share options. Also includes 14,786 Regular Common Shares contributed to the Company's non-qualified deferred compensation trust with respect to which Mr. Strong will not have voting power until the Regular Common Shares are distributed from the deferred compensation account.
(6) Includes 60,632 Regular Common Shares issuable upon the exercise of options, all of which are exercisable at June 10, 2005. Options to purchase 19,257 of these shares represent replacement options for Trust share options.
(7) Includes 25,000 Regular Common Shares issuable upon the exercise of options, all of which are exercisable at June 10, 2005. Also includes 12,749 Regular Common Shares contributed to the Company's non-qualified deferred compensation trust with respect to which Mr. Burns will not have voting power until the Regular Common Shares are distributed from the deferred compensation account.
(8) Includes 30,687 Regular Common Shares issuable upon the exercise of options, all of which are exercisable at June 10, 2005.
(9) Includes 5,000 Regular Common Shares issuable upon the exercise of options, all of which are exercisable at June 10, 2005. Also includes 8,478 Regular Common Shares contributed to the Company's non-qualified deferred compensation trust with respect to which Mr. Cantaluppi will not have voting power until the Regular Common Shares are distributed from the deferred compensation account.
(10) Includes 12,500 Regular Common Shares issuable upon the exercise of options, all of which are exercisable at June 10, 2005.
(11) Includes 5,000 Regular Common Shares issuable upon the exercise of options, all of which are exercisable at June 10, 2005. Also includes 1,250 Regular Common Shares held in Mr. Darrow's IRA account.
(12) Includes 5,000 Regular Common Shares issuable upon the exercise of options, all of which are exercisable at June 10, 2005.
(13) Includes the Regular Common Shares referred to in footnotes (3) through
     (12) above.
(14) This information is based solely upon our review of the most recent
     Schedule 13G, or amendment thereof, filed by such filer with the Securities and Exchange Commission and responses given to a director and officer questionnaires circulated in April 2005.

Certain Relationships and Related Transactions

     In May 2000, the Company privately placed with a subsidiary of EQR 1,000,000 8.25% Convertible Trust Preferred Securities, representing beneficial interests in the assets of WRP Convertible Trust I, a Delaware statutory business trust which was a consolidated subsidiary of the Company ("WRP Trust I"), with an aggregate liquidation amount of $25,000,000. WRP Trust I also issued 31,000 8.25% Convertible Trust Common Securities to the Company, representing beneficial interests in the assets of WRP Trust I, with an aggregate liquidation amount of $775,000. The proceeds from both transactions were used by WRP Trust I to purchase $25,775,000 of the Company's 8.25% convertible junior subordinated debentures ("Debentures").

     On April 6, 2005, the Company redeemed in cash the $25,775,000 of Debentures and WRP Trust I redeemed in cash the outstanding $25,000,000 of Convertible Trust Preferred Securities and the outstanding $775,000 of Convertible Trust Common Securities.

     The Convertible Trust Preferred Securities were convertible into 1,123,696 common shares at $22.248 per share and were redeemable in whole or in part by the Company on or after May 30, 2002. EQR could have required redemption on or after May 30, 2012 unless the Company exercised one of its two five-year extensions (subject to an interest adjustment to the then prevailing market rates if higher than 8.25% per annum). The redemption rights were subject to certain other terms and conditions contained in the related agreements.

     Messrs. Lynford and Lowenthal were members of the EQR Board of Directors from the date of the Merger through their retirements from the EQR board in May 2003. In addition, the former President and Vice Chairman of EQR, Mr. Crocker, is a member of the Company's Board of Directors. Mr. Neithercut, an Executive Vice President of EQR, was elected to the Company's Board of Directors on January 1, 2004 to represent EQR's interests in the Company, which he did until April 8, 2005. A subsidiary of EQR was the holder of the Convertible Trust Preferred Securities and is the holder of 169,903 shares of A-1 Common Shares. EQR held a 14.15% interest in Palomino Park at December 31, 2004 and 2003, respectively. EQR provided credit enhancement for bonds issued with respect to the Palomino Park project prior to the repayment in full on May 2, 2005. With respect to EQR's 14.15% interest in Palomino Park, there exists a put/call option between the Company and EQR related to one-half of such interest (7.075%). In February 2005, the Company informed EQR of its exercise of this option at a purchase price of approximately $2,000,000; such purchase has not been completed as of the filing of this Proxy Statement. Any transaction for EQR's remaining interest in Palomino Park would be subject to negotiation between the Company and EQR. Additionally, EQR is the beneficiary of certain rights of first offer on the Blue Ridge and Red Canyon phases at Palomino Park.

     The following table details revenues and expenses for transactions with affiliates:


                                                                         For the Years Ended December 31,
                                                                 ----------------------------------------------
                                                                    2004               2003               2002
                                                                 --------           ----------         --------

Revenues:
  WP Commercial fees (A):
    Asset acquisition fee revenue..................              $     --           $       --         $ 22,000
    Asset disposition fee revenue..................                46,000              430,000            7,000
  Second Holding fees, net of fees paid to Reis of
    $100,000, $120,000 and $120,000, respectively
    (B)............................................               751,000              930,000          646,000
                                                                 --------           ----------         --------
                                                                 $797,000           $1,360,000         $675,000
                                                                 ========           ==========         ========
Costs and expenses:
  Affiliates of the Whitehall Funds (A):
    Management fees for VLP properties (C).........              $     --           $       --         $ 20,000
  EQR credit enhancement...........................                81,000               81,000           81,000
  Fees to our partners, or their affiliates, on
    residential development projects...............               431,000                   --               --
                                                                 --------           ----------         --------
                                                                 $512,000           $   81,000         $101,000
                                                                 ========           ==========         ========


---------------------------------------------
(A) Wellsford/Whitehall is a joint venture by and among the Company, various entities affiliated with the Whitehall Funds, private real estate funds sponsored by The Goldman Sachs Group, Inc. ("Goldman Sachs"). The managing member ("WP Commercial") is a Goldman Sachs and Whitehall affiliate.
(B) The Company sold its investment in Second Holding in November 2004 and earned management fees through the date of the sale.
(C)  This arrangement was terminated during the second quarter of 2002.

     The Company had an approximate 51.09% non-controlling interest in a joint venture special purpose finance company, Second Holding, organized to purchase investment and non-investment grade rated real estate debt instruments and investment grade rated other asset-backed securities. An affiliate of a significant stockholder of the Company, the Caroline Hunt Trust Estate, (which owns 405,500 Regular Common Shares at December 31, 2004 and 2003 ("Hunt Trust")) together with other Hunt Trust related entities, own an approximate 39% interest in Second Holding. In the fourth quarter of 2004, the Company sold its interest in Second Holding for $15,000,000 in cash.

     The Company has direct and indirect equity investments in a real estate information and database company, Reis, a provider of real estate market information to institutional investors. At December 31, 2004 and 2003, the Company's aggregate investment in Reis (which is accounted for under the cost method as its ownership interest is in non-voting preferred shares and the Company's interests are represented by one member of Reis' seven member board), was approximately $6,790,000 ($2,231,000 of which is held directly by the Company and $4,559,000 of which is our share held through Reis Capital Holding, LLC ("Reis Capital"), a company which was organized to hold this investment). The Hunt Trust, together with other Hunt Trust related entities, own an approximate 39% interest in Reis Capital.

     Mr. Lynford, the Company's Chairman, is the brother of Lloyd Lynford, a stockholder, director and the president of Reis. Mr. Lowenthal, who currently serves on the Company's Board of Directors, has served on the Board of Directors of Reis since the third quarter of 2000. During April 2000, the management of Reis offered certain persons the opportunity to make an individual investment in Reis, including, but not limited to, certain directors and officers of the Company who purchased an aggregate of $410,000 of Series C preferred shares.

     During the year ending December 31, 2002, the Company committed to invest an aggregate of $629,000 in Reis Series D preferred shares of which $209,800 was invested in June 2002, and the balance of the commitment of $419,600 expired at December 31, 2003 without being called by Reis. Other preferred stockholders invested

$456,800 directly at the time of the Company's fiscal 2002 investment and committed to invest an additional $913,600 which also expired unused by Reis at December 31, 2003. The other preferred stockholders included the Hunt Trust and certain Company officers and directors.

     At December 31, 2004, the Company's investment in Reis, through direct ownership and its pro rata share of its investment in Reis Capital, amounted to approximately 21.6% of Reis' equity on an as converted basis. The pro rata converted interests in Reis owned by the other members of Reis Capital, either directly or indirectly through Reis Capital, aggregate 18.5%. The investments of the Company's officers and directors at December 31, 2004, together with common shares previously held by Mr. Lynford represent approximately 2.5% of Reis' equity, on an as converted basis. Additionally, a company controlled by the Chairman of EQR owns Series C and Series D preferred shares with an aggregate 4.5% converted interest. Mr. Neithercut, the executive vice president of EQR, served as a director of the Company from January 1, 2004 through April 18, 2005. Mr. Crocker, former Vice Chairman, Chief Executive Officer and trustee of EQR, continues to serve as a director of the Company. Messrs. Lynford and Lowenthal have and will continue to recuse themselves from any investment decisions made by the Company pertaining to Reis.

     Reis provided information to Second Holding for due diligence procedures on certain real estate-related investment opportunities through October 31, 2004. Second Holding incurred fees of $200,000, $240,000 and $240,000 in connection with such services for each of the years ended December 31, 2004, 2003 and 2002, respectively. The Company's share of such fees was $100,000, $120,000 and $120,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

                             Audit Committee Report

     The Audit Committee operates under a written charter adopted by the Board of Directors on April 20, 2000, as amended on March 10, 2003. The Audit Committee is currently comprised of four independent directors as defined by the American Stock Exchange's listing standards and Section 10A(m)(3) of the Securities Exchange Act of 1934. Each member of the Audit Committee is able to understand fundamental financial statements. Ms. Cohen and Messrs. Frucher and Germain were Audit Committee members for all of 2004 and continue to be members through the date of this Audit Committee report. Mr. Crocker was appointed to the Audit Committee on March 16, 2004 and continues to be a member through the date of this Audit Committee report. The Audit Committee held six meetings during fiscal 2004.

     The function of the Audit Committee is to report to the Board various auditing and accounting matters, review the Company's accounting practices and policies, select and engage the independent registered public accounting firm, and review the scope of the audit procedures, the nature of all audit and nonaudit services to be performed, the fees to be paid to the independent registered public accounting firm and the performance of the independent registered public accounting firm.

     The Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee reviewed with the independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability of the Company's accounting principles and also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also discussed with management and the independent registered public accounting firm the results of the audit of the Company's internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002. The Company's independent registered public accounting firm provided to the Audit Committee the written disclosures required by the Independence Standards Board's Standard No. 1, and the Audit Committee discussed with the independent registered public accounting firm that firm's independence.

     Based on the Audit Committee's discussion with management and the independent registered public accounting firm and the Audit Committee's review of the representations of management and the reports of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

March 10, 2005

                    Mark S. Germain, Chairman          Douglas Crocker II
                    Bonnie R. Cohen                    Meyer S. Frucher

Principal Independent Registered Public Accounting Firm Fees and Services

During the fiscal years ended December 31, 2004 and 2003, Ernst & Young LLP provided various audit and non-audit services to the Company. Set forth below are the aggregate fees billed for these services:

     a) Audit Fees: Aggregate fees billed for professional services rendered for (i) the audit of the Company's annual financial statements for the years ended December 31, 2004 and 2003, (ii) the reviews of the financial statements included in the Company's quarterly reports on Form 10-Q during 2004 and 2003 and (iii) the internal control audit associated with the Sarbanes-Oxley Act Section 404 requirements in 2004 were $982,500 and $369,220 for 2004 and 2003, respectively.

     b) Audit Related Fees: Fees billed for other audit related services to the Company for the years ended December 31, 2004 and 2003 were $0 and $3,500, respectively.

     c) Tax Fees: Aggregate fees billed for tax services, including tax return preparation, other tax compliance and tax consulting services were $137,130 and $121,500 for the years ended December 31, 2004 and 2003, respectively.

     d) All Other Fees: No other fees were billed by Ernst & Young LLP for the years ended December 31, 2004 and 2003.

Common Share Price Performance Graph

     The following graph compares the cumulative total stockholder return on the Common Shares for the period commencing December 31, 1999 through December 31, 2004 with the cumulative total return on the Russell 2000 Index ("Russell 2000"), the S&P 500 Index ("S&P 500") and the Company's peer group for the same period. Total return values were calculated based on cumulative total return assuming (i) the investment of $100 in the Russell 2000, the S&P 500, in the Company's peer group and in the Common Shares on December 31, 1999, and (ii) reinvestment of dividends, which in the case of the Company have not been declared or paid. The total return for the Common Shares since December 31, 1999 is approximately (15.2)% versus approximately 97.6% for the Company's peer group, approximately 38.2% for the Russell 2000 and (11.0)% for the S&P 500. The Company's peer group consists of LNR Property Group, Inc., Capital Trust, Inc., Prime Legacy Corporation and Stratus Properties, Inc.

               EDGAR Representation of Data Points Used in Printed

                           WRP       Peer Group    Russell 2000     S&P 500
                           ---       ----------    ------------     -------

December 31, 1999......  $100.00       $100.00       $100.00        $100.00
December 31, 2000......  $ 92.65       $101.91       $ 97.09        $ 90.90
December 31, 2001......  $113.06       $105.85       $ 99.64        $ 80.10
December 31, 2002......  $ 92.71       $109.47       $ 79.25        $ 62.41
December 31, 2003......  $109.41       $144.62       $116.71        $ 80.30
December 31, 2004......  $ 84.82       $197.55       $138.21        $ 84.82

   PROPOSAL 4 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
                                ACCOUNTING FIRM

     The Audit Committee has appointed the firm of Ernst & Young LLP, the Company's independent registered public accounting firm for the fiscal year ended December 31, 2005, to audit the financial statements of the Company for the fiscal year ending December 31, 2005. A proposal to ratify this appointment is being presented to the stockholders at the Annual Meeting. A representative of Ernst & Young LLP is expected to be present at the meeting and available to respond to appropriate questions and, although that firm has indicated that no statement will be made, an opportunity for a statement will be provided.

The Board's Recommendation

     THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSED RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2005.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater-than-ten-percent beneficial owners are required by regulation of the SEC to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the fiscal year ended December 31, 2004, its officers, directors and greater-than-ten-percent beneficial owners complied with all Section 16(a) filing requirements applicable to them with respect to their transactions during 2004.

                         CAUTIONARY STATEMENT CONCERNING
                           FORWARD-LOOKING INFORMATION

     This Proxy Statement, and the documents to which we refer you in this Proxy Statement, include statements that are not historical facts. These statements are "forward-looking statements" (as defined in the Private Securities Litigation Reform Act of 1995) based, among other things, on our current expectations and beliefs and are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results to differ materially from those described in the forward-looking statements. There are forward-looking statements throughout this Proxy Statement, including in statements containing the words "will," "plan," "believe," "expect," "anticipate," "should," "target," "intend," "may," "could," "would" and similar expressions. Forward-looking statements are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results to differ materially from those described in the forward-looking statements. Many of these risks and uncertainties are beyond our control and their potential effect on the Company is difficult or impossible to predict accurately.

     You should not place undue reliance on forward-looking statements. In light of the significant uncertainties inherent in forward-looking statements, the inclusion of such information in this Proxy Statement should not be regarded as a representation by the Company or any other person that our objectives or plans, including the Stock Split and the Plan, will be realized. The forward-looking statements contained in this Proxy Statement speak only as of the date that they are made and we do not undertake any obligation to update these forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors affecting these forward-looking statements.

                  WHERE YOU CAN FIND MORE AVAILABLE INFORMATION

     We are subject to the information filing requirements of the Exchange Act and, in accordance with that act, are obligated to file with the SEC periodic reports, proxy statements and other information relating to our business, financial condition and other matters. These reports, proxy statements and other information may be inspected at the SEC's office at the public reference facilities of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549. Copies of these materials can be obtained, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 450 Fifth Street, NW, Washington, D.C. 20549. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information. The information is also available at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The SEC allows us to "incorporate by reference" information into this Proxy Statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Proxy Statement, and later information filed with the SEC will update and supersede the information in this Proxy Statement.

     We incorporate by reference into this Proxy Statement the following documents that we filed with the SEC (File No. 001-12917) under the Exchange
Act:

     o Our Annual Report on Form 10-K for the year ended December 31, 2004, filed March 15, 2005, and as amended on April 21, 2005;

     o Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 filed on May 6, 2005; and

     o Our Current Reports on Form 8-K, filed on April 11, 2005, April 22, 2005, May 19, 2005, May 23, 2005 and June 2, 2005.

     All subsequent documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the date of the Annual Meeting will be deemed to be incorporated by reference into this Proxy Statement and to be a part of the Proxy Statement from the date of the filing of those documents.

     Documents incorporated by reference are available from us without charge, excluding all exhibits (unless we have specifically incorporated by reference an exhibit into this Proxy Statement). You may obtain documents incorporated by reference by contacting Investor Relations at the Company's principal executive office at 535 Madison Avenue, New York, NY 10022; email at wrpny@wellsford.com; or by accessing the Company's website at www.wellsford.com.

     If you would like to request documents from us, please do so by ______, 2005 in order to ensure timely receipt before the Annual Meeting.

     You should rely only on the information contained in this Proxy Statement to vote your shares of Common Shares at the Annual Meeting. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. This Proxy Statement is dated ________, 2005. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than that date, and the mailing of this Proxy Statement to stockholders does not create any implication to the contrary. This Proxy Statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitation in that jurisdiction.

                       WHO CAN HELP ANSWER YOUR QUESTIONS

     If you would like additional copies of this Proxy Statement, or if you have questions about the Plan, Stock Split, election of directors, or ratification of the independent registered public accounting firm, or need assistance voting your shares, you should contact:

          MacKenzie Partners, Inc.
          105 Madison Avenue, 14th Floor
          New York, NY  10016
          Telephone:  (800) 322-2885
          Email:  proxy@mackenziepartners.com

     You may also contact your Company:

          Wellsford Real Properties, Inc.
          535 Madison Avenue, 26th Floor
          New York, NY  10022
          Attention: Investor Relations
          Telephone: (212) 838-3400
          Email: wrpny@wellsford.com

                              STOCKHOLDER PROPOSALS

     If our Exchange Act registration is not terminated in connection with the Stock Split, stockholders may request proposals be presented at the annual meeting of stockholders to be held in 2006. Such Proposals must be received by the Company at its principal executive offices no later than _______, 2005 for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting.

     In addition, nominations by stockholders of candidates for election as a director or submission of new business proposals must be submitted in compliance with the Company's current Bylaws. The Company's Bylaws currently provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such a meeting, notice must be given to the Secretary of the Company no more than 90 days nor less than 60 days prior to the first anniversary of the preceding year's annual meeting. Accordingly, under the current Bylaws, for a stockholder nomination or business proposal to be considered at the 2006 Annual Meeting of stockholders, a notice of such nominee or proposal must be received not earlier than _____, 2006 and not later than _____, 2006. For additional requirements, a Stockholder may refer to the Company's Bylaws, a current copy of which may be obtained without charge upon request from the Company's Secretary.

                         FINANCIAL AND OTHER INFORMATION

     The Company's Annual Report for the fiscal year ended December 31, 2004, including financial statements, together with all amendments thereto, have been sent to the stockholders. The Annual Report and all amendments thereto are not a part of the proxy solicitation materials. Additional copies of the Company's Annual Report on Form 10-K for the year ended December 31, 2004 as filed with the SEC on March 15, 2005 and the Form 10-K as amended and filed with the SEC on April 21, 2005, may be obtained without charge by contacting Investor Relations at the Company's principal executive office at 535 Madison Avenue, 26th Floor, New York, NY 10022, email at wrpny@wellsford.com or by accessing the Company's website at www.wellsford.com.

                            EXPENSES OF SOLICITATION

     The cost of soliciting proxies will be borne by the Company. Brokers and nominees should forward soliciting materials to the beneficial owners of the Common Shares held of record by such persons, and the Company will reimburse them for their reasonable forwarding expenses. In addition to the use of the mails, proxies may be solicited by directors, officers and regular employees of the Company, who will not be specially compensated for such services, by means of personal calls upon, or telephonic or telegraphic communications with stockholders or their personal representatives. MacKenzie Partners, Inc. has been retained to assist in the solicitation of proxies for a fee not to exceed $7,500 plus reimbursement of out-of-pocket expenses. No officer or director of the Company has an interest in, or is related to any principal of, MacKenzie Partners, Inc.


                                  OTHER MATTERS

     The Board knows of no matters other than those described in this Proxy Statement which are likely to come before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named in the accompanying form of proxy intend to vote the proxies in their discretion.

                                                                     Appendix A

                         WELLSFORD REAL PROPERTIES, INC.
                               PLAN OF LIQUIDATION

     1. This Plan of Liquidation (the "Plan") of Wellsford Real Properties, Inc., a Maryland corporation (the "Company"), has been approved by the Company's Board of Directors (the "Board") as being advisable and in the best interests of the Company and its stockholders. The Board has directed that the Plan be submitted to the stockholders of the Company for approval. The Plan shall become effective upon approval of the Plan by the holders of at least a two-thirds of the aggregate outstanding shares of (a) the Company's common stock, $0.02 par value per share (the "Regular Common Shares") and (b) the Company's Class A-1 common stock, $0.02 par value per share (together with the Regular Common Shares, the "Common Shares"), voting together as one class. The date of the stockholders' approval is hereinafter referred to as the "Effective Date."

     2. On or after the Effective Date, the Company shall be voluntarily liquidated and dissolved in a transaction intended to qualify as a complete liquidation as contemplated by Section 331 of the Internal Revenue Code of 1986, as amended. Pursuant to the Plan, the Board shall cause the Company to sell, convey, transfer and deliver or otherwise dispose of any and/or all of the assets of the Company in one or more transactions, without further approval of the stockholders.

     3. Within 30 days after the Effective Date, an authorized officer of the Company shall (i) file Form 966 with the Internal Revenue Service, together with certified copies of the Plan and the Board's and stockholders' resolutions approving the Plan; and (ii) mail notice to all known creditors of the Company, if any, at their respective addresses shown on the records of the Company as well as all employees of the Company, if any, either at their home addresses as shown on the records of the Company, or at their business address, that the dissolution of the Company has been approved (alternatively, the Board may determine that the Company has no employees or known creditors).

     4. The Company shall not engage in any business activities, except, to the extent determined appropriate by the Board to (i) exercise our right to acquire land contiguous to The Orchards in East Lyme, Connecticut (the "Orchards"), (ii) acquire one of the parcels of land comprising the land owned by the Company in Beekman, New York (the "Beekman Properties"), assuming that we have not sold the Beekman Properties (or the interests in an entity that owns the Beekman Properties) to Jeffrey H. Lynford, the Company's Chief Executive Officer, and Edward Lowenthal, a member of the Board, or an entity controlled by them; (iii) complete the financing and development of The Orchards, our property in Claverack, New York ("Claverack"), and the Gold Peak phase of the Palomino Park development in Highlands Ranch, Colorado ("Gold Peak"); (iv) sell the homes or condominiums, as the case may be, to be built at The Orchards, Claverack, and Gold Peak; (v) to the extent that we do not develop any of The Orchards, Claverack and Gold Peak, then the sale of the land at the Gold Peak and The Orchards projects to another developer and the sale of our joint venture interest in Claverack to our partner in that venture; (vi) effectuate the reverse/forward stock split contemplated by the Company or otherwise acquire Common Shares of the Company; (vii) purchase additional shares of Reis Inc. ("Reis") from other investors in Reis or Reis itself; (viii) preserve and sell our assets; (ix) wind up our business and affairs; (x) discharge and pay all our liabilities; and (xi) distribute our assets to our stockholders. The Company may also engage in any activities that the Board determines will enhance the value of our assets or business and any other activities related to or incidental to the foregoing.

     5. The appropriate officers of the Company shall take such actions as may be necessary or appropriate to marshal the assets of the Company and convert the same, in whole or in parts, into cash or such other form as may be conveniently distributed to the stockholders.

     6. After provision for all debts and other reserves as may be deemed necessary or appropriate by the Board, the appropriate officers of the Company shall distribute, by means of one or more distributions (one or more of which distributions may be in the form of beneficial interests in the Liquidating Trust (as hereinafter defined), all of the assets of the Company to the stockholders. Subject to the terms of the Charter and in connection therewith such officers shall execute all checks, instruments, notices and any and all other documents necessary to effectuate such distribution. The final distribution shall be made no later than the third anniversary of the Effective Date.

     7. Subject to Section 8 below and the Charter, the distributions contemplated by Section 6 above shall be in complete liquidation of the Company and in cancellation of all shares of Common Stock issued and outstanding, and all certificates representing such issued and outstanding shares of Common Stock shall thereupon be canceled. The Board shall make such provisions as it deems appropriate regarding the cancellations, in connection with the making of distributions hereunder, of certificates representing the shares of Common Stock (or certificates evidencing interests in the Liquidating Trust as provided in Section 8 hereof) outstanding.

     8. In the event that it should not be feasible, in the opinion of the Board, for the Company to pay, or adequately provide for, all debts and liabilities of the Company (including costs and expenses incurred and anticipated to be incurred in connection with the liquidation of the Company) at the time the final liquidation distribution is made pursuant to Section 5 hereof, or the Board shall determine that it is not advisable to distribute at such time any of the property then held by or for the account of the Company because such property is not reasonably susceptible of distribution to stockholders or otherwise, the Company shall transfer and assign, at such time as is determined by the Board, to a liquidating trust as designated by the Board (the "Liquidating Trust") sufficient cash and property to pay, or adequately provide for, all such debts and liabilities and such other property as it shall have determined is appropriate. Upon such transfer and assignment, certificates for shares of Common Stock will be deemed to represent certificates for identical interests in the Liquidating Trust. The Liquidating Trust shall be constituted pursuant to a Liquidating Trust Agreement in such form as the Board may approve and its initial trustees shall be appointed by the Board, it being intended that the transfer and assignment to the Liquidating Trust pursuant hereto and the distribution to the stockholders of the beneficial interest therein shall constitute a part of the final liquidating distribution by the Company to the stockholders of their pro rata interest in the remaining amount of cash and other property held by or for the account of the Company. The initial trustees of the Liquidating Trust may be existing members of the Board or officers of the Company. From and after

                                       2

the date of the Company's transfer of cash and property to the Liquidating Trust, the Company shall have no interest of any character in and to any such cash and property and all of such cash and property shall thereafter by held by the Liquidating Trust solely for the benefit of an ultimate distribution to the stockholders, subject to any unsatisfied debts, liabilities and expenses. Adoption of the Plan will constitute the approval by the stockholders of the Liquidating Trust Agreement and the appointment of trustees.

     9. Upon assignment and conveyance of the assets of the Company to the stockholders, in complete liquidation of the Company as contemplated by the Plan, and the taking of all actions required under the law of the State of Maryland in connection with the liquidation and dissolution of the Company, the appropriate officers of the Company shall execute and cause to be filed with the State Department of Assessments and Taxation of the State of Maryland, and elsewhere as may be required or deemed appropriate, such documents as may be required to dissolve the Company.

     10. Adoption of this Plan by holders of two-thirds of the outstanding Common Shares shall constitute the approval of the dissolution of the Company and the sale, exchange or other disposition in liquidation of all of the property and assets of the Company, whether such sale, exchange or other disposition occurs in one transaction or a series of transactions, or with one or more affiliates of the Company, and shall constitute ratification of all contracts for sale, exchange or other disposition which are conditioned on adoption of this Plan. Adoption of this Plan shall also constitute approval of all financing and all other arrangements and agreements that may be made to accomplish the purposes of this Plan as determined by the Board. Nothing in this Plan shall prevent an affiliate of the Company from acquiring any asset of the Company provided that such transaction has been approved by an independent committee of the Board.

     11. In connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board, pay any brokerage, agency, professional and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company's property and assets and the implementation of this Plan.

     12. In connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board, pay to the Company's officers, directors, employees, agents and representatives, or any of them, compensation or additional compensation above their regular compensation, in money or other property, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the implementation of this Plan. Adoption of this Plan by two-thirds of the outstanding Common Shares shall constitute the approval of the holders of the Common Shares of the payment of any such compensation.

     13. The Board, or the trustees of the Liquidating Trust, and such officers of the Company as the Board may direct, are hereby authorized to interpret the provisions of the Plan and are hereby authorized and directed to take such further actions, to execute such agreements, conveyances, assignments, transfers, certificates and other documents, as may in their judgment be necessary or desirable in order to wind up expeditiously the affairs of the

                                       3

Company and complete the liquidation thereof, including, without limitation, (i) the execution of any contracts, deeds, assignments or other instruments necessary or appropriate to sell or otherwise dispose of, any and all property of the Company, whether real or personal, tangible or intangible, (ii) the making of any financing or other arrangements or agreements that may be made to accomplish the purposes of this Plan as determined by the Board, (iii) the appointment of other persons to carry out any aspect of this Plan, (iv) the temporary investment of funds in such medium as the Board may deem appropriate, and (v) the modification of this Plan as may be necessary to implement this Plan.

     14. The Company shall continue to indemnify its officers, directors, employees, agents and representatives in accordance with its Charter and any contractual arrangements for actions taken in connection with this Plan and the winding up of the affairs of the Company. The Company's obligation to indemnify such persons may also be satisfied out of the assets of the Liquidating Trust. The Board, or the trustees of the Liquidating Trust, in their absolute discretion, are authorized to obtain and maintain insurance as may be necessary or appropriate to cover the Company's obligations and Liquidating Trust's obligations hereunder. Any Liquidating Trust created pursuant to this Plan shall also indemnify its trustees, employees, agents and representatives to the maximum extent permissible by law, but in no event greater than the extent that the Company may currently indemnify its officers, directors, employees, agents and representatives.

     15. The Board may terminate this Plan for any reason. The power of termination shall be exercisable both before and after approval of the Plan by the stockholders of the Company, but such power shall not continue after Articles of Dissolution have been accepted for record by the State Department of Assessments and Taxation of Maryland. Notwithstanding approval of the Plan by the stockholders of the Company, the Board may modify or amend the Plan without further action by the stockholders of the Company to the extent permitted under then current law.

                                                                   Appendix B-1
                                                                   ------------

                              Reverse Stock Split
                              -------------------

                        WELLSFORD REAL PROPERTIES, INC.
                        -------------------------------

                             ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

     FIRST: The charter of Wellsford Real Properties, Inc., a Maryland corporation (the "Corporation"), is hereby amended to provide that immediately upon the acceptance of these Articles of Amendment for record (the "Effective Time") with the State Department of Assessments and Taxation of Maryland (the "SDAT"), every share of common stock, $.02 par value per share, of the Corporation ("Common Stock"), which was issued and outstanding immediately prior to the Effective Time shall be changed into 1/100 of an issued and outstanding share of Common Stock of the Corporation, and the par value of such changed shares shall be increased to $2.00 per share (the "Reverse Stock Split"). No fractional shares of Common Stock of the Corporation will be or remain issued to any stockholder who, after giving effect to the Reverse Stock Split, owns less than one share of Common Stock in the aggregate and each such stockholder shall be entitled to receive in lieu thereof cash in an amount equal to the product of the fraction of a share held by each such stockholder multiplied by $20.50.

     SECOND: The amendment to the charter of the Corporation as set forth above has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by the Maryland General Corporation Law.

     THIRD: There has been no change in the authorized stock of the Corporation effected by the amendment to the charter of the Corporation as set forth above.

     FOURTH: The undersigned President acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

                            [SIGNATURE PAGE FOLLOWS]


     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary on this ____ day of ________, 2005.

ATTEST:                                 WELLSFORD REAL PROPERTIES, INC.



By:                                     By:                          (SEAL)
   -------------------------                ------------------------
Name:                                  Name:
Title: Secretary                       Title: President

                                                                   Appendix B-2
                                                                   ------------

                               Forward Stock Split
                               -------------------

                        WELLSFORD REAL PROPERTIES, INC.
                        -------------------------------

                             ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

     FIRST: The charter of Wellsford Real Properties, Inc., a Maryland corporation (the "Corporation"), is hereby amended to provide that immediately upon the acceptance of these Articles of Amendment for record (the "Effective Time") with the State Department of Assessments and Taxation of Maryland (the "SDAT"), every share of common stock, $2.00 par value per share ("Common Stock"), of the Corporation, which was issued and outstanding immediately prior to the Effective Time shall be converted into 100 issued and outstanding shares of Common Stock of the Corporation, and the par value of such changed shares shall be decreased to $.02 per share. Fractional shares of Common Stock shall be converted on a proportionate basis.

     SECOND: The amendment to the charter of the Corporation as set forth above has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by the Maryland General Corporation Law.

     THIRD: There has been no change in the authorized stock of the Corporation effected by the amendment to the charter of the Corporation as set forth above.

     FOURTH: The undersigned President acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.


                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary on this ____ day of ________, 2005.

ATTEST:                                 WELLSFORD REAL PROPERTIES, INC.



By:                                     By:                          (SEAL)
   -------------------------                ------------------------
Name:                                  Name:
Title: Secretary                       Title: President

                                      PROXY
                         WELLSFORD REAL PROPERTIES, INC.
                PROXY FOR THE 2005 ANNUAL MEETING OF STOCKHOLDERS
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder of Wellsford Real Properties, Inc., a Maryland corporation (the "Company"), hereby appoints Jeffrey H. Lynford as proxy for the undersigned, with full power of substitution, to attend the 2005 Annual Meeting of Stockholders of the Company to be held on _____ __, 2005 at 9:30 a.m., local time, at the offices of Bryan Cave LLP, 1290 Avenue of the Americas, 31st floor, New York, NY 10104, and at any adjournment(s) or postponement(s) thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby revokes any proxy previously given with respect to such shares.

     The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement each of which are hereby incorporated by reference.

     THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF THIS PROXY IS EXECUTED BUT NO SPECIFICATION IS MADE, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE VOTED FOR EACH OF THE NOMINEES AND FOR PROPOSALS 2, 3 AND 4 AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.

/X/  PLEASE MARK VOTES AS IN THIS EXAMPLE

     1. The election of the following persons as Directors of the Company to serve for the term set forth in the accompanying Proxy Statement.


     Nominees:

          Douglas Crocker II                          Jeffrey H. Lynford
          Mark S. Germain
               / / FOR all nominees
               / / WITHHELD as to all nominees

               ---------------------------------------------------------
               / / FOR all nominees except as noted above

     2. The adoption of the plan of liquidation.

        / / FOR                / / AGAINST              / / ABSTAIN

     3. The adoption of an amendment to the Company's charter to effect a 1-for-100 reverse stock split followed immediately by a 100-for-1 forward stock split.

        / / FOR                / / AGAINST              / / ABSTAIN

     4. The ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2005.

        / / FOR                / / AGAINST              / / ABSTAIN

     5. To vote and otherwise represent the shares on any other matters which may properly come before the meeting or any adjournment(s) or postponement(s) thereof, in their discretion.

                                             / /  MARK HERE FOR ADDRESS CHANGE
                                                  AND NOTE AT LEFT

                                             / /  MARK HERE IF YOU PLAN TO
                                                  ATTEND THE MEETING

                                                  Please sign exactly as name
                                                  appears hereof and date. If
                                                  the shares are held jointly,
                                                  each holder should sign. When
                                                  signing as an attorney,
                                                  executor, administrator,
                                                  trustee, guardian or as an
                                                  officer signing for a
                                                  corporation, please give full
                                                  title under signature.

                                                  Dated: _________________, 2005

                                                  ______________________________
                                                  Signature

                                                  ______________________________
                                                  Signature

              Please Sign, Date and Return the Proxy Card Promptly
                          Using the Enclosed Envelope.